LEASE AGREEMENT BETWEEN
INNOVATION BLVD II LIMITED
AS LANDLORD, AND
CIENA CANADA, INC.
AS TENANT
DATED APRIL 15, 2015
OTTAWA, ONTARIO

BASIC LEASE INFORMATION

Lease Date:	April 15, 2015
Landlord:	INNOVATION BLVD II LIMITED, a Nova Scotia limited company
Tenant:	CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act
Building B Premises; Building C Premises; Premises:
All of the rentable square feet in the office building to be constructed by Landlord in accordance with the Work Letter (defined below) and to be commonly known as Building B and shown as Building “B” on Exhibit A (“Building B”), and all of the rentable square feet in the office building to be constructed by Landlord in accordance with the Work Letter and to be commonly known as Building C and shown as Building “C” on Exhibit A (“Building C”, and together with Building B, the “Buildings”). As used herein, “Premises” means, collectively, the entire premises leased by Tenant in Building B (the “Building B Premises”) and the entire premises leased by Tenant in Building C (the “Building C Premises”). The Premises are outlined on the plan attached to the Lease as Exhibit B. The land on which the Project is located (the “Land”) is described on Exhibit C and shown outlined in thick black on Exhibit A. The term “Project” shall collectively refer to the Buildings, the Land and the driveways, entrances and exits, links and enclosed pathways connecting the Buildings and the 5050 Building to the lot line of the Land, sidewalks, landscaping, utilities, services, parking facilities, and similar improvements and easements associated with the foregoing or the operations thereof, which Project is generally depicted on the site plan attached as Exhibit A hereto.

Term:
180 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 11:59 p.m. local time on the last day of the 180th full calendar month following the Commencement Date, subject to extension, adjustment and earlier termination as provided in the Lease (the “Term”); provided, however, if the Commencement Date has not occurred by the first day of the 20th full calendar month following the earlier to occur of the Building B Commencement Date and the Building C Commencement Date, the initial Term of this Lease shall be deemed to expire on the last day of the 200th full calendar month following the earlier to occur of the Building B Commencement Date and the Building C Commencement Date, subject to extension, adjustment and earlier termination as provided in the Lease. For example, if the Building C Commencement Date occurs September 1, 2017 and the Building B Commencement Date occurs June 1, 2019, the initial Term of this Lease shall be deemed to expire on June 30, 2034 (i.e., the last day of the 200th full calendar month following the Building C Commencement Date).

Building B Commencement Date:	The day following the expiry of the Building B Fixturing Period (the “Building B Commencement Date”).
Building B Fixturing Period:
The period commencing on the earliest of (i) the date on which Landlord has substantially completed the Lab Ready Work (as defined in Exhibit Q-1 hereto) relating to that portion of the Lab Space (as defined in the Work Letter) located in Building B and delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing the Lab Ready Work), (ii) the date that Landlord would have substantially completed the Lab Ready Work relating to that portion of the Lab Space located in Building B but for the occurrence of any Tenant Delay Days and delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing the Lab Ready Work), and (iii) the date on which Tenant’s employees occupy any portion of the Lab Space in Building B and commence business therein (hereinafter the “Building B Turnover Date”) and expiring on the earlier of (a) 214 days after the Building B Turnover Date; and (b) the date on which Tenant moves equipment into the Lab Space (as defined in the Work Letter) in Building B and commences operation of such equipment and occupies at least 25% or more of the rentable square footage in Building B and begins conducting its business in the office portion of Building B, it being acknowledged that business migration and/or preparatory works does not constitute conducting business for the purposes of this provision (the “Building B Fixturing Period”); provided, however, the Building B Fixturing Period shall be extended one day for each day of delay in achieving Substantial Performance of the Work with respect to Building B in accordance with the Project Schedule as of the Lease Date that occurs after the Building B Turnover Date solely as a result of the occurrence of a Landlord Delay Day. For purposes of clause (b) above and clause (b) in the definition of Building C Fixturing Period below, Landlord shall act reasonably in determining Tenant’s occupancy in a material portion of Building B or Building C, as applicable, and Landlord may determine occupancy based on the number of work stations occupied by Tenant or access cards issued to Tenant’s employees.

Building C Commencement Date:	The day following the expiry of the Building C Fixturing Period (the “Building C Commencement Date”).

Building C Fixturing Period:
The period commencing on the earliest of (i) the date on which Landlord has substantially completed the Lab Ready Work relating to that portion of the Lab Space (as defined in the Work Letter) located in Building C and delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing the Lab Ready Work), (ii) the date that Landlord would have substantially completed the Lab Ready Work relating to that portion of the Lab Space located in Building C but for the occurrence of any Tenant Delay Days and delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing the Lab Ready Work), and (iii) the date on which Tenant’s employees occupy any portion of the Lab Space in Building C and commence business therein (hereinafter the “Building C Turnover Date”) and expiring on the earlier of (a) 281 days after the Building C Turnover Date; and (b) the date on which Tenant moves equipment into the Lab Space (as defined in the Work Letter) in Building C and commences operation of such equipment and occupies at least 25% or more of the rentable square footage in Building C and begins conducting its business in the office portion of Building C, it being acknowledged that business migration and/or preparatory works does not constitute conducting business for the purposes of this provision (the “Building C Fixturing Period”); provided, however, the Building C Fixturing Period shall be extended one day for each day of delay in achieving Substantial Performance of the Work with respect to Building C in accordance with the Project Schedule as of the Lease Date that occurs after the Building C Turnover Date solely as a result of the occurrence of a Landlord Delay Day.

Commencement Date:	The later to occur of (a) the Building B Commencement Date and (b) the Building C Commencement Date (the “Commencement Date”).
Stub Period Basic Rent:
Commencing on the earlier to occur of (a) the Building B Commencement Date and (b) the Building C Commencement Date and continuing until the Commencement Date, Tenant shall pay to Landlord Basic Rent in the manner described in Section 4.1 below at an annual rate per rentable square foot equal to $26.83 with respect to the applicable Building. For example, if the Building B Commencement Date occurs prior to the Building C Commencement Date, Tenant shall pay to Landlord Basic Rent with respect to only the Building B Premises until the occurrence of the Commencement Date, at which time Tenant shall pay to Landlord Basic Rent on the entire Premises.

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:
	Lease Months (calculated from and after the Commencement Date)	Annual Basic Rent Rate Per Rentable Square Foot in the Premises
	1-60	$26.83
	61-120	$29.51
	121-180	$32.46

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

Security Deposit:	$0.00. There is no security deposit (whether in cash or otherwise) required to be posted by or on behalf of Tenant.
Additional Rent:	The Property Management Fee and Tenant’s Proportionate Share of Operating Costs and Taxes.
Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.
Permitted Use:
General office use, research and development facility, light assembly and such other uses as may from time to time be related or incidental to the business of Tenant in the Premises consistent with Class A buildings in the submarket in which the Buildings are located, in each case in compliance with Section 9 of the Lease and otherwise to that extent permitted by applicable Law.

Tenant’s Proportionate Share:	100%
Initial Liability Insurance Amount:	$1,000,000 per occurrence in primary coverage, with an additional $10,000,000 in umbrella coverage.

Tenant’s Address:	For all Notices:	With a copy to:
	Ciena Canada, Inc. c/o Ciena Corporation 7035 Ridge Rd. Hanover, Maryland 21076-1426 Attention: General Counsel	Ciena Canada, Inc. c/o Ciena Corporation 7035 Ridge Rd. Hanover, Maryland 21076-1426 Attention: Vice President of Corporate Real Estate and Facilities
Landlord’s Address:	For all Notices:	With a copy to:
	Innovation Blvd II Limited c/o Spear Street Capital, LLC One Market Plaza, Spear Tower, Suite 4125 San Francisco, CA 94105 Attention: John S. Grassi	Innovation Blvd II Limited c/o Spear Street Capital, LLC 450 Lexington Avenue, 39th Floor New York, NY 10017 Attention: Asset Manager - Ciena Buildings B & C
The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LEASE
This Lease Agreement (this “Lease”) is entered into as of the Lease Date between Landlord and Tenant (as each such term is defined in the Basic Lease Information).
1.    Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information(the“Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means, in respect of a person or entity, any other person or entity that Controls, is Controlled by or is under common Control with such first mentioned person or entity; “Building’s Structure” means the Buildings’ roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, the exterior surface of exterior walls and curtain walls (including exterior windows), structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Buildings’ HVAC, chilled water, life-safety, plumbing, electrical, mechanical and elevator systems; “Control” means in respect of a person or entity: (a) the ownership, directly or indirectly, of voting shares or interests in such person or entity carrying more than 50% of the votes attached to all voting shares or interests of such person or entity; or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting shares or interests by contract or otherwise; and “Controlled” and “Controlling” have corresponding meanings; “Governmental Authority” means any federal, provincial, municipal or local government, regulatory authority, government agency, ministry, department, minister, director, commission, board, tribunal or court having jurisdiction in respect of the Premises; “including” means including, without limitation; “Laws” means all applicable federal, provincial, municipal and local laws, statutes, regulations, ordinances, by-laws, codes and all orders, directives and decisions rendered by, and any policies, guidelines or similar guidance or requirements of any Governmental Authority (in each case having the force of law) and any requirements or obligations arising under the common law and all restrictive covenants affecting the Project (Landlord shall not grant, permit or consent to any restrictive covenants or any other encumbrances affecting the Project or any part thereof which would have the effect of prohibiting, limiting, restricting or impeding in any material respect any of Tenant’s Permitted Uses of the Premises or otherwise its use and enjoyment thereof and Tenant shall have no obligation to comply with same, provided, however, the foregoing shall not limit or otherwise apply to (1) Landlord’s ability to finance the Project and execute customary encumbrances related thereto or (2) the easement agreements referenced in Section 26.17 below), and “Law” means any of the foregoing; “Normal Building Hours” shall mean the hours between 8:00 a.m. to 6:00 p.m. on weekdays and between 8:00 a.m. to 1:00 p.m. on Saturdays (in each case other than holidays); “Qualified Engineer” shall mean a structural, electrical, systems, or mechanical engineer, as appropriate for the task, and mutually approved by Landlord and Tenant (or otherwise selected as more particularly described in Section 7.4.2), licensed in the Province of Ontario, with a minimum of ten (10) years of practice experience; “rentable area” shall be the rentable area of the Building or the Premises, as the case may be, determined in accordance with the 2010 BOMA Office Building Standard (Method B) (the “Measurement Standard” by the Consultant (as defined in the Work Letter), provided that the rentable area shall exclude for the purposes of the calculation of Basic Rent and the Construction Allowance the penthouse area; “Tenant-Caused Replacements” shall mean (A) any alteration of or modification to the Premises performed by any Tenant Party or to special equipment or systems installed by any Tenant Party, (B) the installation, use or operation of any property, fixtures and equipment of any Tenant Party, (C) the moving of any property of any Tenant Party in or out of the Buildings, (D) repairs or replacements resulting from the use or occupancy of the Premises in violation of the Lease, or (E) repairs or replacements resulting from the acts or omissions of Tenant or any other Tenant Party other than normal wear and tear, and save and except to the extent provided in the waiver of subrogation provisions in Section 11.3; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project or the related complex (other than inside the Premises); “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, officers, employees, licensees, guests and invitees; and “Work Letter” means the work letter concerning the construction of the Buildings by Landlord which is attached as Exhibit E to this Lease.

2.    Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Additionally, so long as Tenant leases the entirety of the Buildings, Tenant shall have exclusive access to and use of the other elements of the Project which service the Premises (e.g., basketball courts, generator areas, drive aisles, loading/shipping/receiving areas, storage areas inside the Buildings, and links and enclosed pathways between the Buildings and the 5050 Building so long as Tenant is leasing both the Buildings and the 5050 Building, etc.), subject to the rights of Landlord and Landlord Parties to access and use such areas in the undertaking of Landlord’s obligations under this Lease and subject to any rights of access in favor of third parties over the applicable parts of the Project as set out in those instruments registered on title to the Land as of the date hereof and to which the Project is subject.

3.    Fixturing Period. During the Building B Fixturing Period and Building C Fixturing Period, as applicable, Tenant and Tenant Parties shall have access to the Premises to enter upon and occupy the Premises for the purposes of undertaking the design, construction, development, coordination and preparation of the Premises for the undertaking of Tenant’s business therein, including the installation of leasehold improvements, trade fixtures, furniture, equipment, utilities, telephone and computer wiring and decoration of the Premises. Tenant shall also be permitted to conduct business during the Fixturing Period to the extent permitted in the definition of Building B Fixturing Period and Building C Fixturing Period. During the Fixturing Period, no Basic Rent and no Additional Rent shall be payable by Tenant (it being acknowledged that Tenant’s obligations with respect to the payment of Basic Rent and Additional Rent shall not commence until the occurrence of the Building B Commencement Date or Building C Commencement Date, as applicable, other than such amounts arising due to Tenant’s breach of any other obligation in this Lease the responsibility for which shall remain Tenant’s) provided that Tenant shall be a tenant of Landlord subject to all of the other applicable covenants, conditions and agreements set out in this Lease. After the occurrence of the Building B Turnover Date, the Building C Turnover Date, the Building B Commencement Date, the Building C Commencement Date and the Commencement Date, and within 10 business days after Landlord’s written request therefor, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit F hereto; however, the failure of the parties to execute such letter shall not defer the Building B Turnover Date, the Building C Turnover Date, the Building B Commencement Date, the Building C Commencement Date and/or the Commencement Date or otherwise invalidate this Lease.

4.    Rent.

4.1    Payment. Commencing from and after the occurrence of the Building B Commencement Date and Building C Commencement Date, as applicable, Tenant shall timely pay to Landlord Rent for the Building B Premises or Building C Premises, as applicable, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a Schedule I, II or III Bank under the Bank Act (Canada) (or its successor legislation), or, at either party’s election, by electronic funds transfer, at Landlord’s address provided for in this Lease or such other address as may be specified in writing by Landlord and shall be accompanied by all applicable provincial and local sales or use taxes. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent is due in respect of the Building B Premises and Building C Premises, as applicable, on the Building B Commencement Date and Building C Commencement Date, as applicable, and thereafter, Basic Rent shall be payable on the first day of each calendar month from and after the Building B Commencement Date and Building C Commencement Date, as applicable. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and such Basic Rent payment is due upon the Building B Commencement Date and Building C Commencement Date, as applicable. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay to Landlord monthly installments of Additional Rent in advance on the first day of each calendar month following the Building B Commencement Date and Building C Commencement Date, as applicable, and otherwise on the same terms and conditions described above with respect to Basic Rent. Unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Basic Rent and Additional Rent) shall be due and payable within 30 days following Landlord’s delivery to Tenant of an invoice therefor.

4.2    Additional Rent.

4.2.1    Operating Costs. From and after the Building B Commencement Date and Building C Commencement Date, as applicable, Tenant shall pay to Landlord Tenant’s Proportionate Share of the Operating Costs attributable to Building B and Building C, as applicable. From and after the Commencement Date, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs. Landlord may make a good faith estimate of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to Tenant’s estimated Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate (but Landlord may not re-estimate more than twice in any calendar year) the Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

4.2.2    Operating Costs Defined. The term “Operating Costs” means all costs, expenses and disbursements (subject to the limitations set forth below) that Landlord incurs (without duplication) in connection with the ownership, operation, and maintenance of the Project and performing Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) Landlord’s reasonable allocation of wages and salaries of all employees at or below the grade of general manager engaged to perform Landlord’s rights and obligations under this Lease and supervise Tenant’s obligations under this Lease (including accounting personnel), including taxes, insurance and benefits relating thereto; (B) all supplies, materials and computer software licenses used in the operation, maintenance, repair, replacement, and security of the Project; (C)

insurance expenses, including the cost of any commercially reasonable deductibles; (D) repairs, replacements, and general maintenance of the Project performed by or on behalf of Landlord pursuant to this Lease; (E) service and maintenance fees (payable to Landlord, Landlord’s affiliate or a third-party management company) for the operation, maintenance, management, repair, replacement, or security of the Project performed by or on behalf of Landlord pursuant to this Lease (including window cleaning); and (F) assessments and charges from any applicable property owner’s association or under any restrictive covenant, declaration of covenants, restrictions and easements or other similar private agreement. Operating Costs and Taxes for the multi-building complex of which the Buildings are a part, consisting of the Buildings, the building located at 5050 Innovation Drive, Ottowa, Ontario K2K 3K1 (the “5050 Building”), and, to the extent owned by Landlord or one of its Affiliates, the building located at 4000 Innovation Drive, Ottawa, Ontario K2K 2X1 (collectively, the “related complex”) shall be prorated and allocated equitably among the Project and the other buildings of the related complex, as reasonably determined by Landlord in compliance with the terms of this Lease. Landlord and Tenant acknowledge that the Land is in the process of being subdivided in accordance with the reference plan attached hereto as Exhibit A. To the extent the subdivision process is not finalized prior to the Lease Date, Operating Costs and Taxes shall exclude Operating Costs and Taxes attributable to that portion of the Land subject to future development that is subject to such subdivision. Once the subdivision of the Land is finalized, Tenant shall, within ten business days following Landlord’s request, enter into amendments to this Lease and other documents executed in connection herewith to replace the legal description of the Land attached as Exhibit C hereto (or such other ancillary document) with the new legal description following such subdivision.

Operating Costs shall not include (i) costs for general maintenance paid by proceeds of insurance (or which would have been covered by insurance if Landlord had carried the insurance required under Section 11.2 of this Lease) and any other amounts recovered by Landlord or the owner of the Land from a third party, including input tax credits, expropriation awards, refunds, guarantees or warranties; (ii) interest, fees, penalties, amortization or other payments on loans to Landlord or on any other amounts owing by Landlord on loans to Landlord; (iii) depreciation; (iv) leasing commissions; (v) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes and negotiation of vendor contracts); (vi) Taxes; (vii) any income taxes, including those imposed on or measured by the income of Landlord from the operation of the Project (including, without limitation, capital taxes); (viii) any advertising, marketing or promotional expenses, commissions, incentives, inducements, allowances and other costs in connection with the leasing of any available space for prospective tenants; (ix) reserves for Operating Costs; (x) the cost to Landlord of any work or services performed in any instances for any tenant (including Tenant) at the sole cost of such tenant (including Tenant); (xi) expenses (including interest costs) incurred in connection with any financing, sale or syndication of the Project or any part(s) thereof; (xii) Landlord’s general corporate overhead and general administrative expenses not directly related to the operation, management or maintenance of the Project; (xiii) any fines or penalties incurred due to violations by Landlord of any Laws, governmental rule or authority; (xiv) costs of investigation, remediation or removal of Hazardous Materials pursuant to Laws in existence (and as interpreted) as of the Building B Turnover Date or Building C Turnover Date, as applicable, or arising thereafter to the extent not caused or contributed to by any Tenant Party; (xv) cost of repairs, alterations or replacements caused by the exercise of rights of expropriation, condemnation or eminent domain; (xvi) any expense or costs associated with bringing the Project into compliance with any Law in effect and applicable to the Project as of the Building B Turnover Date or Building C Turnover Date, as applicable; (xvii) compensation paid to any employee of Landlord above the grade of general manager; (xviii) costs relating to maintaining Landlord’s corporate existence; (xix) any base rent or other payments under any ground lease, other than pass-through expenses and taxes that would be included in the definition of Operating Costs or Taxes under this Lease; (xx) fees or other compensation paid to subsidiaries or Affiliates of Landlord for services on or to the Project to the extent that the costs of such services exceed competitive costs of such services; (xxi) political and charitable contributions; (xxii) the original or any future development costs of the Buildings, the Project and the related complex (including, for certainty, all costs incurred by or on behalf of Landlord or the owner of the Land in satisfying its or their initial construction-related obligations under any site plan agreement, site development, servicing agreement or other similar development agreement registered or affecting title to the Land or any other part of the related complex) and any other costs and expenses allocable to any lands held for future development; (xxiii) all costs, expenses, damages, fines and penalties for which Landlord is liable by reason of the negligence or wilful act or omission of Landlord or those for whom it is in law responsible or by reason of any breach or violation by Landlord of any covenant, term or provision contained in the Lease or any other agreements entered into by Landlord in respect of the Project or the related complex (other than commercially reasonable insurance deductibles, which may be included in Operating Costs); (xxiv) Landlord’s general corporate overhead and general administrative expenses associated with the operation of the business of the ownership or entity which constitutes “Landlord” as distinguished from the costs of Project operations, management or maintenance; (xxv) any capital expenditures other than those permitted pursuant to Section 4.2.3 below; (xxvi) the cost of any replacements to the Building’s Structure (other than the roof or roof membrane), except only where such replacements are occasioned by Tenant-Caused Replacements (the “Excluded Structural Costs”); and (xxvii) to the extent not caused or contributed to by any Tenant Party, the costs of undertaking the Landlord Repair Obligations (defined below).

4.2.3    Capital Expenditures. Operating Costs shall also include the following (collectively, the “Eligible Capital Expenditures”), the cost of which shall be included in Operating Costs in the year in which costs were paid or incurred by Landlord except as otherwise provided herein:
(a)Any costs for repairs, replacements and improvements made to the Project which are reasonably expected to reduce the normal operating costs (including all utility costs) of the Project;

(b)Any costs incurred in order to comply with any Law promulgated by any governmental authority after the Building B Turnover Date or Building C Turnover Date, as applicable, or any amendment to or any interpretation (to the extent a governmental authority is then enforcing such interpretation) rendered after the Building B Turnover Date or Building C Turnover Date, as applicable, with respect to any existing Law that has the effect of changing the legal requirements applicable to the Project from those in effect as of the Building B Turnover Date or Building C Turnover Date, as applicable;

(c)Any costs incurred after the tenth anniversary of the Commencement Date associated with replacement of the roof and roof membrane; and

(d)Any costs for repairs, replacements and improvements made to the Project which may be considered to be a capital expenditure other than those identified in Sections 4.2.3(a), 4.2.3(b) or 4.2.3(c) above which, on a per item basis, cost less than $100,000, exclusive of applicable taxes (which amount shall be increased by 10% at the end of every five-year period) (including all reasonable associated and related expenditures for consulting fees, permits, installment payments, etc.) (provided that Landlord shall not perform repairs, replacements and/or improvements in stages as a means to subvert this provision). If any Eligible Capital Expenditure identified in Section 4.2.3(a) above is in excess of the Amortization Threshold (defined below), the cost of such Eligible Capital Expenditure shall be amortized using the Amortization Rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment having regard to the principles and practices hereinafter set out in the following sentence. If any of the Eligible Capital Expenditures identified in Sections 4.2.3(b), 4.2.3(c), or 4.2.3(d) above are in excess of the Amortization Threshold, the cost of such Eligible Capital Expenditures shall be amortized using the Amortization Rate over the useful economic life of the item as determined by Landlord using its good faith and commercially reasonable judgment and such annual amortized amount may be included by Landlord in Operating Costs in the applicable year. As used herein, “Amortization Threshold” means the costs of the expenditure in question are in the aggregate, including all associated and related expenditures for consulting fees, permits, installment payments, etc., but excluding all applicable taxes thereon, in excess of $100,000 (which amount shall be increased by 10% at the end of every five-year period). As used herein, “Amortization Rate” means an annual interest rate equal to the greater of (1) the Prime Rate (defined below) plus 2% and (2) 7%.

4.2.4    Taxes; Taxes Defined.

(a)    From and after the Building B Commencement Date and Building C Commencement Date, as applicable, Tenant shall pay to Landlord all of the Taxes attributable to Building B and Building C, as applicable. From and after the Commencement Date, Tenant shall also pay Tenant’s Proportionate Share of Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. Tenant will pay to Landlord as Additional Rent in each calendar during the Term: (1) Tenant’s Proportionate Share of Taxes which shall be determined in accordance with this Section 4.2.4; and (2) any fines, penalties, interest or late payment charges incurred by Landlord solely as a result of Tenant’s failure to pay installments of Additional Rent on account of Taxes when due in accordance with this Section 4.2.4 so as to allow Landlord to make payment of Taxes as and when due.

(b)    In the event that a separate assessment is not available for the Project and it is necessary to allocate Taxes between the Project and the related complex, Landlord shall make such allocation, acting reasonably, equitably and consistently with prevailing assessment principles, and the amount so allocated shall be deemed to be included in the Taxes, unless such allocation is shown by Tenant and found by a court of competent jurisdiction to be unreasonable, erroneous or not in compliance with the requirements of this Section 4.2.4. For the purposes of determining the amount of Taxes referred to in Subsection 4.2.4(a) and this Subsection 4.2.4(b), there shall be deducted from the Taxes, as otherwise calculated, any amounts that are charged directly to Tenant pursuant to Sections 4.2.4(e)(1) and (2).

(c)    The provisions of Subsection 4.2.4(a) and Subsection 4.2.4(b) shall be applicable regardless of whether there are separate realty tax bills or separate real property assessment notices issued by any lawful taxing authority in respect of the Project. Tenant and Landlord shall promptly provide the other with a copy of any separate tax bills and separate assessment notices for the Project, or any part thereof that it receives. Whenever reasonably requested by Tenant, Landlord shall forthwith provide Tenant with a copy of any tax bills and assessment notices for the Project, or any part thereof, that Landlord receives and such other information in the possession or control of Landlord in connection with such Taxes as Tenant reasonably requires; copies of any such tax bills and assessment notices shall be delivered in each case within 15 business days after Tenant requests such documents.

(d)    Landlord may from time to time by written notice to Tenant, estimate or re-estimate (but Landlord may not re-estimate more than twice in any calendar year) the Taxes for the current or upcoming calendar year. The amounts so estimated will be payable by Tenant in equal monthly installments on the same days and in the same manner as the payments of Basic Rent hereunder. Landlord’s estimate of the Taxes or the installments thereof payable by Tenant hereunder may be such that, by the due date of the last installment of Taxes payable to the relevant taxing authority in any calendar, Landlord will have received from Tenant the full amount of the Taxes for such calendar year. Promptly following receipt of the final bill for Taxes for the period for which the estimated payments of Taxes have been made (and not more than 30 days thereafter), Landlord will give notice to Tenant of the exact amount of Taxes (together with copies of the relevant tax bills) and, if necessary, an adjustment will be made between the parties within 60 days after such notice.

(e)Tenant shall pay promptly to the relevant taxing authority as and when due, all business taxes, license fees, permit fees and other taxes, rates, duties, levies, assessments or charges, whether municipal, parliamentary or otherwise, levied, imposed or assessed in respect of the use or occupancy of, the operations at or any business carried on in or from the Premises by Tenant or any other Tenant Party (other than Landlord or its property manager) or the equipment, machinery or fixtures brought therein by or belonging to Tenant or any other Tenant Party (other than Landlord or its property manager) (collectively, “Business Taxes”). Tenant shall also pay to Landlord upon demand as Additional Rent the following Taxes which Landlord may elect to recover from Tenant pursuant to this Section 4.2.4(e), in which case any amounts so paid by Tenant shall be excluded in the determination of the Taxes pursuant to Section 4.2.4(a):

(1)    the portion of any Taxes levied or assessed upon the Project that is attributable to any equipment, machinery, fixtures or leasehold improvements on or in the Premises; and
(2)    if the Premises, or any part of them, by reason of the act, election or religion of Tenant or any other Tenant Party shall be assessed for the support of separate schools, the amount by which the Taxes so payable exceed those which would have been payable if the Premises had been assessed for the support of public schools.

(f)    Tenant shall deliver to Landlord: (1) whenever reasonably requested by Landlord, satisfactory evidence that all Business Taxes have been paid on or before their due date; and (2) any other information relating to Taxes or Business Taxes in Tenant’s possession that Landlord reasonably requests from time to time.

(g)    “Taxes” means all taxes, rates, duties, levies, fees, charges (including local improvement charges) and assessments of any kind and nature whatsoever, which are levied, imposed, assessed or charged from time to time by any lawful taxing authority, whether school, municipal, regional, provincial, federal or otherwise, against or in respect of the Project or any part thereof applicable to any time during the Term, or upon Landlord or any other person or entity on account of its ownership of, or interest in, the Project or any part thereof, but excluding: (A) development charges, levies, assessments, fees and other similar development related payments (such as, but without limitation, parkland dedication fees); (B) taxes on the income or profits of Landlord or any other person or entity having an interest in the Project (inclusive of capital taxes), and Sales Taxes, except in each case to the extent they are levied in lieu of or in addition to “Taxes”; and (C) fines, penalties, interest or late payment charges unless the same are payable as a result of Tenant’s delinquency in payment of any Additional Rent. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. Taxes shall include the commercially reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any Taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project except as provided below, and all rights to receive notices of reappraisement Landlord shall engage an independent and reputable tax consultant each year to determine whether it is in the best interest to contest Taxes for the year in question, and if such tax consultant determines it is in the best interest to contest Taxes, Landlord will contest Taxes for the year in question. If Landlord, after consultation with Landlord’s tax consultant, elects not to contest Taxes for the period in question, Landlord shall notify Tenant in writing. If Tenant, in consultation with Tenant’s tax consultant, reasonably and in good-faith believes contesting Taxes will reduce Taxes for the period in question and Landlord has elected not to contest Taxes for the applicable year, Tenant may elect, at its sole expense, to contest Taxes for the period in question and shall so notify Landlord thereof in writing. Nothing herein shall be deemed to limit, suspend or abate Tenant’s obligations to pay Taxes when due. In the event that Landlord is entitled to the benefit of and actually receives any incentives, rebates, inducements or other payments from any person or governmental authority on account or in respect of Taxes pertaining to the Project and attributable to Tenant, Landlord shall reasonably and equitably allocate all or the applicable share thereof to Tenant and such amount shall be deducted from Tenant’s obligations to pay Taxes herein. “Taxes” shall not include Taxes payable with respect to any undeveloped lands (it being acknowledged and agreed that parking and landscaped areas forming a part of and servicing the Project do not constitute undeveloped lands).

4.2.5    Property Management Fee. Tenant shall pay to Landlord a property management fee equal to $75,000 per year (which amount shall be increased by 10% every five years), payable in advance in equal monthly installments with each monthly installment of Basic Rent (the “Property Management Fee”).

4.2.6    Reconciliation Statement. Landlord shall use its commercially reasonable efforts to furnish to Tenant by June 30 of each calendar year a statement of Operating Costs for the previous year (together with reasonable supporting documentation) and of the Taxes for the previous year (the “Reconciliation Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2 for the year covered by the Reconciliation Statement exceed Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 30 days after Landlord furnishes the Reconciliation Statement to Tenant; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2 for such year are less than Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 30 days of invoice from Landlord.

4.2.7    Tenant Inspection Right. Provided no Event of Default then exists, after receiving an annual Reconciliation Statement and giving Landlord 30-days’ prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Additional Rent (including the allocation percentages of the amounts described in Section 4.2.2(A) above) for the period of time covered by such Reconciliation Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Additional Rent on an annual Reconciliation Statement within 90 days after the statement or any supplement thereto has been delivered to Tenant, or if Tenant fails to conclude its audit or inspection within 180 days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Additional Rent for the year in question and the calculation of Additional Rent set forth on such statement shall be final. Landlord shall not be entitled to supplement or readjust any amount set out in a Reconciliation Statement twenty-four (24) months after the statement or any supplement thereto has been delivered to Tenant. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records or at the written request of Tenant, Landlord shall provide all relevant information electronically, if available, to Tenant, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, unless the total Additional Rent for the period in question is determined to be overstated by more than 5% in the aggregate, in which case Landlord shall pay the audit cost (not to exceed $15,000). Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. Tenant or the accounting firm conducting such audit shall, at no charge to Landlord, submit its audit report in draft form to Landlord for Landlord’s review and comment before the final approved audit report is submitted to Landlord, and Tenant shall consider any reasonable comments by Landlord. If such inspection or audit reveals that an error was made in the Additional Rent previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Tenant shall maintain the results of each such audit or inspection confidential (save and except as required by Law or disclosed to Tenant’s consultants, attorneys, agents or to any other Tenant Party who agrees win writing with Landlord to maintain such information confidential) and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (a) reasonably acceptable to Landlord, (b) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (c) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this Section 4.2.7 shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

4.3.    Sales Taxes. Tenant will pay to Landlord with each payment of Rent all Sales Taxes applicable to, calculated on or in respect of amounts payable by Tenant as Rent under this Lease. Notwithstanding that Sales Taxes are not Rent, Landlord shall have all of the same rights and remedies for recovery of Sales Taxes as it has for recovery of Rent under this Lease. “Sales Taxes” means any and all harmonized sales taxes (other than harmonized sales taxes on the Construction Allowance, which shall be paid by Landlord), goods and services taxes, value added taxes, sales taxes, use or consumption taxes or any other similar taxes of whatever name or description, whether or not in existence at the Lease Date, now or hereafter imposed, levied, rated, charged or assessed by any lawful taxing authority on Tenant or Landlord in respect of Rent payable under this Lease, the rental of space under this Lease or the provision or supply of any goods, services or utilities whatsoever to Tenant under this Lease. However, notwithstanding any other provision of this Lease, Tenant shall have no obligation to pay to Landlord any Sales Taxes in respect of which Landlord is entitled to and actually receives an input tax credit.

4.4    Net Lease. Except as otherwise expressly provided in this Lease, this Lease shall be completely net and carefree to Landlord during the Term, and Landlord shall not be responsible during the Term for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Project, except as otherwise expressly provided in this Lease, and save as aforesaid, Tenant shall pay all charges, taxes, impositions, costs and expenses of every nature and kind arising from or relating to the Project, the occupation and use of the Premises by any Tenant Party and the business carried on therein or therefrom, whether or not referred to herein and whether or not within the contemplation of Landlord or Tenant and Tenant covenants with Landlord accordingly.

4.5    Additional Rent - Adjustment. If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Additional Rent payable for such month shall be prorated on a per diem basis over the number of days in the year.

5.    Delinquent Payment; Handling Charges. All payments required of Tenant hereunder that are more than five days past due shall bear interest from the date due until paid at the lesser of (a) the annual rate of interest announced from time to time by Royal Bank of Canada or such other Schedule I Canadian chartered bank as may be designated by Landlord, as the daily rate of interest used by such bank as a reference rate in setting rates of interest for commercial loans of Canadian dollars and commonly referred to by such bank as its Canadian “prime rate” (the “Prime Rate”) plus five percent per annum or (b) the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to the greater of (1) five percent of the delinquent payment, or (2) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Laws, exceed the maximum lawful commercial rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make any payment of Additional Rent when due, until five days after Landlord delivers written notice of such delinquency to Tenant.

6.    Security Deposit. [Intentionally Deleted.]

7.    Landlord’s Obligations.

7.1    Services. Landlord shall (subject to force majeure) furnish to Tenant and the Premises during the Term and any extension thereof such exterior window washing (on both the interior and exterior surface of all such exterior windows) as may from time to time be reasonably required.

7.2    Repair and Maintenance by Landlord. Landlord shall (a) maintain, repair and, if necessary, replace the exterior portions of the Building’s Structure, including all caulking, sealing, and water proofing and undertake any other replacement to the Building’s Structure; (b) maintain, repair and, if necessary, replace all Shared Facilities (defined below); and (c) undertake or cause to be undertaken the Landlord Repair Obligations (defined below), in each case in accordance with the Performance Standard (defined below). Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7.2 and Section 7.4. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent excluded by Section 4.2 or to the extent the cost of such work constitutes an Excluded Structural Cost. In no event shall Landlord be responsible for alterations to the Building’s Structure required by changes to applicable Laws arising from and after the Building B Turnover Date or Building C Turnover Date, as applicable (which alterations shall be made, at

Landlord’s election, either by Landlord at Tenant’s sole cost and expense or by Tenant at its sole cost and expense). This Lease is intended to be a net lease and except as expressly provided by this Lease, inclusive of Landlord’s maintenance, repair and replacements obligations in this Section 7.2, Section 7.4 and the Work Letter, Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Project (or any equipment associated therewith), whether structural or nonstructural, all of which obligations are intended, as between Landlord and Tenant, to be those of Tenant. Except for Landlord’s maintenance, repair and replacements obligations in this Section 7.2, Section 7.4 and the Work Letter, Landlord shall have absolutely no obligation to (1) repair, replace or maintain any portion of the Project (or any equipment associated therewith), or (2) to pay any costs or expenses, of any description, associated with the foregoing or the operations of the Project. Notwithstanding anything to the contrary contained in this Lease (except as otherwise expressly provided in Section 7.4), Landlord shall, in its commercially-reasonable and equitable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action; provided, however, except with respect to items that are generally considered routine repair and maintenance, Landlord shall consider any reports and recommendations of independent and reputable consultants. As used herein, “Performance Standard” shall mean high quality management practices for Class A office buildings in the former City of Kanata office submarket, in accordance with all Laws, Landlord’s commercially reasonable guidelines and, if applicable, meeting or exceeding the applicable manufacturer’s suggested preventative maintenance and service standards and, for clarity, the Performance Standard with respect to Tenant’s obligations under this Lease shall not include the responsibility to perform any items that are excluded from Operating Costs. “Landlord Repair Obligations” means the performance of Landlord’s express obligations relating to Hazardous Materials as provided in Section 25.23, those set out in the Work Letter, all obligations in satisfying the initial construction-related obligations of the owner of the Land under any site plan agreement, site development, servicing agreement or other similar development agreement registered or affecting title to the Land or any other part of the related complex, and all work necessary to address and close off any open work orders or outstanding building permits and any other violations of applicable Laws relating to the completion of the Work (as such term is defined in the Work Letter), in each case the cost of which shall be included in the Total Construction Costs. “Shared Facilities” shall mean those facilities, utilities, improvements, equipment and installations which service or are for the benefit of the Project together with any other part of the related complex (or any other development), including, access roads, pedestrian sidewalks, landscaped and planted areas, bus kiosks and shelters, roadways and stops, signs, equipment and fixtures, pipes, electrical, plumbing, drainage and any other shared utilities infrastructure. As of the Lease Date, there are no Shared Facilities.

7.3    Access. Subject to the building rules and regulations attached as Exhibit D hereto and the other provisions of this Lease (including Section 9 hereof), Tenant will be provided access to the Premises 24 hours per day, seven days per week (inclusive of all holidays).

7.4    Performance of Capital Work. All work related to Eligible Capital Expenditures, other than Tenant-Caused Replacements (which shall be performed by Tenant at Tenant’s sole cost and expense), shall be performed by Landlord. If, during the performance of Tenant’s maintenance, repair and replacement obligations under this Lease, Tenant determines that any of the work described in Section 4.2.3(b), 4.2.3(c) or 4.2.3(d) is necessary and will qualify as Eligible Capital Expenditures (such work being referred to herein as “Capital Work”), Tenant shall notify Landlord thereof in writing with a reasonably detailed description of the Capital Work that Tenant wishes to have done (“Tenant’s Capital Work Notice”).

7.4.1    If a Tenant’s Capital Work Notice has been submitted, Landlord shall, as soon as reasonably practicable (and in no event later than 30 days following receipt of such Tenant’s Capital Work Notice), notify Tenant whether Landlord agrees or disagrees that such Capital Work is necessary (“Landlord’s Capital Work Notice”). If Landlord agrees that such Capital Work is necessary, Landlord shall begin inspections and design work for the Capital Work within 20 business days following the date of Landlord’s Capital Work Notice, and construction for the Capital Work shall begin within 90 days following the date of Landlord’s Capital Work Notice, or such other time period as the parties may agree in writing.

7.4.2    If a Tenant’s Capital Work Notice has been submitted and Landlord does not agree that such Capital Work is necessary or does not agree on the scope of the Capital Work that is required, a Qualified Engineer shall determine the necessity and/or the scope, based on the Performance Standard. Landlord and Tenant shall cooperate in good-faith with each other in selecting the Qualified Engineer. However, if Landlord and Tenant cannot mutually select the Qualified Engineer within ten business days following Landlord’s Capital Work Notice, then each of Landlord and Tenant shall nominate an engineer satisfying the requirements of a Qualified Engineer under this Lease within five business days following the expiration of such ten business day period. Within ten business days after the appointment of Landlord’s and Tenant’s respective engineers, such two engineers shall jointly select a third party engineer satisfying the requirements of a Qualified Engineer under this Lease, and such jointly selected engineer shall serve as the Qualified Engineer hereunder. If one party fails to nominate its respective engineer and deliver written notice thereof to the other party within 15 business days following Landlord’s Capital Work Notice, then the other party’s selected engineer shall serve as the Qualified Engineer hereunder. The determination of such Qualified Engineer shall be binding on Landlord and Tenant. If the

Qualified Engineer determines, in accordance with the Performance Standard, that the Capital Work in question is necessary, inspections and design work for the Capital Work shall begin within 20 business days following such determination, and the construction for the Capital Work shall begin as soon as reasonably possible thereafter, but in no event more than 90 days following such determination or such other time periods as the parties may agree in writing.

7.4.3    Following the determination of the necessity for and/or scope of the Capital Work, if Landlord does not begin construction within 90 days following such determination (or does not pursue the Capital Work diligently and continuously and thereafter complete the Capital Work within a commercially reasonable period of time) Landlord will be deemed to have appointed Tenant to perform such Capital Work. In either case, Landlord shall reimburse Tenant for the Capital Work incurred by Tenant and payable by Landlord under the terms of this Lease within 30 days following receipt of Tenant’s reasonably detailed invoice therefor, failing which the provisions of Section 26.11 shall apply.

8.    Improvements; Alterations; Repairs; Maintenance; Utilities; Electricity.

8.1    Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8.1. No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; however, Landlord may withhold its consent to any alteration or addition that would (a) adversely affect more than to a de minimis extent (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms), or (b) affect more than to a de minimis extent (in the sole but reasonable discretion of Landlord) the exterior appearance of the Project. Tenant shall not install decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s consent for (1) repainting or recarpeting (regardless of the cost), or (2) other alterations, tenant improvements, or physical additions to the Premises which are cosmetic in nature totaling less than $375,000 (which amount shall be increased by 10% every five years) in any single instance or series of related alterations performed within a six-month period (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision), in each case provided that (A) Tenant delivers to Landlord written notice thereof, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such party) and any plans and specifications therefor prior to commencing any such alterations, additions, or improvements (for informational purposes only so long as no consent is required by Landlord as required by this Lease), (B) the installation thereof does not require the issuance of any building permit or other governmental approval, or involve any core drilling or the configuration or location of any exterior or interior walls of either of the Buildings, and (C) such alterations, additions and improvements will not affect (i) the Building’s Structure or the Building’s Systems, or (ii) the appearance of the exterior of either of the Buildings. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

8.2    Repair and Maintenance by Tenant.

8.2.1    General Maintenance Standards Required of Tenant. To the extent not a specific Landlord responsibility set forth in Section 7.2 or Section 7.4 above or pursuant to the Work Letter, Tenant shall, from and after the Building B Turnover Date and Building C Turnover Date, as applicable, at its own cost and expense, maintain, repair and, if necessary, replace, consistent with the Performance Standard, all portions of the Project in which the initial construction of the subject Work has been substantially completed (other than with respect to the Lab Space, in which Tenant shall be responsible regardless of whether the work therein is substantially completed) and Landlord has delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing such Work), including the Building’s Systems (whether located inside either of the Buildings or on the exterior of either of the Buildings, such as rooftop HVAC units, supplemental air conditioning units, chillers, generators, and all utility lines serving the Project), in a clean, safe, and first class condition, consistent with the Performance Standard, and repair and make all necessary repairs and replacements to the Project, whether structural or non-structural, and shall not permit or allow to remain any deferred maintenance, waste or damage to any portion of the Project. All repairs and replacements (a) shall be in quality and class at least equal to the work as of the Commencement Date and (b) subject to Landlord’s obligations pursuant to Section 7.2 and Section 7.4 and the Work Letter, include capital expenditures and repairs whose benefit may extend beyond the Term. Tenant’s maintenance, repair and replacement obligations with respect to the Project shall be self-operative and no notice from Landlord shall be required as a pre-condition to the performance thereof by Tenant. For further clarity, except for those items for which Landlord is expressly responsible for under Section 7.2 or Section 7.4 or the Work Letter,

Tenant, at its sole expense, shall, from and after the Building B Turnover Date and Building C Turnover Date, as applicable, maintain, repair, and replace, consistent with the Performance Standards, all portions of the Project in which the initial construction of the subject Work has been substantially completed (other than with respect to the Lab Space, in which Tenant shall be responsible regardless of whether the work therein is substantially completed) and Landlord has delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing such Work), the Building’s Systems and Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Project, including plumbing, electrical, water, fire sprinkler system and fire protection systems, exterior lighting, the sidewalks, curbs, parking areas, access roads, driveways, landscaping, irrigation, vaults and signs comprising the Premises, utility lines (including sewer, water, gas, electrical, telecommunications and all other utility lines, whether above or below grade), entries, doors, door frames, ceilings, interior walls, and the interior side of demising walls, floor slab, and HVAC systems (including all duct work), and other building and mechanical systems serving the Premises, maintenance of the interior flooring (including sealing and waterproofing) and any items normally associated with the foregoing. Tenant shall be responsible for any increased wear and tear, and increased repair, replacement and maintenance with respect to the Building’s Systems associated with Tenant’s use of the Premises after the Normal Building Hours and Tenant’s density within the Premises. If (1) Tenant fails to commence to make such repairs or replacements within 15 business days after the occurrence of the necessity for such repair or replacement and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (2) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 45 days after the occurrence of the necessity for such repair or replacement (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), in each case subject to the terms of Section 25.3, then Landlord may make the same at Tenant’s cost and the cost of such repair or replacement work performed by Landlord, plus an administrative fee of 10% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor. If any such repair or replacement relates to areas outside of the Premises, or if such repair or replacements relates to areas inside the Premises but affects the Building’s Systems and/or Building’s Structure or any other area outside the Premises, then Landlord may elect to perform such repair or replacement at Tenant’s expense, rather than having Tenant perform such repair or replacement and the cost of all maintenance, repair or replacement work performed by Landlord under this Section 8 (inclusive of those fees charged by any third party undertaking such works on behalf of Landlord, provided same are consistent with prevailing market rates for such services without an additional administrative fee) shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor. To the extent that Landlord elects to undertake its obligations under this Lease or otherwise allow an Affiliate of Landlord to undertake Landlord’s obligations under this Lease, the fees payable by Tenant to Landlord or Landlord’s Affiliate shall be consistent with prevailing market rates without an additional administrative fee.

Landlord shall assign to Tenant, on a non-exclusive basis (with Landlord), or if not assignable, enforce on behalf of Tenant, the benefit of all covenants, warranties and guarantees from third parties applicable in respect of any maintenance, repair or replacement item for which Tenant is responsible under this Lease.
8.2.2    Service and Maintenance Contracts. Tenant shall, from and after the Building B Turnover Date and Building C Turnover Date, as applicable, with respect to all portions of the Project in which the initial construction of the subject Work has been substantially completed (other than with respect to the Lab Space, in which Tenant shall be responsible regardless of whether the work therein is substantially completed) and Landlord has delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing such Work), enter into ongoing service and maintenance contracts, consistent with the Performance Standard, for all of those items which are Tenant’s responsibility under this Section 8.2, including the Building’s Systems, sprinkler systems, alarm service, janitorial, trash removal, landscaping, parking, snow removal, exterior and interior pest control, security and elevator maintenance. Upon Landlord’s request therefor, Tenant shall deliver to Landlord such documentation certifying that all such items which Tenant is required to maintain hereunder are then in good repair and condition and have been maintained in accordance with this Section 8.2. In furtherance of the foregoing, Tenant, during the entire Term, from and after the Building B Turnover Date and Building C Turnover Date, as applicable, with respect to all portions of the Project in which the initial construction of the subject Work has been substantially completed (other than with respect to the Lab Space, in which Tenant shall be responsible regardless of whether the work therein is substantially completed) and Landlord has delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing such Work), and at its sole cost and expense, shall enter into regularly scheduled preventative maintenance/service contracts with maintenance contractors approved by Landlord (it being acknowledged that all qualified, reputable contractors with a national presence, such as CBRE, Inc., are deemed acceptable) for servicing all of the Building’s Systems and all generators and other major equipment located at the Project. Such service contracts must include all services suggested by the equipment manufacturer in its operations/maintenance manual. An executed copy of such contracts (which may be redacted to remove any confidential information unrelated to the scope of work covered thereby) shall be provided to Landlord within ten business days following the date upon which Tenant takes possession of the Premises, and copies of all renewals or extensions of such contracts (which may be redacted as provided above) shall be provided to Landlord within ten business days following the effective date thereof. If Tenant fails to provide a copy of such contracts (or renewal) within ten business days following Landlord’s written request therefor, Landlord may elect to enter into such contracts at Tenant’s cost, plus an administrative fee of 10% of such cost. Landlord may from time to time, at reasonable times and after reasonable prior notice to Tenant, inspect the Project to insure that Tenant is properly maintaining the same. Further, at Landlord’s request, Tenant shall provide to Landlord or its agents maintenance records, building reports, invoices and purchase orders and, if requested by Landlord meet with Landlord or its agents to review and inspect the maintenance of the Project, and provide to Landlord or its agents such additional maintenance information and/or meetings as Landlord or its agents may reasonably request, and Tenant shall cooperate in good-faith with Landlord and its agents in Landlord’s review of same. No later than 14 days prior to the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that all such items which Tenant is required to maintain hereunder are then in good repair and condition and have been maintained in accordance with this Lease.

8.3    Performance of Work. All work described in this Section 8 shall be performed only by reputable and qualified contractors and subcontractors and only in accordance with plans and specifications approved by Landlord in writing, to the extent such approval is required herein. If Tenant requests that Landlord supervise any work described in this Section 8 (not including day-to-day oversight of Tenant’s third party property manager), Tenant shall pay to Landlord a construction management fee equal to the construction management fee charged by Landlord’s third party management company to perform such work provided same is consistent with prevailing market rates without an additional administrative fee (not to exceed 5% of the cost of such work). If Tenant has not requested that Landlord supervise any work described in this Section 8, but such work affects the Building’s Systems or Building’s Structure (other than to a de minimis extent as determined by Landlord) thus requiring Landlord’s participation, Tenant shall pay to Landlord a construction management fee equal to the construction management fee charged by Landlord’s third party management company to perform such work provided same is consistent with prevailing market rates without an additional administrative fee (not to exceed 5% of the cost of such work) affecting the Building’s Systems or Building’s Structure. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s Mortgagee, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts as is commercially reasonable and with reputable companies with an A.M. Best rating of A-:VII or better. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage either of the Buildings (including the Premises, the Building’s Structure and the Building’s Systems) and shall use materials of a quality that is at least equal to the quality that is consistent with the standard for the Buildings as of the Commencement Date, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Project and the related complex. Landlord may designate reasonable written rules, regulations and procedures for the performance of all such work in the Buildings (including insurance requirements for contractors) and shall have the right to designate reasonable times when such work may be performed. All such work which may affect the Building’s Structure or the Building’s Systems (other than to a de minimis extent as determined by Landlord) must be approved by the Project’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work, which contractor shall be independent, qualified, and reputable, and their rates, fees etc. are consistent with market rates for the subject works without an additional administrative fee. All work affecting the roof of either of the Buildings must be performed by Landlord’s roofing contractor (whose rates and fees shall be consistent with market rates for the subject works without an additional administrative fee) and no such work will be permitted if it would void or reduce or otherwise adversely affect the warranty on the roof. Upon completion of any work described in this Section 8, Tenant shall furnish Landlord with accurate reproducible “as-built” CADD files of the improvements as constructed.

8.4    Liens. Tenant shall promptly pay all charges for work, materials, supplies and services performed or supplied in respect of the Premises by or on behalf of any Tenant Party. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any liens or claims for liens to be filed against the Premises or the Project in connection therewith. If such a lien is filed, then Tenant shall, within ten business days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien into court and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim (either to the claimant or into court), and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten business days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with

Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including actual, out-of-pocket attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

8.5    Utilities; Licenses and Permits.

8.5.1    Utilities. Prior to the Building B Turnover Date and Building C Turnover Date, as applicable, Landlord shall be responsible for obtaining all utility services for the Project, the cost of which shall be included in the Total Construction Costs. Commencing from and after the Building B Turnover Date and Building C Turnover Date, as applicable, Tenant shall pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Project with respect to all portions of the Project in which the initial construction of the subject Work has been substantially completed (other than with respect to the Lab Space, in which Tenant shall be responsible regardless of whether the work therein is substantially completed) and Landlord has delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing such Work), together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Project, and Landlord shall have no responsibility whatsoever in connection with the foregoing. Following the Building B Turnover Date and Building C Turnover Date, as applicable, Tenant, at its expense, shall obtain all utility services for the Project with respect to all portions of the Project in which the initial construction of the subject Work has been substantially completed (other than with respect to the Lab Space, in which Tenant shall be responsible regardless of whether the work therein is substantially completed) and Landlord has delivered vacant possession thereof to Tenant (subject to any contractors or subcontractors completing such Work), including making all applications therefor, obtaining meters and other related equipment, and paying all deposits and connection charges. Landlord shall not be liable for any interruption or failure of utility service to the Project, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant’s obligations hereunder.

8.6    Electrical Use.

8.6.1    Additional Electrical Capacity. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the applicable Building, as may be increased and supplemented in accordance with the provisions of this Lease. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost (without an additional administrative fee and which shall be based on market rates for such works), if, in Landlord’s reasonable judgment, the same shall not cause permanent and adverse damage to the applicable Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, if Tenant is not the sole tenant of the applicable Building, adversely affect Landlord’s ability to provide reasonable service to the balance of the applicable Building.

8.6.2    Required Additional Supplemental HVAC. If Tenant uses machines or equipment in the Premises which affect (other than to a de minimis extent) the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord shall notify Tenant in writing thereof and thereafter Tenant shall have a reasonable time period under the circumstances (not to exceed a total of 45 days following Landlord’s written notice to Tenant, unless such situation poses a material and imminent threat to the applicable Building [or any part thereof] or the occupants thereof, if any, as determined by Landlord in its commercially reasonable discretion, in which case no notice from Landlord to Tenant shall be required) to remove the equipment and/or install supplemental air conditioning, failing which Landlord may install such supplemental air conditioning units or other supplemental equipment in the Premises, and the actual cost thereof, including the cost of design, installation, operation, use, and maintenance, in each case plus an administrative fee of 10% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice therefor.

8.6.3    Licenses and Permits. Tenant shall, at its sole cost and expense, obtain and keep in force during the Term, and all extensions thereof, all licenses, certificates and permits necessary for it to use the Project in accordance with applicable Laws.

9.    Use. Tenant shall use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. The population density within each of the Buildings comprising the Premises shall at no time exceed one person for each 200 rentable square feet therein; however, such population density may from time to time exceed such number on a temporary basis for meetings, conferences and other events of a temporary nature. Tenant may use the Premises after the Normal Building Hours; however, (a) no more than 10% of Tenant’s desks and workstations in each Building comprising the Premises may be in use after Normal Building Hours other than on an occasional basis, and (b) such hours of operation shall not affect (1) the Normal Building Hours, or (2) Tenant’s obligation with respect to all costs and expenses as a result of Tenant operating in the Premises beyond the Normal Building Hours, including accelerated wear and tear on the Building’s Systems. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Project or its contents, or for the storage of any Hazardous Materials (other than in compliance with all Laws and this Lease). Tenant shall not use any portion of the Premises for a “call center,” any other telemarketing use, or any credit processing use other than as an ancillary component to Tenant’s Permitted Use in the Premises consistent with Class A buildings in the submarket in which the Buildings are located. Tenant may use any existing wiring or cabling in the Premises in its current “AS-IS” condition; however, any additional wiring or cabling installed by Tenant or modifications made to the existing wiring or cabling shall be at Tenant’s sole cost and expense. During the Term, Tenant shall leave any pre-existing but unused wiring and cabling undamaged and in a neat and organized fashion, labeled, and comparable to its current condition. If, because of a Tenant Party’s acts or omissions or because Tenant vacates the Premises, the rate of insurance on either of the Buildings or its contents increases, then Tenant shall pay to Landlord the amount of such increase with 15 days of written demand with supporting evidence, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with Landlord in its management of the Project.

10.    Assignment and Subletting.

10.1    Transfers. Except as provided in Section 10.9 and in Section 10.10, Tenant shall not, without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed subject to the standards described in Section 10.2 below) of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is a corporation or partnership permit a Change of Control to occur in respect of such corporation or partnership, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, (6) permit the use of the Premises by any parties other than Tenant, or (7) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 10.1(1) through 10.1(7) being a “Transfer”). “Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law (including amalgamation) or otherwise (including, without limitation, any change in the constitution of a partnership) of any shares, voting rights, securities or interests which results in any change in the effective Control of such corporation or partnership, unless: (A) such change occurs as a result of trading in the securities of an entity listed on a recognized stock exchange in Canada, the United States or on any other recognized stock exchange; and (B) Landlord receives assurances reasonably satisfactory to it that such change will not detrimentally affect the financial capacity of such entity or the ability of such entity to conduct business, provided there shall be a continuity of the business of such entity notwithstanding such Change of Control.

10.2    Consent Standards. In determining whether or not to grant its consent to a Transfer, it shall not be unreasonable for Landlord to withhold its consent if, without limiting any other factor or circumstance which Landlord may reasonably take into account:

(a)    in Landlord’s opinion, arrived at reasonably and in good faith, the proposed transferee or any principal or principal shareholder of the proposed transferee: (1) does not have a history of successful business operations in the business to be conducted in the Premises; (2) does not have a satisfactory background, business history, financial condition, creditworthiness and/or capability; (3) any companies or partnerships of which the proposed transferee or such principal was a principal shareholder or partner, has a history of defaults under commercial leases; (4) meets Landlord’s reasonable standards for tenants of the Project and the related complex and is otherwise compatible with the character of the occupancy of the Project and the related complex;

(b)    Landlord does not receive such financial, business or other information relating to the proposed Transferee and its principals or principal shareholders as Landlord reasonably requires to enable it to make a determination concerning the matters set out in Subsection 10.2(a) including, without limitation, the information required pursuant to Section 10.3;

(c)    the use of the Premises by the proposed transferee, in Landlord’s opinion arrived at reasonably and in good faith, could: (1) result in occupancy of the Premises exceeding the density limit or excessive use of the elevators or other building systems; (2) be inconsistent with the image, character and standards of the Project; (3) expose the occupants of the related complex (for so long as the related complex is owned by Landlord or an Affiliate of Landlord) to risk of harm (other than to a de minimis extent as determined by Landlord), damage or interference (other than to a de minimis extent as determined by Landlord) with their use and enjoyment thereof; (4) result in a material increase of pedestrian or vehicular traffic to the Premises or any other part of the Project; or (5) to extent the proposed transferee, individually or collectively with Tenant will materially increase Operating Costs; or

(d)    the proposed transferee:

(1)proposes to use any portion of the Premises for a use other than the Permitted Use (including, without limitation, uses for credit processing and telemarketing other than on an ancillary basis to the principal use provided that the principal use is not for credit processing or telemarketing) or will use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement or record as of the Lease Date;

(2)is a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity that (A) is not typically found in Class A office buildings or (B) could materially increase the pedestrian or vehicular traffic to the Project; or

(3)is currently or has in the past been involved in litigation with Landlord or any of its Affiliates.

Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion. Any consent by Landlord to a Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer by either Tenant or any proposed Transferee in accordance with this Section 10. Landlord shall not be liable for any losses or claims that may be suffered or incurred by Tenant arising out of Landlord unreasonably withholding its consent to any Transfer, it being intended that Tenant’s only recourse in such event shall be an application to court for a declaration that Landlord grant its consent to such Transfer. This prohibition against Transfer shall include a prohibition against any Transfer by operation of law. Notwithstanding any other provisions of this Section 10: (A) Tenant shall not grant, or permit to exist, any leasehold mortgage or any other charge of the Premises of any nature; and (B) in the case of a Transfer that is a sublease, the Transferee in respect thereof shall not enter into, consent to or permit a sub-sublease of all or any part of the Premises that is subject to such sublease without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord may condition its consent to a Transfer on a reasonable increase in the Security Deposit or receipt of a guarantee from a suitable party.
10.3    Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation (which may be redacted to remove any confidential information unrelated to this Lease or any subletting of the Premises or assignment of this Lease), and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord within 15 business days of written request for its reasonable attorneys’ fees and other expenses incurred in connection with considering any request for consent to a Transfer (which shall not exceed $2,500 for consents to subleases provided Landlord’s standard consent to sublease form is used without material modification or negotiation).

10.4    Conditions to Consent. The following provisions shall be applicable to a Transfer whether or not the consent of Landlord thereto is required or given:

(a)    Any Transfer to which Landlord consents or which is otherwise permitted under this Lease shall be subject to Tenant and the transferee executing, prior to the Transfer being made, an agreement with Landlord on terms and conditions that are customary at the applicable time for such agreements and otherwise in form and content satisfactory to Landlord, Tenant and such Transferee, each acting reasonably, provided that such agreement shall provide, inter alia, that:

(1)    in the case of an assignment the Transferee agrees to be bound by all of the terms of this Lease jointly and severally with Tenant as if it had originally executed this Lease as tenant;

(2)    in the case of a sublease: (A) the transferee’s right, title and interest in and to the Premises shall terminate upon the surrender, release, disclaimer or merger of this Lease, and the transferee waives its rights to retain possession of the subleased premises or obtain relief from forfeiture under the provisions of the Commercial Tenancies Act (Ontario) or any other statutory provisions; (B) upon notice from Landlord, the transferee shall pay all amounts payable by it each month under the sublease directly to Landlord, who shall apply such payments on account of Tenant’s obligations under this Lease; and (C) the transferee shall not enter into, consent to or permit a sub-sublease of all or any part of the Premises that is subject to such sublease.

Such agreement and any required consent of Landlord to a Transfer shall, at Landlord’s option, be prepared by Landlord or its solicitors and any and all reasonable legal and administrative costs with respect thereto shall be paid by Tenant.
(b)    If Tenant effects a Transfer, Landlord may collect Rent from the transferee and apply the net amount collected to the Rent payable under this Lease but no acceptance by Landlord of any payments by a transferee shall be deemed to be acceptance of the transferee as a tenant or a waiver of Tenant’s covenants or a release of Tenant from the further performance by Tenant of its obligations under this Lease.

(c)    Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(d)    In the event that this Lease is disclaimed or terminated in the context of any bankruptcy proceeding pertaining to any transferee of this Lease, Ciena Canada, Inc. (the “Original Tenant”), within 10 days after receipt of a notice from Landlord, which notice may be given to Original Tenant at Landlord’s option, shall enter into a new lease with, and prepared by, Landlord on the same terms and conditions as contained herein for the balance of the Term (being the period commencing on the date of such disclaimer or termination, as the case may be, and expiring on the date this Lease would have expired except for such disclaimer or termination). Original Tenant’s obligations under this Section 10.4 shall survive the disclaimer or termination of this Lease in the context of any bankruptcy proceeding pertaining to any transferee of this Lease.

(e)    Notwithstanding the effective date of any permitted Transfer as between Tenant and the transferee, all Rent for the month in which such Transfer occurs shall be paid in advance by Tenant so that Landlord will not be required to accept partial payments of Rent for such month from either Tenant or transferee.

(f)If the Transfer in respect of which consent has been given is not completed within 180 days of the date of such consent or if an Event of Default has occurred that is continuing, then such consent shall, at Landlord’s option, become void.

10.5    No Release. Notwithstanding any other provision of this Lease, or any other rights that Original Tenant may have at law or equity, no Transfer whatsoever (whether effected with or without the consent of Landlord) shall release Original Tenant from its obligations and liabilities under, pursuant to, or in respect of, this Lease. Original Tenant covenants and agrees that it shall, notwithstanding any Transfer whatsoever in all cases remain fully obligated and liable under this Lease. Without limiting the generality of the foregoing, following a Transfer, Original Tenant shall indemnify and save Landlord harmless from and against any and all claims and losses which Landlord may incur, or to which it may become subject, by reason of the failure of the Transferee to pay, observe, perform and comply with its obligations and liabilities under, pursuant to, or in respect of, this Lease for any reason whatsoever and/or from any inability of Landlord to obtain or enforce payment, performance and observance of such obligations and liabilities from, or against, the transferee for any reason whatsoever. Without limiting the generality of the foregoing, Original Tenant covenants and agrees with Landlord that in the event that the transferee is at any time, or from time to time, in default in payment of any Rent or other amount payable under this Lease Original Tenant, Original Tenant shall pay to Landlord on demand all such amounts then in default.

10.6    Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.6. The provisions of this Section 10.6 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.7    Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting (in each case to a party other than a Permitted Transferee) of two (2) full floors or more with a sublease term extending (or containing an option to extend) into the last 24 months of the then current Term, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, if Landlord provides written notification to Tenant of its election to cancel this Lease as to any portion of the Premises as provided above, Tenant may rescind its proposed assignment or subletting of the Premises by notifying Landlord in writing within five business days following Landlord’s written cancellation notice, and if Tenant timely elects to rescind its request, Landlord’s the cancellation notice shall be rendered null and void.

10.8    Additional Compensation. While no Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer which is specifically allocated to the value of the leasehold interest and excluding goodwill and any other amounts paid or payable for any other assets conveyed by Tenant, less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, tenant finish work and any other reasonable and customary out-of-pocket costs, including test fits, marketing costs, free rent, and other tenant inducements) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby. While any Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, one hundred percent (100%) of the excess of (A) all compensation received by Tenant for a Transfer over (B) the Rent allocable to the portion of the Premises covered thereby.

10.9    Permitted Transfers. Notwithstanding Section 10.1, a Transfer may occur to the following types of entities (a “Permitted Transferee”) or pursuant to the following types of transactions (each a “Permitted Transfer”) without the consent of Landlord, provided that Tenant shall not enter into a series of transactions as a means of subverting the terms of this Section 10.9:

10.9.1    an Affiliate of Tenant or Guarantor, but only so long as such transferee remains an Affiliate of Tenant or Guarantor;

10.9.2    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which is not an Affiliate of Tenant or Guarantor in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (1) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; (2) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction; (3) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed)

is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction; and (4) the proposed transferee is an Affiliate of Guarantor following the applicable transaction;

10.9.3    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which is not an Affiliate of Tenant or Guarantor acquiring all or substantially all of Tenant’s assets (whether directly via asset purchase or indirectly via a direct or indirect Change of Control of Tenant), so long as (1) Tenant’s obligations hereunder are assumed by the entity acquiring such assets; (2) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction; (3) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction; and (4) the proposed transferee is an Affiliate of Guarantor following the applicable transaction; or

10.9.4    (1) an initial or subsequent public offering or distribution of equity or debt securities by Tenant, Guarantor or any Affiliate of Tenant or Guarantor, and/or (2) the sale of equity or convertible debt securities of Tenant, Guarantor or any Affiliate of Tenant or Guarantor in any transaction, so long as (i) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction and (ii) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction.

Tenant shall promptly notify Landlord of any such Permitted Transfer (subject to the confidentiality qualifications noted above). Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project or the related complex, Landlord or other tenants of the related complex of record as of the Lease Date. No later than ten days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10. The right to Transfer to an Affiliate pursuant to Subsection 10.9.1 shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant and Guarantor and that, within 30 days after such Transfer being effected, both Tenant and such Permitted Transferee must enter into an agreement with Landlord, in a form satisfactory to Landlord, Tenant and such Permitted Transferee, each acting reasonably, that if such Permitted Transferee ceases to be an Affiliate of Tenant and Guarantor, it shall so notify Landlord in writing within ten days after such event and, upon the written request of Landlord, transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Affiliate of Tenant and Guarantor. As a condition to a Permitted Transfer, at Landlord’s request, Guarantor shall ratify and confirm in writing to Landlord the Guarantee executed by Guarantor for the benefit of Landlord and acknowledge in a written instrument reasonably acceptable to Landlord that the obligations of the proposed transferee shall be included as part of the obligations guaranteed by Guarantor under such Guarantee. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises, as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord. “Corporate Debt Rating” shall mean either a general corporate debt rating or an unsecured corporate debt rating by either Standard & Poor’s Corporation (“S&P”) or Moody’s Investor Service (“Moody’s”).

10.10    Permitted Occupants.

10.10.1    Notwithstanding anything in this Section 10 to the contrary, Tenant may permit its subsidiaries, Affiliates, clients, contractors, customers, auditors, strategic partners or other entities under common ownership (total or partial) with Tenant or with whom Tenant has or is then establishing a bona fide business relationship (each a “Permitted Occupant”) to occupy and use up to 20% of the Building B Premises, in the aggregate, and up to 20% of the Building C Premises, in the aggregate, without the written consent of Landlord, subject to the following conditions: (a) the Permitted Occupant is of character, is engaged in a business, uses the Premises in keeping with Tenant and the Permitted Use, (b) the use of the Premises by the Permitted Occupant may not violate any other agreements affecting the Premises, the Buildings, the Project, the related complex, Landlord or other tenants of the related complex, (c) the use and occupancy by the Permitted Occupant is otherwise expressly subject to, and the Permitted Occupant must comply with, all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease (other than Tenant’s obligation to pay Basic Rent or Additional Rent under this Lease), including the requirement to obtain insurance in the requisite amounts and to indemnify, defend and hold Landlord harmless for any Loss (defined below) or other liabilities resulting from the use and operations contemplated by this Section 10.10, (d) any violation of any provision of this Lease by the Permitted Occupant shall be deemed to be a default by Tenant under such provision, (e) the space occupied by the Permitted Occupant shall not be separately demised from the Premises, (f) the Permitted Occupant shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter, (g) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupant, (h) in no event shall any use or occupancy of any portion of the Premises by any Permitted Occupant release or relieve Tenant from any of its obligations under this Lease, (i) each such Permitted Occupant shall be deemed an invitee of Tenant, and Tenant shall be fully and primarily liable for all acts and omissions of such Permitted Occupant as fully and completely as if such Permitted Occupant was an employee of Tenant; (j) in no event shall the occupancy of any portion of the Premises by any Permitted Occupant be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupant or be deemed to vest in Permitted Occupant any right or interest in the Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Permitted Occupant; and (k) Tenant shall receive no rent, payment or other consideration in connection with such occupancy and use other than nominal rent payments, which in no event may be greater per rentable square foot occupied and used by such Permitted Occupant than the Basic Rent and Additional Rent amounts (per rentable square foot in the Premises) payable by Tenant hereunder.

10.10.2    Tenant shall provide to Landlord promptly after request a written list of the names and contact information of all Permitted Occupants then being allowed access to the Premises by Tenant.

10.10.3    Any equipment or other property of a Permitted Occupant in the Project shall be subject to Section 16 (Personal Property Taxes) and Section 21 (Surrender of Premises) of this Lease. However, nothing in this Section 10.10 shall diminish Landlord’s rights elsewhere in this Lease or imply that Landlord has any duties to any Permitted Occupant. Tenant acknowledges that Landlord shall have no responsibility or liability for the allocation or use of the Premises between Tenant and any Permitted Occupant. No disputes among Tenant and any Permitted Occupant shall in any way affect the obligations of Tenant hereunder.

10.10.4    In addition to all other indemnity obligations of Tenant under this Lease, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all Losses arising from all claims made by, attributable to, or otherwise relating to, any Permitted Occupant in accordance with Tenant’s indemnity obligations under Section 11.4 hereof.

11.    Insurance; Waivers; Subrogation; Indemnity

11.1    Tenant’s Insurance. Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance (including property damage, bodily injury and personal injury coverage) in amounts of $1,000,000 per occurrence in primary coverage, with an additional $10,000,000 in umbrella coverage or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require so long as such additional amounts are typical for comparably sized commercial office tenants in comparable buildings in the submarket in which the Project is located (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor host liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (B) cause of loss-special risk form (formerly “all-risk”) insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up and flood) covering the replacement value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (C) cause of loss-special risk form (formerly “all-risk”) insurance covering the full value of all furniture, trade fixtures, equipment and personal property in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (D) contractual liability insurance (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (E) commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), (F) worker’s compensation insurance and employer’s liability insurance with statutory limits, and (G) extra expense insurance attributable to the Premises in an amount of $2,500,000. Tenant’s insurance shall be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance at least five business days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and on or prior to each renewal of said insurance without any lapse in coverage, and Tenant shall notify Landlord within four business days of Tenant’s receipt of notice of cancellation if any such insurance policy is to be cancelled before the expiration date hereof. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of A-:VII or better. However, no review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord’s rights or Tenant’s obligations hereunder. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein within five business days from written notice from Landlord (which notice shall not be given until such time as the required insurance herein must be maintained), Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 5% of such cost. Any insurance required to be maintained by Tenant may be taken out under a corporate blanket insurance policy or policies covering other premises, property or insureds in addition to the Premises and Tenant, provided the commercial general liability and umbrella coverages are on a per location aggregate basis (or contain a per location aggregate endorsement) and such blanket policy or policies otherwise comply with this Section 11.1.

11.2    Landlord’s Insurance. Commencing as of the beginning of construction of the Project and continuing throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) cause of loss-special risk form (formerly “all-risk”) insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up and flood) for the Buildings’ replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $10,000,000 and such other insurance maintained by prudent corporate or institutional landlords for buildings and developments of equivalent quality, size, utility and location within the former City of Kanata submarket to the Buildings and the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Buildings and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Project and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Operating Costs.

11.3    No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives and releases any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against (or permitted to be self-insured against) under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below) and such waiver shall also apply to any deductible payable under Tenant’s property insurance policies and self-insurance and self-retention amounts maintained by Tenant. Additionally, Landlord and Tenant each waives any claim it may have against the other for any Loss to the extent such Loss is caused by a terrorist act. Each party shall promptly notify their respective insurance carriers of this waiver of subrogation to the extent required by each respective party’s insurance policies and cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

11.4    Indemnity. Subject to Section 11.3, from and after the Building B Turnover Date and Building C Turnover Date, as applicable, and only in respect of those areas within the applicable Building that have been substantially completed and for which Landlord has delivered vacant possession to Tenant (subject to any contractors or subcontractors completing the Work), it being acknowledged that this indemnity does not extend to acts or omissions of any contractors or subcontractors who remain on site to complete the Work (for which the indemnity in Section 8.5 of the Work Letter shall apply with respect to Tenant and any Tenant Parties), Tenant shall defend, indemnify, and hold harmless Landlord, Landlord Parties and its or their representatives, employees and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) (1) occurring in or on the Project (including within the Premises) other than to the extent caused by the negligence or willful misconduct of any Landlord Party, or (2) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant’s Off-Premises Equipment other than to the extent caused by the negligence or willful misconduct of any Landlord Party. Subject to Section 11.3, Landlord shall defend, indemnify, and hold harmless Tenant, Tenant Parties and its or their agents and employees from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) for any Loss arising from any occurrence in or on the Project (including within the Premises) to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party and shall not settle or compromise any such proceeding without the prior written consent of the indemnified party.

12.    Subordination; Attornment; Notice to Landlord’s Mortgagee.

12.1    Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or, subject to Section 12.5 below, hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. Subject to Section 12.5, the provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

12.2    Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

12.3    Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by a nationally recognized overnight courier service, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant contemporaneously with the delivery of such notice to Landlord.

12.4    Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the applicable Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own fee simple title to the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan. If any conflict exists or arise between the terms of this Section 12.4 and the terms of the mortgagee protection provisions contained in any executed subordination, non-disturbance and attornment agreement, the terms of the mortgagee protection provisions in the executed subordination, non-disturbance and attornment agreement shall prevail. As used in this Section 12.4, Landlord’s Mortgagee shall include any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise.

12.5    Subordination, Non-Disturbance and Attornment Agreement. Landlord shall obtain a subordination, non-disturbance and attornment agreement from the current Landlord’s Mortgagee, if any, and any future Landlord’s Mortgagee, in such Landlord’s Mortgagee’s standard form therefor with such changes thereto as may be agreed upon by Tenant and such Landlord’s Mortgagee; however, any commercially reasonable fees charged by such Landlord’s Mortgagee associated with obtaining such subordination, non-disturbance and attornment agreement (except for the administrative fee of obtaining such subordination, non-disturbance and attornment agreement and the initial $2,500 in Landlord’s Mortgagee’s legal fees, payable to such Landlord’s Mortgagee, which shall be paid by Landlord) shall be paid by Tenant within 15 days after Landlord’s written request therefor and, if previously received by Landlord, accompanied by a reasonably detailed itemization of such fees and costs. Additionally and at no cost or expense to Tenant, Landlord shall obtain and deliver to Tenant on the Lease Date a lease recognition and non-disturbance agreement from Landlord’s Affiliate, Innovation Blvd. I, LLC, a Delaware limited liability company, in the form attached hereto as Exhibit M, and upon written request by Tenant, from any head landlord under any Primary Lease that hereinafter may be entered into.

13.    Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit D, provided that if there is any conflict or inconsistency between this Lease and the rules and regulations, this Lease shall govern. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are provided to Tenant in writing, are generally applicable to all tenants of the Project whose leases require such compliance, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance. Tenant shall be responsible for the compliance or noncompliance with such rules and regulations by each Tenant Party.

14.    Condemnation.

14.1    Total Taking. If the entirety of Building B, Building C, the Building B Premises or the Building C Premises is taken by any lawful power or authority by the right of expropriation (a “Taking”), this Lease shall terminate as to the applicable Building or Premises as of the date of the Taking.

14.2    Partial Taking - Tenant’s Rights. If any material portion (greater than 25% of the rentable premises in either of the Buildings or 50% of the land area of the Project) of either of the Buildings or Project becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the applicable Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as to the applicable Building or Premises as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking (but the Lease shall remain in effect as to the remaining Building and Premises). If Tenant does not terminate this Lease as to the applicable Building or Premises, then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises or the Project rendered untenantable by the Taking.

14.3    Partial Taking - Landlord’s Rights. If (a) any material portion (greater than 25% of the rentable premises in either of the Buildings or 50% of the land area of the Project), but less than all, of either of the Buildings or Project becomes subject to a Taking, or (b) if Landlord is required to pay $1,500,000 or more of the proceeds arising from a Taking to a Landlord’s Mortgagee (however, Tenant may nullify Landlord’s termination notice given under this clause (b) if Tenant delivers to Landlord, within five business days after Landlord’s cancellation notice, funds equal to the amount of proceeds that Landlord is required to pay to a Landlord’s Mortgagee in excess of $1,500,000), then Landlord may terminate this Lease only as to the applicable Building or Premises by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking (but the Lease shall remain in effect as to the remaining Building and Premises). If Landlord does not so terminate this Lease as to the applicable Building or Premises, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent and Additional Rent shall abate as provided in the last sentence of Section 14.2.

14.4    Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Project and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business.

14.5    Restoration. In the event of any Taking of less than the whole of the applicable Premises which does not result in a termination of this Lease, (1) Landlord, at its expense but only to the extent of the award actually received by Landlord pursuant to such Taking (after deducting any reasonable expenses incurred in connection with such Taking), shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the affected Building and the Premises therein to the extent practicable, and (2) if requested by either party, Landlord and Tenant shall promptly execute an amendment to this Lease confirming the deletion from the Premises of the space subject to the Taking.

15.    Fire or Other Casualty.

15.1    Repair Estimate. If the Premises or the Project are damaged by fire or other casualty (a “Casualty”), Tenant shall immediately notify Landlord thereof. Thereafter, Landlord shall promptly take all commercially reasonable steps to secure the safety and integrity of the Premises/Project, as the case may be, and remove all debris etc. and thereafter, as soon as reasonably possible (and in no event later than 60 days after the date on which Tenant notifies Landlord of such Casualty), deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty (which estimate shall be based on the opinion of an independent, reputable and qualified consultant, such as an architect or engineer) and Landlord shall use commercially reasonable efforts to commence repair of the Premises or the Project, as applicable, as soon as reasonably possible and in any event no later than 30 days after delivery of the Damage Notice.

15.2    Tenant’s Rights. If either of the Building B Premises or Building C Premises are damaged by Casualty such that Tenant is prevented from conducting its business in the applicable portion of the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates (which estimate shall be based on the opinion of an independent, reputable and qualified consultant, such as an architect or engineer) that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 15.4 below cannot be repaired within (1) one year after the commencement of repairs, (2) 90 days after the date of the Casualty if the Casualty occurs between 365 days and 180 days before the expiration of the Term, or (3) 60 days after the date of the Casualty if the Casualty occurs during the last six months of the Term (as applicable, the “Repair Period”), then Tenant may terminate this Lease as to the applicable portion of the Premises by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant (it being acknowledged that the Lease shall remain in full force and effect as to the remaining portion of the Premises).

15.3    Landlord’s Rights. If a Casualty occurs and (1) Landlord estimates (which estimate shall be based on the opinion of an independent, reputable and qualified consultant, such as an architect or engineer) that the damage cannot be repaired within the Repair Period, (2) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord as aforesaid, and such damage occurs during the last two years of the Term (provided that if Landlord elects to exercise its rights herein and Tenant has a remaining right to extend the Term, Tenant shall be entitled within 15 days of Landlord’s election herein to elect to exercise such extension right, in which case Landlord’s rights under this Section 15.3(2) shall not apply), (3) regardless of the extent of damage, the damage is not fully covered (e.g., the damage falls under a policy exclusion) by Landlord’s insurance policies (or which would have been covered by insurance if Landlord had carried the insurance required under Section 11.2 of this Lease and diligently pursued recovery under same), or (4) Landlord is required to pay $1,500,000 or more of the insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee (however, Tenant may nullify Landlord’s termination notice given under this clause (4) if Tenant delivers to Landlord, within five business days after Landlord’s cancellation notice, funds equal to the amount of proceeds that Landlord is required to pay to a Landlord’s Mortgagee in excess of $1,500,000), then Landlord may terminate this Lease as to the applicable portion of the Premises by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant (it being acknowledged that the Lease shall remain in full force and effect as to the remaining portion of the Premises).

15.4    Repair Obligation. If neither party elects to terminate this Lease as to the applicable portion of the Premises following a Casualty, within the time periods specified for so doing, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Project. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises; provided, that in such event, after Landlord has received proceeds sufficient to restore the Project and all improvements funded by Landlord with respect to the Premises (including the Construction Allowance), Tenant shall be entitled to proceeds up to the unamortized portion of the out-of-pocket amounts initially expended by Tenant to third parties (over and above the amount permitted to be retained by Landlord as described above) to perform the Work in the Premises, and any subsequent work in the Premises paid for exclusively by Tenant, as calculated using a straight-line amortization over the initial Term (or, for any improvements installed during any renewal Term amortized over such renewal Term), and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease.

15.5    Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of (a) completion of Landlord’s repairs, (b) the date upon which completion of Landlord’s repairs would have occurred but for delays caused by Tenant Parties, or (c) the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party caused such damage, in which case, Basic Rent and Additional Rent shall be abated only to the extent Landlord is compensated for such Rent by loss of rents insurance proceeds (and, if Landlord has failed to maintain insurance on such items as required by this Lease, an amount equal to the proceeds Landlord would have received had Landlord maintained such insurance, if any. If it shall be necessary for Tenant to reconstruct alterations in the Premises, then the abatement provided above shall continue until the earlier of (1) the date on which Tenant occupies any portion of the Premises and begins conducting business therein or (2) 90 days after the date of substantial completion of the repair or reconstruction by Landlord.

16.    Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, fixtures, betterments, improvements, and alterations placed by any Tenant Party in the Premises or in or on the Buildings or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture, fixtures, betterments, improvements, and alterations and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17.    Events of Default. Each of the following occurrences shall be an “Event of Default”:

17.1    Payment Default. Tenant’s failure to pay Rent within five business days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

17.2    Vacating. Tenant vacates the Premises or a substantial portion thereof without providing written notice to Landlord at least ten business days prior to the date on which Tenant vacates the Premises or any substantial portion thereof;

17.3    Estoppel; Subordination; Financial Reports. Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to Section 25.5, Section 12.1, and Section 25.18 respectively and the expiry of the delivery period referred to therein, and such failure shall continue for five business days after Landlord’s second written notice thereof to Tenant;

17.4    Insurance. Tenant fails to maintain any insurance which it is obligated to maintain under this Lease or any policy of insurance covering any part of the Premises is cancelled by the insurer by reason of any particular use or occupancy of the Premises by Tenant or anyone permitted by Tenant to be upon the Premises and such insurance is not replaced within two business days following such failure or cancellation;

17.5    Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.4;

17.6    Transfer. Tenant makes a Transfer or grants a leasehold mortgage or any other charge of the Premises other than in accordance with the provisions of this Lease;

17.7    Other Defaults. Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease other than provided in this Section 17 and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; however, if such failure cannot be cured within such 30-day period (thus excluding, for example, Tenant’s obligation to provide Landlord evidence of Tenant’s insurance coverage) and Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured within an additional 30 days after the expiration of the initial 30-day period; and

17.8    Insolvency. Any of the following occur: (a) Tenant (the term “Tenant” shall include, for the purpose of this Section 17.8, any guarantor of Tenant’s obligations hereunder) takes any steps or commences any proceedings for the dissolution, winding-up or other termination of its existence or the liquidation of its assets, other than in connection with a Transfer made in compliance with this Lease; (b) Tenant becomes bankrupt or insolvent, gives notice of its intention to make or makes any voluntary proposal, assignment or arrangement for the benefit of its creditors under any statute for bankrupt or insolvent debtors or files any application or commences any proceedings seeking any stay, reorganization, arrangement, composition or readjustment under any statute for bankrupt or insolvent debtors, or consents to or acquiesces in any such application or proceedings made by any other person or entity; (c) an application is filed or any steps are taken or proceedings commenced by any person or entity against Tenant to declare it bankrupt or insolvent, or for the dissolution, winding-up or other termination of Tenant’s existence or the liquidation of its assets (other than in connection with a Transfer made in compliance with this Lease), or seeking the appointment of a trustee, receiver, receiver and manager, monitor, interim receiver, custodian, sequestrator, liquidator or other person or entity with similar powers in respect of Tenant or seeking any stay, reorganization, arrangement, composition or readjustment under any statute for bankrupt or insolvent debtors, to which Tenant, as the case may be, has not consented or acquiesced, unless such application or proceedings are stayed and being actively and diligently contested in good faith; (d) a trustee in bankruptcy, receiver, receiver and manager, interim receiver, monitor, custodian, sequestrator, liquidator or any other person or entity with similar powers is appointed with respect to Tenant or a material portion of its business or assets or of the Premises or any portion thereof or interest therein, unless such appointment is being actively and diligently contested in good faith and is set aside, discharged, cancelled or annulled within 30 days after it is made; (e) this Lease or any material portion of Tenant’s assets on the Premises are taken or seized under a writ of execution, assignment, pledge, charge, debenture, or other security instrument and such writ is not stayed or vacated within 15 days after the date of such taking; or (f) Tenant makes a sale in bulk of substantially all of its assets out of the ordinary course of business other than in conjunction with a Transfer permitted under this Lease;

18.    Remedies. Upon the occurrence and during the continuation of any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

18.1    Termination of Lease. Terminate this Lease by written notice to Tenant or to re-enter the Premises and repossess them and, in either case enjoy them as of its former estate, and Landlord may remove all persons, entities and property from the Premises and store such property at the expense and risk of Tenant or sell or dispose of such property in such manner as Landlord sees fit without notice to Tenant, in which event Tenant shall pay to Landlord (a) all damages, costs and expenses incurred by Landlord as a result of such Event of Default or in efforts to enforce any of Landlord’s rights or remedies, including all Rent for the portion of the Term following such termination and (b) all amounts due under Section 19.1;

18.2    Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19.1, and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to terminate Tenant’s right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall use reasonable efforts to relet the Premises as further described in Section 19.4 below. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting despite such efforts. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.2. If Landlord elects to proceed under this Section 18.2, it may at any time elect to terminate this Lease under Section 18.1;

18.3    Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

18.4    Suspension of Services. Suspend any above building-standard services required to be provided by Landlord hereunder without being liable for any claim for damages therefor;

18.5    Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may in accordance with the exercise of its rights under Sections 18.1 and 18.2 alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant; or

18.6    Recovery of Rent. Recover from Tenant all arrears of Rent and any other monies payable by Tenant hereunder together with the current month’s Rent and the next three months’ instalments of Rent, which shall accrue on a day to day basis and shall immediately become due and payable as accelerated rent.

19.    Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage.

19.1    Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations under this Lease which Tenant failed to perform, (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (7) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated, provided that in each case such amounts payable under this clause (7) shall be limited to the unamortized portion of such amounts remaining as of the date of the Event of Default, amortized on a straight line basis over the Term (as the same may have been extended), (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate).

19.2    No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

19.3    Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease in accordance with Tenant’s indemnity obligations under Section 11.4 hereof.

19.4    Mitigation of Damage. The parties agree any duty imposed by Law on Landlord to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant or tenants (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 45 days following the date upon which Landlord obtains full and complete possession of the Premises, free of any claims to possession of the Premises by any Tenant Party; (2) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Project or the related complex is or soon will be available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole but reasonable discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord’s then-current leasing policies based on similar sized premises in the submarket in which the Buildings are located; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (A) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in the Project or the related complex; (B) whose use would adversely affect the reputation of the Project or the related complex; (C) whose use would require any addition to or modification of the Premises or Project or the related complex in order to comply with applicable Law, including building codes; (D) who does not have, in Landlord’s sole but commercially reasonable opinion, reasonably adequate creditworthiness based on similar sized entities leasing similar size premises in the submarket in which the Buildings are located; (E) that is a governmental entity, or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity that (i) is not typically found in Class A office buildings, (ii) could materially increase the pedestrian or vehicular traffic to the Project or (iii) otherwise does not meet Landlord’s reasonable standards for tenants of the Project and the related complex; or (F) that does not meet Landlord’s reasonable standards for tenants of the Project or the related complex or is otherwise incompatible with the character of the occupancy of the Project, as reasonably determined by Landlord; and (5) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless Landlord, in Landlord’s sole but reasonable discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant. For purposes of this Section 19.4, all references to the related complex shall refer to the related complex for so long as the related complex is owned by Landlord or an Affiliate of Landlord.

20.    Tenant Secured Financing. For the avoidance of doubt and notwithstanding any other provision of this Lease (including Sections 10.1 and 10.9 to which this provision is paramount), in no event shall any pledge, charge, mortgage, lien or any other grant of security or similar instrument in regards to any securities, stock, shares, assets or other interests of Tenant, Guarantor, any Affiliate of Guarantor or any other entity, given in order to secure any indebtedness (a “Secured Financing”) owed to one or more third party lenders or bondholders of Tenant, Guarantor or any Affiliate thereof (the “Secured Lenders”) constitute or be deemed to be a Transfer; provided, however, and notwithstanding the foregoing, (a) the exercise of any rights under any such pledge, charge, mortgage, lien or any other grant of security or similar instrument may constitute a Transfer and (b) pursuant to Section 10.2, in no event shall any Tenant Party grant, or permit to exist, any leasehold mortgage or any other charge of the Premises of any nature. Without limiting, and in furtherance of, the foregoing, Tenant shall be permitted without requiring the consent of Landlord to grant a security interest or chattel mortgage over Tenant’s trade fixtures, furniture, equipment and other personal property located in or about the Premises to any Secured Lenders (including any agent, trustee or representative acting on behalf of any such Secured Lenders) (collectively, the “Secured Party”) that from time to time has provided Secured Financing that is secured, in whole or in part, by, among other things, the trade fixtures, furniture, equipment or other personal property of Tenant located in or about the Premises. Upon written request of any Secured Party and at Tenant’s sole cost, Landlord shall enter into an agreement (in this Section 20, a “waiver of distress agreement”) with such Secured Party in a form that is satisfactory to Landlord, Tenant and such Secured Party, each acting reasonably. Such waiver of distress agreement shall contain: (1) a waiver of distress or other liens by Landlord in favour of such Secured Party; (2) a right for such Secured Party to enter into the Premises to enforce its rights with respect to Tenant’s trade fixtures, furniture, equipment and other personal property located in or about the Premises over which such Secured Party has security, which right shall be upon such commercially reasonable terms and conditions as the parties agree, acting reasonably, provided that the Secured Party shall promptly repair any and all damage to the Premises and/or the Buildings, if any, caused by the Secured Party or its agents or representatives resulting from the removal of such trade fixtures, furniture, equipment and other personal property from the Premises and other parts of the Buildings; and (3) such other commercially reasonable terms and conditions agreed upon by the parties, each acting reasonably.

21.    Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease or Tenant’s right to possess the Premises, Tenant shall (a) deliver to Landlord the Premises broom-clean with all improvements located therein in good repair and condition, normal wear and tear excepted (except for condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control), free of any liens or encumbrances and free of Hazardous Materials placed on the Premises during the Term by any Tenant Party; (b) deliver to Landlord all keys to the Premises and all access cards to the Project; (c) remove all trade fixtures, furniture (including demountable walls), and personal property placed in the Premises or elsewhere in the Project by a Tenant Party and equipment located in the Premises (it being acknowledged that such trade fixtures, furniture personal property and equipment remains the property of Tenant), in any case provided that such item to be removed is not integral to the operation of the Building’s Structure or the Building’s Systems, and Tenant shall restore any affected Building’s Systems to a fully operational level consistent with Building standard condition; and (d) subject to the provisions below, remove such alterations, additions, improvements, and Tenant’s Off-Premises Equipment as Landlord may require; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if (1) Landlord has specifically agreed in writing that the improvement or addition in question need not be removed; or (2) same do not exceed or differ in any material respect from customary, standard type of installations or improvements for general, executive and administrative offices in comparable buildings in the submarket in which the Buildings are located (the “Standard Improvements”); however, Tenant may be required by Landlord to remove any non-standard alterations, additions or improvements, including laboratories, server rooms, data centers, computer rooms, specialty ceilings, or any items that would have above-average demolition costs. Tenant shall repair all damage caused by the removal of the items described above. In connection with Landlord’s review and approval of any of Tenant’s proposed alterations, additions or improvements to the Premises,

Landlord may notify Tenant in writing, contemporaneously with Landlord’s notice of approval to Tenant with respect to the improvements in question, that Landlord will require Tenant to remove such alterations, additions or improvements prior to the expiration of the Term; however, if Tenant submits plans and specifications to Landlord for proposed alterations, additions or improvements to the Premises (including as part of the Work) and delivers a Removal Notice (defined below) to Landlord contemporaneously with such submission by Tenant, and Landlord fails to notify Tenant that Tenant will be required to remove such alterations, additions or improvements to the Premises at the expiration of the Term, Landlord may not request such removal at the expiration of the Term. A “Removal Notice” means a written notice from Tenant to Landlord that conspicuously states in bold, uppercase typeface that Tenant will not be required to remove the alterations, additions or improvements in question at the end of the Term unless, contemporaneously with Landlord’s notice of approval to Tenant with respect to the improvements in question, Landlord notifies Tenant in writing that Landlord will require Tenant to remove such alterations prior to the expiration of the Term. Notwithstanding the foregoing, if Tenant does not obtain Landlord’s prior written consent for any alterations, additions or improvements to the Premises (whether such approval is required hereunder or otherwise), Tenant shall remove all such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request in writing (save and except for Standard Improvements). If Tenant fails to remove any property required to be removed by Tenant under the terms of this Lease within five days after termination or expiry of this Lease, Landlord may, at Landlord’s option, (A) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (B) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including reasonable collection costs and attorneys’ fees), plus interest thereon at the Default Rate, or (C) elect any of the actions described in clauses (A) and (B) above as Landlord may elect in its sole discretion. Further, and notwithstanding anything in this Lease to the contrary, in all cases Tenant shall be required to remove, and to restore the Premises or Project, as applicable, to their previous condition, any wiring and cabling installed in the Premises or elsewhere in the Project by or on behalf of any Tenant Party, any alterations or improvements to first floor lobby or elevator lobby areas, any alterations or relocations of base-Building’s Systems, any improvements or signage incorporating Tenant’s name or logo, internal stairwells, vaults, raised flooring, any alteration, improvement or equipment not complying with Laws and in each case installed by or on behalf of any Tenant Party, and, unless Landlord has expressly stated otherwise in writing, all of Tenant’s Off-Premises Equipment, including any supplemental HVAC equipment, rooftop equipment, etc. The provisions of this Section 21 shall survive the end of the Term.

22.    Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 150% of the Rent payable during the last month of the Term for the first 60 days, 200% thereafter, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom.

23.    Certain Rights Reserved by Landlord. Landlord shall have the following rights:

23.1    Building Operations. To make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project or any part thereof to the extent within Landlord’s obligations or entitlements under this Lease; to enter upon the Premises (after giving Tenant at least two business days prior written notice thereof, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Buildings; to interrupt or temporarily suspend services and facilities to the Buildings and to change the name of the Buildings.

23.2    Security. To take such reasonable measures as Landlord deems advisable for the security of the Buildings; evacuating the Buildings for cause, suspected cause, or for drill purposes; temporarily denying access to the Buildings, subject, however, to Tenant’s right to enter when the Buildings are closed after Normal Building Hours under such reasonable regulations as Landlord may prescribe from time to time, which may include, by way of example but not limitation, that persons entering or leaving the Buildings not during Normal Building Hours, present a valid access badge or otherwise identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Buildings;

23.3    Prospective Purchasers and Lenders. Upon at least one business day prior notice (which notice may be email notice to Tenant’s representative at the Premises) to Tenant, to enter the Premises at all reasonable hours to show the Premises to investors, joint venture or other partners, lenders, purchasers of the Buildings and/or Landlord’s Mortgagees (in each case, whether existing or prospective); and

23.4    Prospective Tenants. At any time during the last 21 months of the Term upon at least one business day prior notice (which notice may be email notice to Tenant’s representative at the Premises) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.
In exercising the foregoing rights in this Section 23, Landlord shall use all commercially reasonable efforts to avoid and if not avoidable, minimize and mitigate any interference with or disruption to Tenant’s use and enjoyment of the Project and the undertaking of its business therefrom (including vehicular and pedestrian access to and from the Project and use of the Parking Area). To the extent that Landlord wishes to name the Buildings or the Project, Tenant shall have the first right and option to have the Buildings and/or Project named after its trade name and failing the exercise of such option the name of the Buildings and Project shall be subject to Tenant’s prior written approval. In the event that Landlord changes the name of the Buildings and/or Project, it shall reimburse Tenant for Tenant’s reasonable, actual, out-of-pocket costs incurred to reflect such change in name, including replacing its stationary and business cards on hand at the time of such name change. Notwithstanding Sections 23.3 and 23.4, (a) the persons visiting the Premises for these purposes shall be prohibited from taking any pictures or video capture within the Premises (Landlord and Tenant agree to cooperate to provide video and/or pictures of the Premises for marketing purposes); (b) Tenant shall be provided the opportunity to have its representatives accompany Landlord and any interested party in any site visit or showing and restrict or limit access to certain portions of the Premises (such as the laboratory/research and development space) as required by Tenant, acting reasonably, in order to protect proprietary or confidential information (Landlord acknowledging that the configuration and method of use of certain space in the Premises may in and of itself be proprietary and confidential); (c) Tenant shall be entitled to require that all such visitors be subjected to reasonable security measures and verification and to require each party to execute a reasonable confidentiality acknowledgement prior to accessing the Premises; and (d) any employees or representatives that are Primary Competitors (defined below) shall not be permitted to visit and tour the Premises during Tenant’s occupancy thereof without Tenant’s prior written consent.
24.    Substitution Space. [Intentionally Deleted].

25.    Miscellaneous.

25.1    Landlord Transfer. Subject to the terms and provisions of Section 8.4 of the Work Letter (entitled “Landlord Transfer Restriction”), Landlord may transfer the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

25.2    Landlord’s Liability.

25.2.1    If Landlord fails to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of Landlord’s default Tenant obtains a final non-appealable judgment of an Ontario court against Landlord for a liquidated sum of monetary damages, such judgment shall be satisfied only: (a) out of the proceeds of sale received upon execution of the judgment against the right, title and interest of Landlord in the applicable Building; (b) out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the applicable Building, or (c) out of insurance or expropriation proceeds receivable or received by Landlord in respect of the applicable Building and not applied to the restoration thereof. Tenant’s rights under this Section 25.2 shall be in addition to, and not in lieu of, any right or remedy of Tenant to seek specific performance and other injunctive relief at law or in equity, Tenant’s rights to offset Basic Rent as provided in Section 26.11.3 below, and Landlord’s Guarantor’s obligation to fund the Construction Allowance as provided in the Landlord’s Guarantee attached hereto as Exhibit P. Landlord and Landlord’s Guarantor shall be jointly and severally liable for the funding of the Construction Allowance, and for certainty, clauses (a), (b) and (c) of this Section 25.2.1 do not apply to limit or restrict the obligations of such parties in this regard.

25.2.2    Notwithstanding any other provision of this Lease and any rights that Tenant would otherwise have at law or equity, Tenant hereby irrevocably and unconditionally releases Landlord, each other Landlord Party and each Landlord’s Mortgagee from all claims and losses in respect of any and all Excluded Damages, howsoever arising, whether sustained or incurred by Tenant or any other Tenant Party or any other person or entity.

25.2.3    “Excluded Damages” means, in respect of a person or entity, all claims or losses that are: (a) indirect, special or consequential damages of any nature whatsoever (including but not limited to loss of business income and expense incurred to minimize or avoid a loss of business income or a loss of service to customers); and (b) punitive, exemplary, aggravated and similar damages, in each case of the foregoing clauses (a) and (b), whether incurred or sustain by such person or entity, or whether claimed against such person or entity by another person or entity. “Landlord Party” means Landlord, and each of its employees, officers, trustees, directors, agents, property managers, contractors, and others for whom it is in law responsible.

25.2.4    The provisions of this Section 25.2 shall survive any expiration or termination of this Lease.

25.3    Force Majeure. Notwithstanding any other provisions of this Lease, if and to the extent that either Landlord or Tenant is unable to fulfill or is delayed or restricted in the fulfillment of any obligation hereunder by reason of Unavoidable Delay, then either Landlord or Tenant, as the case may be, will, so long as such impediment exists, be deemed not to be in default in the performance of such obligation and any period for the performance of such obligation shall be extended accordingly and the other party to this Lease will not be entitled to exercise any rights or remedies as a result thereof or to receive compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned, provided that in no event will Tenant be relieved of its obligation to pay Rent as it becomes due. “Unavoidable Delay” means any cause beyond the control of the party affected thereby which delays or prevents the performance by such party of any obligation under this Lease and is not caused by its default or negligence and is not avoidable by the exercise of reasonable care, including, without limitation, a strike, lockout or other labour dispute; inability to procure labour, materials or services; power failure; the enactment, amendment or repeal of any applicable Laws; riot; insurrection; sabotage; rebellion; war; a health or other emergency or act of God, but excluding lack of funds or financial inability.

25.4    Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CBRE, Ltd. and Colliers Macaulay Nicolls (Ontario) Inc., whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

25.5    Estoppel Certificates. From time to time (but no more than twice in any calendar year unless some event has occurred that necessitates Landlord’s request of such estoppel certificate, including a possible sale or financing of the Project), Tenant shall furnish to any party designated by Landlord, within ten business days after Landlord has made a request therefor, a certificate signed by Tenant substantially in the form of estoppel certificate attached hereto as Exhibit G (together with any additional reasonable estoppel statements requested by a current or prospective Landlord’s Mortgagee or prospective purchaser); provided, however, such form may be amended or modified to the extent any of the certifications or representations contained therein are not true as of the date Tenant executes the same. If Tenant does not deliver to Landlord the certificate signed by Tenant within the required time period under Section 17.3, an Event of Default shall have occurred.

25.6    Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be delivered at the address specified in the Basic Lease Information as follows: (1) hand-delivered to the intended addressee, or (2) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

25.7    Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

25.8    Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by electronic signatures as specifically set forth in Section 25.9; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by electronic signatures as specifically set forth in Section 25.9. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

25.9    Counterparts. This Lease (and amendments to this Lease) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Lease, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document.

25.10    Quiet Enjoyment. Provided no Event of Default exists, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance, interruption or interference from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the date of this Lease which are applicable to the Premises.

25.11    No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

25.12    No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

25.13    Entire Agreement; No Reliance. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all verbal statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto. Further, Tenant disclaims any reliance upon any and all representations, warranties or agreements not expressly set forth in this Lease.

25.14    Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of Landlord and Tenant attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

25.15    Recording. No Tenant Party or anyone on behalf of a Tenant Party shall register this Lease against the Lands. Tenant may prepare and, following Landlord’s written approval thereof, register on title to the Lands, at Tenant’s cost, a notice or caveat in respect of this Lease (a “Notice of Lease”) which shall set forth only a description of the Premises, the Term, (including options to extend) and such other minimum information required under applicable Laws or reasonably requested by Tenant and which is in form satisfactory to Landlord, acting reasonably. Tenant shall provide a copy of such registered Notice of Lease to Landlord for its records and agrees that within ten business days after the expiration or earlier termination of this Lease, Tenant shall arrange for the discharge from title to the Lands of such Notice of Lease or any assignment or sublease or other document evidencing an interest of Tenant or anyone claiming through or under Tenant in respect of this Lease or the Premises. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from any Tenant Party’s failure to comply with the provisions of this Section 25.15. The provisions of this Section shall survive any expiration or termination of this Lease.

25.16    Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

25.17    Joint and Several Liability. If Tenant consists of more than one party (or if Tenant permits any other party to occupy the Premises), each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

25.18    Financial Reports. If Tenant or Guarantor is an entity that is domiciled in the United States of America or Canada, and whose securities are funded through a public securities exchange subject to regulation by the United States of America or Canada publicly traded over exchanges based in the United States or Canada and whose financial statements are readily available at no cost to Landlord, the terms of this Section 25.18 shall not apply. Otherwise, within 15 days after Landlord’s request, Tenant will furnish Guarantor’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant. Tenant will discuss its financial statements with Landlord. Landlord will not disclose any aspect of Tenant’s (or Guarantor’s) financial statements that Tenant (or Guarantor) designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Buildings, (2) in litigation between Landlord and Tenant, and/or (3) if required by Law or court order. Tenant shall not be required to deliver the financial statements required under this Section 25.18 more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Buildings or an Event of Default occurs.

25.19    Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable engineers’ or architects’ fees and reasonable attorneys’ fees (including amounts allocated by Landlord to Landlord’s in-house counsel as well as fees and expenses charged by outside counsel engaged by Landlord), within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

25.20    Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have a right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Buildings and from the Buildings to any other location, provided Landlord has previously reviewed and approved all plans, specifications and contracts pertaining to telecommunication service entry points, and any documents to which Landlord is a party or which may encumber the Project, which consent will not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Project, applicable Laws and Landlord’s policies and practices for the Project, and shall be required, at Landlord’s election, to enter into a license agreement with Landlord to confirm and approve items such as, without limitation, the proposed location (and labeling requirements) of wiring, cabling, fiber lines, points of demarcation, entry into the Project, insurance requirements and the like. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

25.21    Confidentiality. Tenant and Landlord each acknowledge that the terms and conditions of this Lease are to remain confidential for both parties’ benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent; however, each party may disclose the terms and conditions of this Lease to its respective attorneys, accountants, employees and existing or prospective financial partners (including lenders), Permitted Transferees or other transferees and, as to Landlord, any potential purchasers, brokers or any other party assisting Landlord in the sale or valuation of the Project, or if required by Law or court order or reporting requirements applicable to Tenant or Guarantor, provided all parties to whom Landlord or Tenant are permitted hereunder to disclose such terms and conditions (other than in respect of any public disclosure or reporting requirements) are advised by such party of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). The disclosing party shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by the disclosing party. The consent by a party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure. Landlord acknowledges that any information clearly marked “Confidential” (save and except what is in public domain) delivered or received by Landlord from Tenant shall remain confidential and proprietary to Tenant, and Landlord agrees to hold and keep such information confidential as and to the full extent provided herein. Landlord shall use its commercially reasonable efforts to exercise Landlord’s rights to access the Premises under this Lease in a manner which respects and adheres to Tenant’s security and confidentiality requirements.

25.22    Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that as of the date hereof Tenant is a duly formed and existing entity qualified to do business in the province in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the province in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

25.23    Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. No Tenant Party shall use, generate, store or Release (defined below), or permit the use, generation, storage or Release of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws and in a reasonable and prudent manner. As used herein, “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. Tenant shall notify Landlord promptly, and in reasonable detail, if and when Tenant becomes aware of any Release of Hazardous Materials, setting forth in writing the action which Tenant intends to take with respect to such matter, to the extent Tenant is responsible for such matter under this Lease. If any Tenant Party breaches its obligations under this Section 25.23, upon five business days’ notice to Tenant (provided, however, if Tenant has commenced to cure such breach and is diligently pursuing the cure to completion, Landlord may not take such action until ten business days after notice to Tenant) (except in the case of emergency in which no notice is required) Landlord may take any and all action reasonably appropriate to remedy the same (including encapsulation of such material, removal of such material, or other remedial action that may be required by Law) and thereafter diligently pursue such action to completion, including taking all appropriate action to clean up or remediate any contamination resulting from such Tenant Party’s use, generation, storage or disposal of Hazardous Materials as required by Law. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from any Tenant Party’s failure to comply with the provisions of this Section 25.23 in accordance with Tenant’s indemnity obligations under Section 11.4 hereof. Subject to Section 11.3, Landlord shall indemnify and hold Tenant harmless from any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) actually incurred by Tenant as a result of a claim brought against Tenant by any third party (not including any Tenant Party) due to (a) any default by Landlord, beyond any applicable notice and cure and cure period, under this Section 25.23, (b) the breach of Landlord’s representations and warranties in Section 26.13.8 below, or (c) the presence of Hazardous Materials located in or on the Project as of the Building B Turnover Date or Building C Turnover Date, as applicable, at concentrations exceeding those allowed by applicable environmental Laws and not introduced by any Tenant Party. Tenant shall not undertake any invasive investigation of the soil or groundwater at the Project unless necessary to use the Premises as intended, and only then with Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, if Tenant discovers that Hazardous Materials (other than such materials placed in the Premises by a Tenant Party and other than those in non-reportable quantities that are customarily used in connection with the operation and maintenance of the Premises) are located in the Premises at concentrations exceeding those allowed by applicable environmental Laws, Tenant shall immediately notify Landlord in writing. Landlord shall take such action in connection therewith as is required by applicable Laws, taking into account the commercial use of the Premises. If any action or proceeding is brought against Tenant with respect to which indemnity may be sought by Tenant under this Section 25.23, Landlord, upon written notice from Tenant, will assume the investigation and defense thereof, including the employment of counsel (selected by Landlord in its sole discretion) and payment of all related expenses. Tenant will have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but Landlord will not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of Landlord, which approval or consent shall be in Landlord’s sole discretion, or if there is a conflict of interest between the parties regarding the proceeding. These indemnity provisions are intended to allocate responsibility between Landlord and Tenant under environmental Laws and shall survive termination or expiration of this Lease. If any Hazardous Materials are located in the Buildings or in, on, under or about the Project (other than such materials placed in the Buildings or Project by a Tenant Party), Landlord shall promptly take such action in connection therewith as may be (and within the time frame) required by Law (including encapsulation of such material, removal of such material, or other remedial action that may be required by Law) and thereafter diligently pursue such action to completion. Tenant acknowledges receipt of the Phase I Environmental Site Assessment dated August 2014 prepared by Golder Associates. Notwithstanding the foregoing and any other provision of this Lease, Tenant has no obligation to undertake the cleaning up, remediating, containing, and/or restoring of any Hazardous Materials in, at, on, above, below or around the Project or any part(s) thereof that were not caused or contributed to by any Tenant Party.

25.24    List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -    Site Plan
Exhibit B -    Outline of Premises
Exhibit C -    Description of the Land
Exhibit D -    Building Rules and Regulations
Exhibit E -    Work Letter
Exhibit F -    Form of Confirmation of Turnover Date/Commencement Date Letter
Exhibit G -    Form of Tenant Estoppel Certificate
Exhibit H -    Parking
Exhibit I -    Extension Option
Exhibit J -    Form of Rentable Square Feet Calculation Notice
Exhibit K -    Guarantee
Exhibit L -    Depiction of Tenant’s Logo

Exhibit M -    Form of Lease Recognition and Non-Disturbance Agreement
Exhibit N -    Primary Competitors
Exhibit O -    Disclosure Documents
Exhibit P -    Landlord’s Guarantee
Exhibit Q -    Lab Space Delivery Items

25.25    Time of the Essence. Time is of the essence of this Lease and every part hereof.

25.26    Planning Act. This Lease is expressly conditional upon compliance with the provisions of Section 50 of the Planning Act (Ontario) and any amendments thereto, if applicable. Landlord shall use its commercially reasonable efforts to obtain any consents or approvals necessary for compliance with any applicable provisions of Section 50 of the Planning Act (Ontario) and any amendments thereto and until such time the Term of this Lease shall be limited to the maximum term less one (1) day permitted under said Act.

25.27    Currency. All Rent and other amounts of money in this Lease are expressed in and refer to Canadian dollars and shall be paid in the lawful currency of Canada.

25.28    Cross Default. An event of default (beyond any applicable notice, grace and cure periods) under the lease for the 5050 Building between Landlord or Landlord’s Affiliate and Tenant during the period Landlord or Landlord’s Affiliate owns or leases same shall constitute an Event of Default under this Lease, and any Event of Default under this Lease shall constitute an event of default under the lease for the 5050 Building between Landlord or Landlord’s Affiliate and Tenant (without any obligation to give Tenant any notice or opportunity to cure period thereunder) during the period Landlord or Landlord’s Affiliate owns or leases same.

26.    Other Provisions.

26.1    Building Directory Lobby Signage. Landlord shall include Tenant’s information in any Building directory located in the lobby of the Buildings, if any.

26.2    Monument Signage. Subject to Landlord’s and all applicable authorities’ prior approval of the location, design, size, color, material composition and plans and specifications therefor, and provided that the lettering consists of Tenant’s name and/or logo as depicted on Exhibit L hereto, Tenant may, at its sole risk and expense, construct up to four monument signs (collectively, the “Monument Sign”), one at each of the four entrances to the Project, displaying Tenant’s name and/or logo on the Project grounds. If Landlord grants its approval, Tenant shall erect the Monument Sign in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with all Laws, regulations, restrictions (governmental or otherwise), and architectural guidelines in effect for the area in which the Project is located, so long as Tenant has received all requisite approvals thereunder (the “Sign Requirements”), and in a manner so as not to unreasonably interfere with the use of the Project grounds while such construction is taking place; thereafter, Tenant shall maintain the Monument Sign in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. If Tenant fails to maintain the Monument Sign in accordance with the terms of this Lease within five days after Landlord’s written request therefor, then Landlord may elect to repair and maintain the Monument Sign at Tenant’s expense. If at any time any portion of the illumination feature of the Monument Sign fails such that the Monument Sign is not properly illuminated for a period of 30 consecutive days or more, such illumination feature may be disabled by Landlord at Tenant’s expense, and such feature shall not be used until the same has been repaired. Tenant shall install the Monument Sign within 36 months following the Commencement Date, or Tenant’s rights under this Section 26.2 shall expire, time being of the essence with respect thereto. The rights granted to Tenant under this Section 26.2 are personal to Ciena Canada, Inc., may not be assigned to any party other than a Permitted Transferee and may be revoked by Landlord (a) with respect to the Monument Sign in front of Building B if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Building B Premises and (b) with respect to the Monument Sign in front of Building C if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Building C Premises. So long as Tenant is the only tenant of the Project, no other person may display its name on the Monument Sign. Any changes or additions to Tenant’s lettering shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s reasonable discretion, and shall be made at Tenant’s (or its Permitted Transferee’s) sole cost and expense. For all purposes under this Lease, the Monument Sign shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment.

26.3    Building Fascia Signage. Subject to Landlord’s prior approval of the location, design, size, color, material composition and plans and specifications therefor, Tenant may construct and install, at Tenant’s cost and expense, building fascia signage on each of the Buildings (hereinafter, collectively the “Building Sign”) which Tenant shall be entitled to maintain on the Buildings for the Term and any extension subject to the terms of this Section 26.3. Landlord will not unreasonably withhold, condition or delay its consent to Tenant’s Building Sign provided the Building Sign consists of Tenant’s standard name and/or logo depicted on Exhibit L hereto. If Landlord grants its approval, Tenant shall erect the Building Sign in accordance with the Sign Requirements, and in a manner so as not to unreasonably interfere with the use of the Project while such construction is taking place; thereafter, Tenant shall maintain the Building Sign in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. If Tenant fails to maintain the Building Sign in accordance with the terms of this Lease within five days after Landlord’s written request therefor, then Landlord may elect to repair and maintain the Building Sign at Tenant’s expense. If at any time any portion of the illumination feature of the Building Sign fails such that the Building Sign is not properly illuminated for a period of 30 consecutive days or more, such illumination feature may be disabled by Landlord at Tenant’s expense, and such feature shall not be used until the same has been repaired. After the end of the Term or after Tenant’s right to possess the Premises has been terminated, Tenant shall remove the Building Sign, repair all damage caused thereby and restore the Buildings to their condition before the installation of the Building Sign. If Tenant fails to do so prior to such date, Landlord may, without compensation to Tenant, at Tenant’s expense, remove the Building Sign, perform the related restoration and repair work and dispose of the Building Sign in any manner Landlord deems appropriate. The rights granted to Tenant under this Section 26.3 are personal to Ciena Canada, Inc., may not be assigned to any party other than Permitted Transferee and may be revoked by Landlord (a) with respect to the Building Sign on Building B if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Building B Premises and (b) with respect to the Building Sign on Building C if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Building C Premises. Any changes or additions to Tenant’s Building Sign shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s reasonable discretion, and shall be made at Tenant’s sole cost and expense. For all purposes under this Lease, the Building Sign shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment. So long as Tenant is the only tenant of the Project, no other person may display its name on the fascia of either of the Buildings.

26.4    Flag Signage. Subject to Landlord’s and all applicable authorities’ prior approval of the location, design, size, color, material composition and plans and specifications therefor, and provided that the lettering consists of Tenant’s name and/or logo as depicted on Exhibit L hereto, Tenant may, at its sole risk and expense, construct up to three flag poles on the Project grounds (collectively, the “Flag Signage”). If Landlord grants its approval, Tenant shall erect the Flag Signage in accordance with the Sign Requirements, and in a manner so as not to unreasonably interfere with the use of the Project grounds while such construction is taking place; thereafter, Tenant shall maintain the Flag Signage in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. If Tenant fails to maintain the Flag Signage in accordance with the terms of this Lease within five days after Landlord’s written request therefor, then Landlord may elect to repair and maintain the Flag Signage at Tenant’s expense. The rights granted to Tenant under this Section 26.4 are personal to Ciena Canada, Inc., may not be assigned to any party other than a Permitted Transferee and may be revoked by Landlord (a) with respect to the Flag Signage in front of Building B if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Building B Premises and (b) with respect to the Flag Signage in front of Building C if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Building C Premises. So long as Tenant is the only tenant of the Project, no other person may display its name on the Flag Signage. Any changes or additions to Tenant’s lettering shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s reasonable discretion, and shall be made at Tenant’s (or its Permitted Transferee’s) sole cost and expense. For all purposes under this Lease, the Flag Signage shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment.

26.5    Attorneys’ Fees. If there is any legal or arbitration action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all reasonable, actual out-of-pocket costs and expenses paid or payable to third parties, including reasonable attorneys’ fees incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.

26.6    Security System. Tenant may, at its sole cost and expense, install an electronic card key system within the Premises. To the extent that Landlord installs an electronic card key system serving the Buildings, Tenant shall be responsible for ensuring that its card key system is compatible with the card key system serving the Buildings. Tenant shall furnish Landlord with a copy of all key codes or access cards and Tenant shall ensure that Landlord shall have access to the Premises at all times. Additionally, Tenant shall ensure that such system shall comply with all Laws, including all fire safety laws, and in no event shall Landlord be liable for, and Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses arising from, such system or the malfunctioning thereof in accordance with Tenant’s indemnity contained in Section 11.4 hereof. Sections 8 and 21 of this Lease shall govern the installation, maintenance and Landlord’s removal rights with respect to such security system.

26.7    Guarantee. As additional consideration for Landlord to enter into this Lease, Tenant shall cause Guarantor (as defined in Exhibit K) to execute the guarantee, attached hereto as Exhibit K and Tenant shall deliver same to Landlord contemporaneously with Tenant’s execution hereof. Tenant’s failure to deliver such guarantee as required in the preceding sentence shall be an automatic Event of Default under this Lease, with no notice being necessary to Tenant, and Landlord shall be entitled to exercise any and all rights and remedies available to it hereunder, as well as at law or in equity. Additionally, if Tenant fails to deliver such guarantee, Landlord, notwithstanding anything to the contrary contained in this Lease, (a) shall not be required to perform any tenant improvement work in the Premises, (b) shall not be required to make any reimbursements or allowances in connection with any tenant improvement work, (c) shall not be required to pay any brokerage commissions to the broker or brokers representing Tenant in connection with this Lease (and Tenant shall indemnify Landlord against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant), (d) may terminate this Lease by providing Tenant five days advance written notice thereof, and (e) shall not be required to honor any extension rights, renewal rights, expansion rights, rights of first offer, preferential rights to lease, or rights of first refusal set forth in this Lease, if any.

26.8.    Arbitration Regarding Additional Rent. All disputes, controversies or claims regarding calculations of Additional Rent may be determined and finally resolved in the following manner:

26.8.1    The dispute shall be submitted to a single arbitrator to be agreed upon by the parties, provided that if a single arbitrator cannot be agreed upon by the parties within ten (10) days after the appointment of a single arbitrator has been requested by one of the parties in writing, then the dispute shall be referred to a board of three (3) arbitrators, one to be appointed by each of Landlord and Tenant and a third arbitrator to be appointed by the first two appointed arbitrators. If the first two arbitrators do not agree within a period of ten (10) days upon the appointment of the third arbitrator, then upon the application of either Landlord or Tenant, the third arbitrator shall be appointed by a Judge of the Superior Court of Ontario. Each arbitrator shall be an independent, professionally accredited chartered accountant qualified to perform the functions required of him or her pursuant to this Section 26.8

26.8.2    If either Landlord or Tenant shall refuse or neglect to appoint an arbitrator within ten (10) days after the other party shall have appointed an arbitrator, and shall have served a written notice upon the party so refusing or neglecting to appoint an arbitrator requiring such party to make such appointment, then the arbitrator first appointed shall, at the request of the party appointing him, proceed to hear and determine the dispute as if he were a single arbitrator appointed by both Landlord and Tenant for that purpose.

26.8.3    The determination which shall be made by the said arbitrators or a majority of them, or by the single arbitrator, as the case may be, shall be final and binding upon the parties hereto and the costs of the arbitration and remuneration of the third arbitrator, if any, shall be borne equally between the parties hereto, each of the parties bearing the remuneration of the arbitrator appointed by it.

26.8.4    The provisions of this paragraph shall be deemed to be submission to arbitration, to be held in the City of Ottawa, within the provisions of the Arbitration Act, 1991 (Ontario) and any statutory modification or re-enactment thereof; provided that any limitation on the remuneration of arbitrators imposed by such legislation shall not have application to any arbitration proceeding commenced pursuant to this paragraph.

26.9    No Operating Covenant. Tenant shall not be obligated to continuously use or to occupy the Premises or parts thereof, but shall continue to be obligated to make its payments of Rent and comply with its other obligations under this Lease.

26.10    Exercise of Approval Rights.

26.10.1    Time Limits. Whenever in this Lease the consent or approval of either Landlord or Tenant is required, such consent or approval shall be given or withheld, as the case may be, within the time limit set forth therein for such consent or approval or, if no time limit is specified, within not more than ten (10) business days following receipt or written notice of the matter to be approved or disapproved (such time limit being in this Section 26.10 referred to as the “Time Limit”). Unless the contrary is expressly provided for in this Lease:

(a)    the party requesting the approval shall at the time of its request, in writing, notify the party whose approval is required of the section or sections in this Lease which pertain to the matter to be approved and references the Time Limit;

(b)    the party whose approval is required will within the Time Limit notify the requesting party in writing either that it approves, or that it withholds its approval, setting forth in reasonable detail its reasons for withholding; and

(c)    the party requesting the approval shall consult the party whose approval is required and provide any information concerning the same requested by the party whose approval is required.

26.10.2    Approval Standard. Except as otherwise provided in this Lease, consent or approval shall not be unreasonably withheld, conditioned or delayed and the right to consent or approve and the exercise of judgment and discretion shall be exercised responsibly, and any refusal to consent and any disapproval shall be in writing and shall specify with particularity the reasons therefor. However, wherever in this Lease, Landlord or Tenant are given the right to consent or refuse to consent or to approve or disapprove unreasonably, arbitrarily or in its sole discretion, it may consent, refuse to consent, approve or disapprove unreasonably, arbitrarily, in its sole discretion and without any reason and need not specify in writing any reason therefore.

26.11    Landlord’s Default.

26.11.1    General Provisions. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder following the Lease Date and such failure continues for 30 days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except as provided below in this Section 26.11, and except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant’s exclusive remedy for Landlord’s failure to perform its obligations under this Lease shall be limited to damages, injunctive relief, or specific performance; in each case, Landlord’s liability or obligations with respect to any such remedy shall be limited as provided in Section 25.2.

26.11.2    Tenant’s Right of Self-Help. If Landlord is in default of this Lease as provided in Section 26.11.1 above after the notice and cure period described therein and Landlord does not dispute in good faith that Landlord is obligated pursuant to the terms of this Lease to perform the obligation in question, Tenant shall have the right to cure such default as more particularly described below after giving an additional written notice (the “Second Notice”) to Landlord. If such default remains uncured for an additional ten business days after Landlord’s receipt of the Second Notice, and such failure by Landlord materially and adversely affects Tenant’s use or occupancy of the Premises, then, provided no Event of Default by Tenant then exists, Tenant may perform such obligation in good and workmanlike manner and compliance with all Laws and this Lease. Thereafter Landlord shall pay to Tenant the reasonable out-of-pocket costs actually incurred by Tenant to cure such default within 30 days following receipt by Landlord of the paid invoices therefor. Notwithstanding anything to the contrary contained herein, if the obligation to be performed by Tenant will affect the Building’s Systems or the Building’s Structure, Tenant shall use only those contractors used by Landlord in the Project for work on such systems or structure, as applicable. All other contractors that have not been previously approved by Landlord shall be subject to Landlord’s reasonable approval and Landlord agrees to approve or reject any contractor proposed to be used by Tenant within 48 hours of receipt of the Second Notice; provided that if a proposed contractor is duly licensed, bonded, is able to satisfy Landlord’s vendor insurance requirements, perform similar work in comparable buildings and Landlord does not have a reasonable objection to the use of such contractor, Landlord agrees not to withhold its approval of the proposed contractor. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from Tenant’s exercise of such self-help rights in accordance with Tenant’s indemnity contained in Section 11.4 hereof.

26.11.3    Tenant’s Offset Right. If Landlord fails to pay the amounts owed by Landlord to Tenant as provided in Section 26.11.2 above within such 30-day period, Tenant may offset such costs that are not in good faith disputed by Landlord against Tenant’s next accruing installments of Basic Rent until Tenant has been reimbursed for such costs; provided, however, that the amount offset against Basic Rent in any single month shall not exceed 50% of the Basic Rent payable for such month.

26.12    Roof Rights. Provided that Tenant complies with terms of this Section 26.12, during the Term and any extensions thereof, Landlord agrees to allow Tenant to place and maintain, at Tenant’s risk and expense, antennae, and non-penetrating satellite dishes, voice, fiber optic, video, data, and internet and other telecommunications communications equipment, including all required equipment, infrastructure, conduits, chase ways and connectivity required to operate them (the “Telecom Equipment”), on the rooftop of the Buildings at a location approved by Landlord. That portion of the rooftop of the Buildings made available by Landlord for equipment of tenants of the Project shall be for the exclusive use of Tenant save and except in the event Tenant ceases to occupy 100% of the Buildings, in which event: (a) Tenant shall retain the exclusive right and entitlement of the areas where it maintains its equipment together with a proportionate share of that portion of the remaining area of the roof of the Buildings made available by Landlord for equipment of tenants of the Project (e.g. if Tenant occupies 50% of the rentable area of the applicable Building, then it shall be entitled to the exclusive use of that portion of 50% of the available area made available by Landlord for equipment of tenants of the applicable Building of the roof); (b) Landlord shall only permit installations on the roof by third parties if they do not damage or materially interfere with Tenant’s business, security or equipment at the Premises; (c) Landlord covenants and agrees not to permit the use of any space on the roof by any Primary Competitor without Tenant’s prior written consent; and (d) Tenant shall be entitled to screen/fence off its Telecom Equipment, at its expense, subject to Landlord’s approval which cannot be unreasonably withheld, conditioned or delayed. Tenant acknowledges and agrees that Landlord may take into account aesthetics to ensure that such screen/fence does not visibly or physically detract from the façade of the Buildings and surrounding business park. The installation of Tenant’s Telecom Equipment shall be subject to Tenant providing Landlord with detailed designs and specifications, all necessary consents, approvals, permits or registrations, including architectural guidelines in effect for the area in which the Buildings are located as they may be amended from time to time, required for the installation, maintenance, use or operation of the Telecom Equipment and Landlord, and its consultants and engineers, approving and reviewing said designs and specifications, which approval shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, Landlord may withhold its consent to the installation of the Telecom Equipment if such installation would require any penetration of the roof of either Building. If the Telecom Equipment uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Term. Landlord’s approval of any such plans and specifications shall not constitute a representation or warranty by Landlord that such plans and specifications comply with sound architectural guidelines and/or engineering practices or will comply with all applicable Laws; such compliance shall be the sole responsibility of Tenant. All third-party costs of Landlord relating to such approval and review are to be borne by Tenant. Tenant shall install the Telecom Equipment in accordance with the detailed designs and specifications submitted and approved by Landlord per the above and shall take such necessary measures to ensure that it does not interfere with any equipment, installation, dish and/or antennae and/or other communication system on or near the Buildings then in existence at the time of installation. Upon expiry or termination of this Lease, Tenant shall be responsible for all costs for the removal of the Telecom Equipment, repairing any damage incurred to the roof of the Buildings as a result of its access, installation and removal of the Telecom Equipment, and restoring the roof to the condition in which it were prior to the installation of the Telecom Equipment, subject to reasonable wear and tear. Tenant shall, at its own expense, maintain and insure the Telecom Equipment during the Term and any extensions thereof. Tenant shall operate and maintain the Telecom Equipment and the screening therefor in good repair and condition, in accordance with all Laws, all manufacturer’s suggested maintenance programs, and the approved plans and specifications therefor, all at Tenant’s sole cost and expense. In addition to Tenant’s other obligations hereunder, Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing the Telecom Equipment and associated equipment within or serving the Premises. The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract (which may be redacted to remove any confidential information unrelated to the scope of work covered thereby) must be provided to Landlord. All work relating to the Telecom Equipment shall, at Tenant’s expense, be coordinated with Landlord’s roofing contractor so as not to affect any warranty for the roof of either Building. Tenant may not relocate any of the Telecom Equipment without the prior written consent of Landlord. Tenant agrees that, upon at least 30 days’ prior written notice to Tenant from Landlord that Landlord requires Tenant to relocate any Telecom Equipment (which notice may be given at any time and from time to time during the Term), Tenant shall relocate such Telecom Equipment (as requested by Landlord) from the then existing location to any substitute location reasonably designated by Landlord on the applicable Building. Tenant shall complete such relocation prior to the expiration of such 30-day period and upon the expiration of such 30-day period Tenant shall have no further right to use or occupy the prior location until the completion of such roof repair or replacement, at which time Landlord may notify Tenant to relocate back to the original location and Tenant will perform such relocation as soon as reasonably practicable after such notice. In the event Landlord exercises its right to cause Tenant to relocate all or a portion of the Telecom Equipment pursuant this Section 26.12, Landlord shall use its commercially reasonable efforts to minimize any disruption to Tenant’s operations as a result thereof. Tenant shall repair all damage to the Buildings caused by the installation, maintenance or removal of the Telecom Equipment at any such prior rooftop locations. Any and all costs and expenses associated with the relocation of any such Telecom Equipment and related restoration work in order to accommodate the repair, replacement or maintenance of the roof or other area of the Buildings, or equipment associated with any of the foregoing, shall be paid by Tenant within 30 days following Landlord’s request therefor. Otherwise, any such relocation and related restoration shall be at Landlord’s cost and expense. Tenant and Tenant Parties shall have access to the rooftop of the Buildings at all times during the Term, at Tenant’s sole risk. For all purposes under this Lease, the Telecom Equipment shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment. LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, OR ARISING OUT OF OR IN CONNECTION WITH, ANY SUCH CONNECTION TO, USE OF, OR FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF, THE TELECOM EQUIPMENT, AND

TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY THE NEGLIGENCE OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS (BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS). Tenant may only use the Telecom Equipment in connection with Tenant’s business. Tenant shall not allow any third party to use such equipment, whether by sublease, license, occupancy agreement or otherwise, except in connection with Permitted Transfers and any other Transfers approved by Landlord. So long as Tenant is the sole occupant of the applicable Building, Landlord covenants and agrees that it shall not undertake, install or consent to or permit to be installed on the roof of the applicable Building any solar, wind or other similar apparatus, billboard, signage or other installation save and except with the consent of Tenant.

26.13    Landlord’s Representations and Warranties. Landlord warrants and represents to Tenant, to Landlord’s knowledge, as of the Lease Date, and except as otherwise provided in the diligence materials delivered by Landlord to Tenant listed in Exhibit O hereto(including the Phase I Environmental Site Assessment referenced in Section 25.23 above), in information that is publicly available (a) on the registered title to the Project, (b) relating to the zoning of the Project or (c) relating to the Taxes payable with respect to the Project, as follows:

26.13.1    Title and Characteristics of Lands. As of the Lease Date, pursuant to a head lease dated May 28, 2014 by and between Landlord and Innovation Blvd. I, LLC, a Delaware limited liability company (the “Head Lease”) Landlord is the registered and beneficial owner of the leasehold interest in the Project and has good and marketable title thereto free and clear of all mortgages, liens, charges, security interests, restrictive covenants, conditions, restrictions, easements, rights-of-way, licenses, encroachments, judgments and other encumbrances and adverse rights of third parties, other than this Lease and as otherwise disclosed by the parcel registers as of the date hereof. The Head Lease is in good standing and in full force and effect without any default by either party thereto.

26.13.2    Conflicts. The execution and entry into this Lease and the performance by Landlord of its duties and obligations under this Lease are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Landlord is a party, or any judicial order or judgment of any nature by which Landlord is bound.

26.13.3    Expropriation. No part of the Project has been taken or expropriated by any Governmental Authority and Landlord has received no notice of, nor is Landlord aware of, any pending, threatened or contemplated action by any Governmental Authority having the power to expropriate, which might result in any part of the Project being taken by expropriation or conveyed in lieu thereof.

26.13.4    Litigation. There is no action, suit or proceeding pending or threatened by or against or affecting Landlord or the Project which does or will involve or affect the Project or title thereto.

26.13.5    Boundaries. (a) There is no dispute involving or concerning the location of the boundaries of the Project; (b) there are no encroachments on the Project and no portion of the Project is located within any flood-plain area established by the local conservation authority or any other Governmental Authority having jurisdiction; and (c) no portion of the Project is located within a watershed or flood-plain area imposing restrictions upon use of the Project or any part thereof;

26.13.6    No Violations. There are no violations of any applicable Laws or any other legal requirements with respect to the Project (inclusive of environmental laws) which have not been cured. Landlord has received no written notice that any Governmental Authority or quasi-Governmental Authority has determined that there are such violations which have not been cured. There are no open building permits with respect to the Project.

26.13.7    Prior Options. Except for Tenant under this Lease, no person has any agreement, understanding or commitment, option or right of first refusal, or any right or privilege capable of becoming such for the purchase or lease of any interest in the Project, or any part thereof.

26.13.8    Hazardous Materials. Landlord is not aware of any Hazardous Materials on the Land or within the Premises in violation of any applicable environmental Law. Landlord has not given, nor does it have any obligation to give, nor has it received, any notice or claim or communication regarding any present, planned or threatened treatment, storage, disposal, presence, release or spill of any Hazardous Materials at, on, under or from the Project, including any written notice pursuant to any Laws. Landlord has disclosed the most recent environmental report in its possession in respect of the Project or any part(s) thereof to Tenant.

26.13.9    Disclosure. The documents listed in Exhibit O hereto constitute all reports, studies, tests, investigations, warranties and guarantees and related documentation (inclusive of warranty claims) in respect of the Project, the related project and any part(s) thereof in the possession of Landlord.

Landlord and Tenant each specifically acknowledge and agree that all references in this Lease to the phrase “to Landlord’s knowledge” (or other similar phrase) (a) shall mean the actual (not constructive) personal knowledge of Peter Kahn and/or Adam Ballew (“Landlord’s Personnel”); (b) shall in no case mean or refer to the actual or constructive knowledge of any other employee, trustee, partner, agent or partner of a partner, officer, director or other representative of Landlord or any investment advisor, attorney, contractor or representative of Landlord (together with Landlord’s Personnel, “Landlord’s Representatives”); and (c) shall in no event or circumstance impose upon Landlord or any of Landlord’s Representatives any duty or obligation to verify, inquire or make any independent inquiry or investigation of any such representation, warranty or statement, or to otherwise investigate the facts or circumstances relating or otherwise pertinent thereto. Tenant further acknowledges and agrees that none of Landlord’s Representatives shall be personally liable, or otherwise have any personal liability, under or in connection with this Lease, including without limitation, in connection with any of the representations, warranties or statements made in connection with, or pursuant to, this Lease.
26.14    Competing Tenants. If Landlord exercises its right to cancel this Lease as to the portion of the Premises proposed to be sublet or assigned in accordance with Section 10.7 above, and provided no Event of Default then exists, Landlord will not execute any lease for space within the applicable Building with any of the companies listed on Exhibit N attached hereto (“Primary Competitors”). Unless Landlord is then negotiating to lease space with an entity proposed by Tenant, Tenant may update the list of Primary Competitors by written notice to Landlord up to one time per calendar year but may not increase the original total number of companies on the list. Notwithstanding the foregoing, no violation of this provision shall occur with respect to a Primary Competitor if Landlord first notifies Tenant in writing of its intention to allow such Primary Competitor and Tenant notifies Landlord, in writing, that it does not object to such Primary Competitor. If Landlord incurs any liability, claim or damage because of this Section (whether under a claim of antitrust, restraint of trade [or other similar claim] or otherwise), Tenant shall indemnify, defend and hold Landlord harmless for all such liabilities, claims or damages, including reasonable attorneys’ fees and expenses. If Tenant assigns this Lease or sublets all or a portion of the Premises to a Primary Competitor, such Primary Competitor shall no longer be a Primary Competitor under this Lease for the balance of the Term and any renewals. The rights granted to Tenant under this Section 26.14 are personal to Ciena Canada, Inc. and may not be assigned to any party other than Permitted Transferees.

26.15    Remeasurement. The actual rentable area of the Premises will be determined by the Consultant in accordance with the Measurement Standard and the Basic Rent shall be adjusted accordingly. Landlord shall deliver to Tenant within 30 days following the Building B Turnover Date and the Building C Turnover Date, as applicable, an executed certificate of measurement prepared by the Consultant and in accordance with the Measurement Standard showing the certified rentable area of the Building B Premises and Building C Premises, as applicable (each a “Certificate”). Tenant may, within one hundred and twenty (120) days of its receipt of the Certificate, at its option and cost, retain an architect qualified in Ontario to verify the measurement of the rentable area of the Building B Premises and Building C Premises, as applicable, and to produce a certificate therefor (the “Tenant’s Certificate”). If the Tenant’s Certificate shows a rentable area of the Building B Premises and Building C Premises, as applicable, that is smaller than the rentable area set out in the Certificate by a variance of less than two percent (2%), the determination of the rentable area of the Building B Premises and Building C Premises, as applicable, as shown in the Certificate shall be binding on Landlord and Tenant. If the Tenant’s Certificate shows a rentable area of the Building B Premises and Building C Premises, as applicable, that is smaller than the rentable area set out in the Certificate by a variance of two percent (2%) or more and if the parties cannot agree on a rentable area of the Building B Premises and Building C Premises, as applicable, within 30 days from Tenant’s notice to Landlord appending the Tenant’s Certificate, the rentable area of the Building B Premises and Building C Premises, as applicable, shall be determined by a mutually agreed upon third-party architect qualified in Ontario who shall review the measurement standard, the Certificate and the Tenant’s Certificate, and whose determination shall bind the parties, absent manifest error. If the parties cannot agree on such architect, then the matter may be referred to arbitration in accordance with the provisions of this Lease.

26.16    Tenant’s Depreciation for Tax Purposes. Notwithstanding any other provision in this Lease (inclusive of the Work Letter), it is agreed and understood that, for tax purposes, Tenant shall be deemed the owner of the interior tenant improvements, alterations, installations, equipment, trade fixtures and additions made by Tenant, or made by Landlord on Tenant’s behalf, in each case other than with respect to such items constituting the Building’s Systems or Building’s Structure as described in Section 21 hereof, notwithstanding that same may become the property of Landlord immediately upon affixation without compensation therefor to Tenant and Tenant is entitled to all rights of depreciation to the extent to which Tenant is entitled pursuant to the Income Tax Act of Canada or any other applicable Laws.

26.17    Easements. Tenant consents to the terms and provisions of (a) the Declaration of Connecting Structure Easement dated on or about the date hereof by Landlord’s Affiliate, Innovation Blvd. I, LLC, a Delaware limited liability company (the “Connecting Structure Easement”), and (b) the Parking Easement Agreement dated on or about the date hereof between Landlord’s Affiliates, Innovation Blvd. I, LLC, a Delaware limited liability company, and Innovation Blvd. II, LLC, a Delaware limited liability company (the “Parking Easement,” and together with the Connecting Structure Easement, the “Easement Agreements”). This Lease shall be subject and subordinate to the Easement Agreements and, to the extent that Landlord or the owner of the Land is required to comply with the terms and conditions of the Easement Agreements, Tenant shall also comply with such terms and conditions. Subject to Tenant’s reimbursement rights pursuant to the Parking Easement, all costs incurred by Landlord with respect to the Easement Agreements shall be included in Operating Costs except to the extent excluded by Section 4.2.2 of this Lease.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER FROM AND AFTER THE DATE SPECIFIED IN THIS LEASE IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO DIMINISH THE OBLIGATIONS OF LANDLORD THAT ARE EXPRESSLY SET FORTH ELSEWHERE IN THIS LEASE, AND NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO EXTINGUISH ANY CONSTRUCTION OR DESIGN WARRANTY THAT MAY BE PROVIDED BY THE CONSTRUCTION MANAGER, CONSULTANT OR TENANT’S ARCHITECT.
This Lease is executed as of the Lease Date (as defined in the Basic Lease Information).

LANDLORD:	INNOVATION BLVD II LIMITED, a Nova Scotia limited company By: /s/ John S. Grassi John S. Grassi

TENANT:	CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act By: /s/ James E. Moylan, Jr. Name: James E. Moylan, Jr. Title: Chief Financial Officer & SVP Finance

EXHIBIT E

WORK LETTER

Section 1.1    Definitions. When used in this Exhibit (unless specified otherwise) or the Lease, the following terms shall have the following meanings:

1.1.1    “Construction Contract” means the Construction Management Contract - for Services and Construction dated April __, 2015 between Landlord and Broccolini Construction Ottawa Inc., as supplemented and amended by the other Contract Documents (as defined in the Construction Contract).

1.1.2    “Construction Documents” shall be given the meaning assigned to it in the Construction Contract.

1.1.3    “Construction Manager” shall be given the meaning assigned to it in the Construction Contract or such other contractor as Landlord may select which is reasonably acceptable to Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

1.1.4    “Consultant” shall mean Pye & Richards Architects Inc., Attention: Gord Krieg, 824 Meath Street, Suite 200, Ottawa, Ontario K1Z 6E8, phone: 613.724.7700, email: gord.krieg@pnrarch.com or such other architect as Landlord may select which is reasonably acceptable to Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

1.1.5    “Lab Space/Food Service Area” shall mean, collectively, (1) that portion of the Premises depicted on Exhibit E-2 attached hereto containing approximately 71,720 rentable square feet of space to be utilized as lab space in Building B and Building C in the aggregate (collectively, the “Lab Space”) and (2) that portion of the Building B Premises located on the first floor of Building B and depicted on Exhibit E-6 attached hereto containing approximately 4,000 rentable square feet of space to be utilized as a food service area.

1.1.6    “Lab Space/Food Service Area Construction Drawings” shall mean complete, finished, and detailed architectural and engineering working drawings for the improvements to the Lab Space/Food Service Area to be performed as part of the Work prepared by Tenant’s Architect in accordance with the approved Lab Space/Food Service Area Plans and the Outline Specifications, including partition layouts, lab equipment and food service equipment specifications (including all mechanical, floor-loading and electrical load requirements), telephone , data and electric outlet and switch plans, ceiling plans, drawings for any modifications to the mechanical, electrical, life safety and plumbing and any other systems of the Building to accommodate the Lab Space/Food Service Area Work, decorating and finishing plans and schedules including dimensions and specifications for such work, engineering drawings for all work that will affect the Building’s Structure or the Building’s Systems (which engineering drawings must be prepared by the Building’s engineer of record), and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws and suitable for permitting and construction.

1.1.7    “Lab Space/Food Service Area Plans” shall mean detailed space plans for the Lab Space/Food Service Area prepared by Tenant’s Architect in accordance with the Outline Specifications for the schematic design of the Lab Space/Food Service Area to the 30% stage of typical, complete, finished and detailed construction drawings, including partition layouts, furniture and lab equipment and food service equipment layouts (including freestanding and modular furniture and all lab and food service equipment), lighting plans, reflective ceiling plans the mechanical, floor-loading and electrical load information and such other information as Landlord, its engineer, or the Consultant may reasonably require.

1.1.8    “Lab Space/Food Service Area Work” means that portion of the Work to be performed in the Lab Space/Food Service Area.

1.1.9    “Landlord Delay Day” means, without duplication as to either Building, each day of delay in achieving Substantial Completion of Building B, Substantial Completion of Building C or Substantial Performance of the Work, as applicable, in accordance with the Project Schedule as of the Lease Date that occurs because of (1) Landlord’s failure to timely furnish any information or approve, as applicable, any required documents such as the floor plans of the Buildings, the Preliminary Office Space Plans, the Construction Documents, the Lab Space/Food Service Area Plans or the Lab Space/Food Service Area Construction Drawings (in any case, whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like within the periods specified herein (excluding any period of delay resulting through no fault of Landlord; such as but without limitation, where Landlord has not been provided the information required to be delivered by Tenant and further excluding any items that are deemed approved by Landlord to the extent Landlord fails to approve or disapprove the item in question within a specified time), (2) changes made to the Work requested by a Landlord Party, excluding any changes made where necessary to cause the Work to comply with applicable Law, (3) Landlord’s failure to meet any of the deadlines imposed on Landlord and outlined in the Project Schedule (excluding any period of delay resulting through no fault of any Landlord Party; such as but without limitation, where Landlord has not been provided the information required to be delivered by Tenant), (4) changes requested by a Landlord Party to the Preliminary Office Space Plans, the Construction Documents, the Lab Space/Food Service Area Plans and/or the Lab Space/Food Service Area Construction Drawings following the date such items are approved (or deemed approved) by Landlord and Tenant or (5) the action or inaction of a Landlord Party which is contrary to the provisions of this Lease or the Construction Documents. Tenant shall notify Landlord in writing of the occurrence of any circumstance resulting or which could result in a Landlord Delay Day as soon as possible after becoming aware of same (and in any event no later than five (5) business days thereof), whether by separate notice letter or email to Project Manager and Landlord (at aballew@spearstreetcapital.com) or by including such delays in the minutes of the construction meetings held in conjunction with the performance of the Work. For purposes of this Section 1.1.19, Construction Manager, and all parties claiming by, through or under Construction Manager, shall not constitute a Landlord Party.

1.1.10    “Office Space” means all interior areas of the Building other than the Lab Space/Food Service Area.

1.1.11    “Outline Specifications” means the outline specifications identified on the table of contents attached hereto as Exhibit E-4, which table of contents relates to items downloaded onto a CD delivered to both Landlord and Tenant, which includes the site plan attached as Exhibit A to the Lease and the floor plans referred to in Section 3.1 hereof. The Outline Specifications are hereby approved by Landlord and Tenant and no changes shall be made thereto without the prior written approval of the other.

1.1.12    “Preliminary Office Space Plans” shall mean detailed space plans for the interior of the Office Space prepared by Tenant’s Architect in accordance with the Outline Specifications for the schematic design of the Office Space to the 30% stage of typical, complete, finished and detailed construction drawings, including partition layouts, furniture layouts (including freestanding and modular furniture), lighting plans, reflective ceiling plans, the mechanical and electrical load information and such other information as Landlord, its engineer, or the Consultant may reasonably require. The Preliminary Office Space Plans shall be in sufficient detail to allow the Consultant to prepare the Construction Documents.

1.1.13    “Project Manager” shall mean MHPM Project Managers Inc., Attention: Serdar Meremetci, 1900 City Park Drive, Suite 402, Ottawa, Ontario K1J 1A3, telephone: 613.216.4345 ext. 248, facsimile: 613.216.4348, email: smeremetci@mhpm.com.

1.1.14    “Project Schedule” means the schedule for completion of the Work attached hereto as Exhibit E-5, as may be updated and amended from time to time by mutual written agreement between the parties.

1.1.15    “Total Construction Costs” shall mean the Price of the Services and Price of the Work (as each term is defined under the Construction Contract) payable by Landlord under the Construction Contract and any other amounts properly payable by Landlord under the Construction Contract, the total costs of acquisition of the Land at a deemed value of $6,121,100 (the “Land Costs”), those costs outlined on Exhibit E-3 (as such construction budget may be revised as more fully described in Section 7.1 below, the “Construction Budget”), all construction related costs relating to any change in Law from the Lease Date to the Building B Turnover Date or Building C Turnover Date, as applicable, and all costs attributable to interior tenant improvement work in the Lab Space/Food Service Area.

Notwithstanding the foregoing and except as may be contained in the Construction Budget as approved by Landlord and Tenant, the Construction Allowance shall not be applied towards the payment of the following Total Construction Costs and Landlord shall be solely responsible for each of the following costs and expenses, in addition to the Construction Allowance:
(1)    all costs associated with the acquisition of the Land (inclusive of legal fees incurred in connection with the acquisition of the Land and land transfer taxes) in excess of $6,121,100;

(2)    any fees payable to Project Manager and/or Landlord which in the aggregate are in excess of the Development Fee line item on the Construction Budget;

(3)    interest on Landlord’s capital employed in the Work;

(4)    incremental increases in costs (including interest, damages and penalties) due to the breach of Landlord’s covenants, representations and/or warranties under this Lease (inclusive of this Work Letter) or any other contract relating to the Work to which Landlord is party (inclusive of the Construction Contract);

(5)    fines, penalties or sanctions assessed or imposed by any government body, authority, instrumentality or tribunal to the extent due to the action or inaction of Landlord;

(6)    any fines levied against Landlord due any violation of applicable Laws by Landlord;

(7)    losses for which Landlord is compensated by insurance, to the extent received by Landlord, (or for which it would have been compensated had it maintained the insurance required by this Lease) or pursuant to any third party guarantee, indemnity or warranty;

(8)    costs, fees, charges and expenses for which Landlord or the freehold owner of the Project actually receives a credit, rebate, refund or other incentive, such as, without limitation, any development charge credits;

(9)    all costs of constructing any improvements (including off-site improvements) or complying with or performing any other obligations, in each case which do not pertain to or benefit to the Land;

(10)    costs and other payments made under any ground lease; and

(11)    all costs and expenses incurred as a direct result of any Landlord Delay Day that results in an increase in the Cost of the Work (as defined in the Construction Contract).

1.1.16    “Substantial Completion of Building B” and any derivations thereof shall be given the meaning assigned to it in the Construction Contract.

1.1.17    “Substantial Completion of Building C” and any derivations thereof shall be given the meaning assigned to it in the Construction Contract.

1.1.18    “Substantial Performance of the Work” and any derivations thereof shall be given the meaning assigned to it in the Construction Contract.

1.1.19    “Tenant Delay Day” means, without duplication as to either Building, each day of delay in achieving the Building B Turnover Date, the Building C Turnover Date, Substantial Completion of Building B, Substantial Completion of Building C or Substantial Performance of the Work, as applicable, in accordance with the Project Schedule as of the Lease Date that occurs because of (1) Tenant’s failure to timely furnish any information or deliver or approve, as applicable, any required documents such as the floor plans of the Buildings, the Preliminary Office Space Plans, the Construction Documents, the Lab Space/Food Service Area Plans or the Lab Space/Food Service Area Construction Drawings (in any case, whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like within the periods specified herein (excluding any period of delay resulting through no fault of any Tenant Party; such as but without limitation, where Tenant has not been provided the information required to be delivered by Landlord and further excluding any items that are deemed approved by Tenant to the extent Tenant fails to approve or disapprove the item in question within a specified time and Landlord elects, in its sole and absolute discretion, to proceed with such item having been deemed approved), (2) changes made to the Work requested by a Tenant Party by way of a change order requested under the Construction Contract, except for any changes made where necessary to cause the Work to comply with applicable Law, (3) Tenant’s failure to meet any of the deadlines outlined in the Project Schedule (excluding any period of delay resulting through no fault of any Tenant Party; such as but without limitation, where Tenant has not been provided the information required to be delivered by Landlord), (4) changes requested by a Tenant Party to the Preliminary Office Space Plans, the Construction Documents, the Lab Space/Food Service Area Plans and/or the Lab Space/Food Service Area Construction Drawings following the date such items are approved (or deemed approved) by Landlord and Tenant or (5) the action or inaction of a Tenant Party which is contrary to the provisions of this Lease or the Construction Documents. Landlord shall notify Tenant of the occurrence of any circumstance resulting or which could result in a Tenant Delay Day as soon as possible after becoming aware of same (and in any event no later than five (5) business days thereof), whether by separate notice letter or email to Tenant’s Consultant or by including such delays in the minutes of the construction meetings held in conjunction with the performance of the Work. All disputes, controversies or claims regarding the occurrence of a Tenant Delay Day or a Landlord Delay Day between Landlord and Tenant may be, at the option of either party by written notice to the other, determined and finally resolved in accordance with the provisions of GC8.2 - NEGOTIATION, MEDIATION AND ARBITRATION and GC13.6 - APPOINTMENT OF MEDIATOR OR ARBITRATOR set out in the Construction Contract, the provisions of which shall apply to Landlord and Tenant as if rewritten herein.

1.1.20    “Tenant’s Architect” shall mean BHDP Architecture or such other architect as Tenant may select.

1.1.21    “Tenant’s Consultant” shall mean:

Michael Renaud, Director, Special Projects
CBRE Limited | Project Management
333 Preston Street, 7th Floor, Preston Square Tower 1
Ottawa, ON K1S 5N4
Telephone: 613.691.2129
Cell: 613.324.1864
Facsimile: 613.782.2296
E-mail: michael.renaud@cbre.com
or any replacement thereof of which Tenant notifies Landlord in writing.
1.1.22    “Work” is as defined in the Construction Contract.

ARTICLE 2
LANDLORD APPROVALS; SCHEDULE FOR COMPLETION

Section 2.1    Landlord Approvals. Landlord shall use good faith, diligent and commercially reasonable efforts to obtain (which obligation includes the timely preparation and submission of all applications and fees and the diligent pursuit thereof) all site, development, zoning and building approvals, variances consents, permits and authorizations in final and binding format which are no longer subject to appeal (collectively, the “Landlord Approvals”) to perform and complete the Work within the time frames necessary for the timely completion of the Work as required by the Project Schedule, including for certainty, obtaining site plan approval and any required zoning variances in final and binding forms which are no longer subject to challenge or appeal (collectively, the “Site Permit”) by June 30, 2015 (the “Permit Termination Date”). If Landlord (1) is unable to obtain the Site Permit; (2) does not have sufficient funds available to fund the Work (inclusive of the payment of the Construction Allowance) as and when such payments are due under the Construction Contract; or (3) has not commenced and is then diligently proceeding with the foundation and earth-works components of the Work, each by the Permit Termination Date, then, in each such case Tenant may terminate this Lease by delivering to Landlord written notice thereof at any time before the earlier of (A) ten business days following the Permit Termination Date or (B) the date on which Landlord obtains the Site Permit, obtains sufficient funds and commences construction of the earth-works, as aforesaid, as the case may be. Five days prior to the Permit Termination Date, Landlord shall deliver evidence reasonably satisfactory to Tenant that it has satisfied each of the foregoing conditions. The termination right afforded to Tenant under this Section 2.1 shall be Tenant’s sole remedy for Landlord’s failure to timely obtain the Site Permit, obtain sufficient funds to fund the Work (subject to the joint and several liability of Landlord and Landlord’s Guarantor to fund the Construction Allowance as described in the Lease and the Landlord’s Guarantee) and commence construction of the Work as aforesaid, save and except where Landlord is found in a final, non-appealable judgment by a court of competent jurisdiction to have failed to fully discharge its obligations under the first sentence of this Section 2.1. Time is of the essence for the delivery of Tenant’s termination notice under this Section 2.1; accordingly, if Tenant fails timely to deliver any such notice, Tenant’s right to terminate this Lease under this Section 2.1 shall expire.

Section 2.2    Schedule for Completion. Landlord and Tenant agree that time is of the essence in the performance of the parties’ respective obligations under this Work Letter. Landlord shall use good faith, diligent and commercially reasonable efforts to cause the Work to be fully completed in accordance with the Project Schedule, including to cause Substantial Completion of Building B, Substantial Completion of Building C and Substantial Performance of the Work, as applicable, to occur by the date listed in the Project Schedule. Landlord shall notify Tenant of the occurrence of any circumstance resulting or which could result in any delay to the Project Schedule as soon as possible after becoming aware of same, whether by separate notice letter or by including such delays in the minutes of the construction meetings held in conjunction with the performance of the Work.

Section 2.3    Completion of Work. Substantial Completion of Building B, Substantial Completion of Building C and Substantial Performance of the Work, as applicable, shall have occurred even though minor details of construction remain to be completed (the “Incomplete Works”). Landlord shall use good faith, diligent and commercially reasonable efforts to cause Construction Manager to complete the Incomplete Works as provided in the Construction Contract; however, Landlord shall not be required to engage any overtime labor to perform such Incomplete Works.

ARTICLE 3
DESIGN

Section 3.1    Building Floor Plans. Landlord and Tenant intend to submit the floor plans for the Buildings attached hereto as Exhibit E-1, which have been approved by Landlord and Tenant, for approval by the applicable Governmental Authority. If the applicable Governmental Authority does not approve the attached floor plans for the Buildings, Landlord shall cause to be prepared revised floor plans by the Consultant and other design professionals. The revised floor plans shall be prepared in accordance with the Outline Specifications and the requirements of the applicable Governmental Authority and shall be delivered to Tenant for its review and approval as soon as reasonably practicable but not later than 10 business days after the originally submitted floor plans were disapproved by the applicable Governmental Authority. Tenant shall notify Landlord whether it approves of the revised floor plans within five business days after Landlord’s submission thereof; however, Tenant’s right to review and approve of such floor plans shall be limited to confirming that such floor plans conform to the Outline Specifications and the requirements of the applicable Governmental Authority. If Tenant determines that such floor plans are not in accordance with the Outline Specifications or the requirements of the applicable Governmental Authority, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such determination, in which case, Landlord shall revise the submitted floor plans and deliver them to Tenant for its approval within five business days after Landlord receives Tenant’s notice disapproving the submitted floor plans. Tenant shall have five business days to approve or disapprove any resubmitted floor plans, and Landlord shall have five business days to revise any such resubmitted floor plans disapproved by Tenant. This process shall be repeated until the floor plans for the Buildings have been finally approved. If Tenant fails to notify Landlord that it disapproves of the initial revised floor plans within five business days or any resubmitted floor plans within five business days after the submission thereof, then Tenant shall be deemed to have approved the floor plans in question. Any requested changes to any submitted floor plans must be approved by Landlord, except to the extent the changes are necessary to conform the submitted floor plans in question to the Outline Specifications, the requirements of the applicable Governmental Authority or to comply with Law. All increased costs incurred in connection with any requested change by Tenant to the floor plans (other than changes that are necessary to conform the submitted floor plans to the Outline Specifications, the requirements of the applicable Governmental Authority or to comply with Law) shall be paid by Tenant within 30 days after Landlord delivers to Tenant an invoice therefor.

Section 3.2    Preliminary Office Space Plans.

3.2.1    Preparation and Delivery. Tenant shall cause the Preliminary Office Space Plans to be delivered to Landlord by the delivery date therefor listed in the Project Schedule.

3.2.2.    Approval Process. Landlord shall notify Tenant whether it approves of the submitted Preliminary Office Space Plans within 10 business days after Tenant’s submission thereof. Landlord’s approval of such Preliminary Office Space Plans shall not be unreasonably withheld, delayed or conditioned, provided that (1) they comply with all applicable Laws, and (2) the improvements depicted thereon do not (A) adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), or (B) affect (in the reasonable discretion of Landlord) the exterior appearance of the Project. If Landlord disapproves of such Preliminary Office Space Plans, then Landlord shall notify Tenant thereof specifying in detail the reasons for such disapproval, in which case, Tenant shall revise the submitted Preliminary Office Space Plans and deliver them to Landlord for its approval within five business days after Tenant receives Landlord’s notice disapproving the submitted plans. Landlord shall have five business days to approve or disapprove any resubmitted Preliminary Office Space Plans, and Tenant shall have five business days to revise any such resubmitted Preliminary Office Space Plans disapproved by Landlord. This process shall be repeated until the Preliminary Office Space Plans have been finally approved. If Landlord fails to notify Tenant that it disapproves of the initial Preliminary Office Space Plans within 10 business days or any resubmitted Preliminary Office Space Plans within five business days after the submission thereof, then Landlord shall be deemed to have approved the Preliminary Office Space Plans in question.

Section 3.3    Construction Documents.

3.3.1    Preparation and Delivery. Landlord shall cause the Construction Documents to be prepared in accordance with the Outline Specifications and the Preliminary Office Space Plans and shall deliver same to Tenant in CADD format (where applicable) for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned) at 30%, 60% and 90% completion intervals by the applicable delivery date therefor listed in the Project Schedule (or, if later, the date on which Landlord, Tenant and the applicable Governmental Authority have approved the final floor plans of the Buildings). At the 60% and 90% completion intervals, Landlord will cause the Construction Manager to deliver to Landlord and Tenant a reasonably detailed update to the Construction Budget within 15 business days following delivery of the 60% and 90% completion intervals, as applicable. Such Construction Documents shall be prepared by the Consultant (whose fee shall be included in the Total Construction Costs).

3.3.2    Approval Process. Tenant shall notify Landlord whether it approves of the submitted Construction Documents within 10 business days after Landlord’s submission thereof; however, Tenant’s right to review and approve of such Construction Documents shall be limited to the review and approval of new items added since the immediately prior completion interval submission. If Tenant disapproves of such Construction Documents, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within five business days after such notice, revise such Construction Documents in accordance with Tenant’s objections and submit the revised Construction Documents to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Construction Documents within five business days after its receipt thereof. This process shall be repeated until the Construction Documents have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial Construction Documents within 10 business days (or, in the case of resubmitted Construction Documents, five business days) after the submission thereof, then Tenant shall be deemed to have approved the Construction Documents in question. Landlord and Tenant shall both use good faith, diligent and commercially reasonable efforts to ensure that Substantial Completion of Building B, Substantial Completion of Building C and Substantial Performance of the Work, as applicable, occurs within the time period referenced in the Project Schedule (provided that in no event shall Landlord or Tenant be responsible to satisfy the obligations of the other party herein in discharging their obligations under this provision). If the Construction Documents are not fully approved (or deemed approved) by both Landlord and Tenant by the date listed in the Project Schedule (as such date may be extended by each Landlord Delay Day and each day of delay in completing the Construction Documents caused by the requirements of any applicable Laws, or the failure by Consultant or any other person (other than a Tenant Party) to deliver the Construction Documents or any revision thereto or other required information within the time periods required under this Work Letter or to otherwise permit Tenant to comply with its obligations herein), then each day after such time period that such Construction Documents are not fully approved (or deemed approved) by both Landlord and Tenant shall constitute a delay that is subject to the Tenant Delay Day provisions herein. Tenant shall, at Landlord’s request, sign the Construction Documents to evidence its review and approval thereof, provided same (or any other approval granted by Tenant pursuant hereto) shall not be a representation or warranty of Tenant that such Construction Documents are adequate for any use or comply with any Law, but shall merely be the approval of Tenant thereto. Without limiting the foregoing, Tenant is not guaranteeing and shall not be responsible for any failure of the Work, or have any responsibility, control or charge over, the acts or omissions of the Consultant, Construction Manager and Project Manager and/or their agents and employees.

3.4    As-Built Plans. Landlord shall, upon completion of the Work, cause to be prepared accurate architectural, mechanical, electrical and plumbing “as-built” plans of the Work as constructed in both blueprint and electronic CADD format, which plans shall be incorporated into this Exhibit by this reference for all purposes and the cost of which shall be included in the Total Construction Costs.

ARTICLE 4
LAB SPACE/FOOD SERVICE AREA

Section 4.1    Lab Space/Food Service Area Plans. Tenant shall cause to be prepared the Lab Space/Food Service Area Plans by Tenant’s Architect. The Lab Space/Food Service Area Plans shall be prepared in accordance with the Outline Specifications and Construction Documents and shall be delivered to Landlord for its review as soon as reasonably practicable, but not later than the delivery date therefor listed in the Project Schedule. Landlord shall notify Tenant whether it approves of the submitted Lab Space/Food Service Area Plans within 10 business days after Tenant’s submission thereof. Landlord’s approval of such Lab Space/Food Service Area Plans shall not be unreasonably withheld, conditioned or delayed provided that (1) they comply with all applicable Laws, and (2) the improvements depicted thereon do not (A) adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), or (B) affect (in the reasonable discretion of Landlord) the exterior appearance of the Project. If Landlord disapproves of such Lab Space/Food Service Area Plans, then Landlord shall notify Tenant thereof specifying in detail the reasons for such disapproval, in which case, Tenant shall revise the submitted Lab Space/Food Service Area Plans and deliver them to Landlord for its approval within five business days after Tenant receives Landlord’s notice disapproving the submitted plans. Landlord shall have five business days to approve or disapprove any resubmitted Lab Space/Food Service Area Plans, and Tenant shall have five business days to revise any such further resubmitted Lab Space/Food Service Area Plans disapproved by Landlord. This process shall be repeated until the Lab Space/Food Service Area Plans have been finally approved. If Landlord fails to notify Tenant that it disapproves of the initial Lab Space/Food Service Area Plans within 10 business days or any resubmitted Lab Space/Food Service Area Plans within five business days after the submission thereof, then Landlord shall be deemed to have approved the Lab Space/Food Service Area Plans in question.

Section 4.2    Lab Space/Food Service Area Construction Drawings. All plans and specifications relating to Lab Space/Food Service Area Work shall be prepared by Tenant’s Architect. Tenant shall deliver to Landlord, by the delivery date therefor listed in the Project Schedule, the Lab Space/Food Service Area Construction Drawings in CADD format for Landlord’s review and approval at the 60% and 100% completion intervals by the applicable delivery date therefor listed in the Project

Schedule (if the Building’s engineer of record does not prepare Tenant’s engineering drawings related to the Lab Space/Food Service Area Work, then the reasonable cost incurred by Landlord in having such drawings reviewed by the Building’s engineer of record shall be paid by Tenant). Landlord shall notify Tenant whether it approves of the submitted Lab Space/Food Service Area Construction Drawings within 10 business days after Tenant’s submission thereof. If Landlord disapproves of such Lab Space/Food Service Area Construction Drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case, Tenant shall, within five business days after such notice, revise Lab Space/Food Service Area Construction Drawings in accordance with Landlord’s instructions and submit revised Lab Space/Food Service Area Construction Drawings to Landlord for its review and approval. Landlord shall notify Tenant whether it approves of the resubmitted Lab Space/Food Service Area Construction Drawings within five business days after its receipt thereof. If Landlord disapproves such resubmitted Lab Space/Food Service Area Construction Drawings, Landlord shall notify Tenant thereof specifying in reasonable detail the reason for such disapproval. This process shall be repeated until the Lab Space/Food Service Area Construction Drawings have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial Lab Space/Food Service Area Construction Drawings within 10 business days (or, in the case of resubmitted Lab Space/Food Service Area Construction Drawings, five business days) after the submission thereof, then Landlord shall be deemed to have approved the Lab Space/Food Service Area Construction Drawings in question. If any of Tenant’s proposed construction work as identified in the Lab Space/Food Service Area Construction Drawings will affect the Building’s Structure or the Building’s Systems, then the Lab Space/Food Service Area Construction Drawings pertaining thereto must be approved by the Building’s engineer of record. Landlord’s approval of the Lab Space/Food Service Area Construction Drawings shall not be unreasonably withheld, conditioned or delayed provided that (1) they comply with all applicable Laws, (2) the improvements depicted thereon do not (A) adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), or (B) affect (in the reasonable discretion of Landlord) the exterior appearance of the Project, (3) the Lab Space/Food Service Area Construction Drawings are sufficiently detailed to allow construction of the improvements and associated work in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. Approval by Landlord of the Lab Space/Food Service Area Plans or the Lab Space/Food Service Area Construction Drawings shall not be a representation or warranty of Landlord that the Lab Space/Food Service Area Plans or the Lab Space/Food Service Area Construction Drawings are adequate for any use, that such items will perform to any particular standards or that such drawings or the improvements described therein comply with Law, but shall merely be the consent of Landlord to the performance of the Lab Space/Food Service Area Work described therein. Tenant shall, at Landlord’s request, sign the Lab Space/Food Service Area Construction Drawings to evidence its review and approval thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LAB SPACE/FOOD SERVICE AREA PLANS, THE LAB SPACE/FOOD SERVICE AREA CONSTRUCTION DRAWINGS OR THE LAB SPACE/FOOD SERVICE AREA WORK (OR ANY OTHER SERVICES PROVIDED BY TENANT’S ARCHITECT). ALL IMPLIED WARRANTIES BY LANDLORD WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF HABITABILITY, MERCHANTABILITY, MARKETABILITY, QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED. WITHOUT LIMITING THE FOREGOING, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY FAILURE OF THE LAB SPACE/FOOD SERVICE AREA WORK. LANDLORD WILL NOT BE RESPONSIBLE FOR, OR HAVE CONTROL OR CHARGE OVER, THE ACTS OR OMISSIONS OF TENANT’S ARCHITECT OR ITS AGENTS OR EMPLOYEES. LANDLORD IS NOT ACTING AS A CONTRACTOR AND IS NOT GUARANTEEING THE LAB SPACE/FOOD SERVICE AREA PLANS, THE LAB SPACE/FOOD SERVICE AREA CONSTRUCTION DRAWINGS OR THE LAB SPACE/FOOD SERVICE AREA WORK, LANDLORD WILL NOT BE RESPONSIBLE FOR, OR HAVE CONTROL OR CHARGE OVER, THE ACTS OR OMISSIONS OF THE TENANT’S ARCHITECT OR ITS AGENTS OR EMPLOYEES. TENANT SHALL HAVE NO RECOURSE AGAINST THE LANDLORD WITH RESPECT THERETO.

ARTICLE 5
CONSTRUCTION

Section 5.1    Work. Landlord shall cause the Construction Manager to construct and complete the Work in a good and workmanlike manner in accordance with the Construction Contract, the Construction Documents, the Project Schedule and all applicable Laws.

Section 5.2    Access. Tenant and its consultants shall have access to the Project site during the period of construction of the Work, subject to compliance with the safety and other access requirements in the Construction Contract.

Section 5.3    Change Orders. Change orders with respect to the Work may be made as provided in the Construction Contract subject to the provisions of this Section 5.3. Neither party hereto shall make or agree to any change, modification, alteration, addition, deletion or other revision to the Construction Documents and or the Work (in each case, a “Change”) without first obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed

(except where such Change relates to works [e.g., Building Systems] which are specifically addressed elsewhere in this Work Letter or in the Lease, and in such case, that consent standard shall apply); provided, however prior written consent shall not be required (1) for any Changes to the Construction Documents that are merely ministerial in nature or (2) for any Changes to the Construction Documents or Work to cause such Construction Documents or Work, as applicable, to comply with Law; however, if there are multiple solutions to cause such Construction Documents or Work, as applicable, to comply with Law, and there is a material cost difference between such solutions, Landlord shall consult with Tenant regarding the preferred solution. The party requesting the Change shall provide a reasonable level of detail and supporting information as to such Change (including as to the estimated cost thereof and effect on the Project Schedule) in order to permit the approving party to assess the request. The approving party shall advise whether it approves or disapproves (including the reasons therefor) of the Change on or before the date on which such Change must be approved or disapproved under the Construction Contract. Landlord shall cause the Project Manager to keep an accurate accounting record of the Total Construction Costs and savings/credits related to all Changes issued pursuant to this Work Letter. Save and except as hereinbefore provided in accordance with an approved Change or a Change that does not require prior written consent of the other party pursuant to this Section 5.3, provided that this Lease is in effect and no Event of Default by Tenant then exists, Landlord covenants and agrees not to amend the Construction Contract or to terminate same, in each case without the consent of Tenant.

Section 5.4    Notices and Meetings. Landlord shall promptly provide to Tenant copies of any notices received from the Construction Manager, including reasonable advance notice to Tenant of any meetings scheduled with the Construction Manager, Governmental Authority and/or any other third party involved in the Work. Tenant and its representatives shall be entitled to attend and participate in such meetings.

Section 5.5    Records. Landlord shall keep full and detailed accounts and records necessary for the documentation of the Total Constructions Costs and, provided no Event of Default then exists, Tenant and its consultants shall be afforded reasonable access for the first two months following the date on which all of the construction lien holdback amounts (including finishing holdbacks) have been disbursed to review Landlord’s books, records, correspondence, instructions, drawings, receipt vouchers, invoices, and memoranda relating to the Total Construction Costs. Landlord shall preserve all such records for two years following Substantial Performance of the Work.

Section 5.6    Covenants and Warranties.

5.6.1    It is the intention of the parties that the Construction Contract and Construction Documents include a construction warranty with respect to the Work. The duration of any such construction warranty is referred to herein as the “Warranty Period”. During the Warranty Period, if Tenant notifies Landlord of any defect in the workmanship or construction of the Work or, to Landlord’s knowledge (as such term is used in the Lease), any such defect exists, then Landlord shall enforce such construction warranty against the Construction Manager and cause the Construction Manager or any of its subcontractors as the case may be, to make all repairs, maintenance, replacements or alterations as may be required under the construction warranty. Such construction warranty shall expire and be of no further force or effect (and Landlord shall not have any obligation of repair relative thereto, except for Landlord’s obligations expressly provided in this Lease) for any defect that Tenant fails to make a written claim to Landlord relative to such defect on or before the expiration of the Warranty Period.

5.6.2    Landlord covenants, represents and warrants to Tenant that it will promptly enter into written agreements with the Consultant and the Project Manager on commercially reasonable terms and conditions for the provision of architectural, design and project management services for the Work (excluding the Lab Space/Food Service Area Work) and, with respect to the Consultant, the preparation of the Construction Documents. Landlord’s obligations in Section 5.1 and Section 5.6.1 shall equally apply in respect of any warranties and obligations in such agreements with the Consultant, and Landlord’s obligations in Section 5.1 shall equally apply in respect of any obligations in such agreements with the Project Manager.

5.6.3    Landlord hereby assigns to Tenant (on an exclusive basis as to any and all liquidated damages and other payments on account of delays, and otherwise on a non-exclusive basis with Landlord), or, if not assignable, hold in trust for the benefit of Tenant and agrees to enforce on behalf of Tenant (including taking any action with respect thereto as Tenant may reasonably direct for Tenant’s account and benefit), the benefit of all covenants, representations and warranties from Construction Manager, Consultant, Project Manager subcontractors and all suppliers and manufacturers in respect of the completion of the Work (including, for certainty, as to any delay under the Project Schedule), and Tenant shall have no claim against Landlord or Landlord’s Guarantor in respect of any delay, subject to the exclusion from Total Construction Costs as more fully described in Section 1.1.15(11) above. Without limiting the generality of the foregoing, Landlord acknowledges and agrees that it shall direct the Construction Manager to pay directly to Tenant (1) any and all liquidated damages payments for delays under or pursuant to the Construction Contract and (2) any and all other amounts for delays under or pursuant to the Construction Contract, and should Landlord receive any such liquidated damages payments or any other amounts for delays it shall hold same in trust for the benefit of Tenant and forthwith remit same to Tenant.

5.6.4    LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE WORK. ALL IMPLIED WARRANTIES BY LANDLORD WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF HABITABILITY, MERCHANTABILITY, MARKETABILITY, QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

ARTICLE 6
PHASES OF WORK

Section 6.1    Phases of Work. Landlord may cause the Work to be constructed in phases in accordance with this Work Letter. As used herein, a “Phase” refers to the phased delivery of each Building, including the phased construction of the Work. At such time as Landlord begins to make such improvements for a Phase, such improvements shall be made in accordance with the terms, conditions and procedures set forth in this Work Letter, and for purposes of applying such terms, conditions and procedures to the improvements for such Phase:

6.1.1    all references in this Work Letter to the “Premises” shall mean the portion of the Premises contained in the applicable Phase; and

6.1.2    all references in this Work Letter to the “Preliminary Office Space Plans”, “Construction Documents”, “Lab Space/Food Service Area Plans”, “Lab Space/Food Service Area Construction Drawings” and “Work” shall mean the final Preliminary Office Space Plans, the final Construction Documents, the final Lab Space/Food Service Area Plans, the final Lab Space/Food Service Area Construction Drawings and Work pertaining to the applicable Phase.

ARTICLE 7
COST OF THE WORK

Section 7.1    Total Construction Costs. Landlord and Tenant approve the Construction Budget attached hereto as Exhibit E-3. During the performance of the Work, Landlord shall cause the Construction Manager to revise and update and remit the Construction Budget to Landlord and Tenant as applicable in connection with any further amendments or changes to any plans and specifications pertaining to the Work (including change orders). Landlord and the Tenant, each acting reasonably, shall cooperate to review any revisions or modifications to the Construction Budget and with a view to adjusting, modifying, redesigning and/or reducing the elements of the Work such that the Total Construction Costs, if possible, do not exceed the approved Construction Budget. Such determinations shall be made by the parties collectively, each of them acting reasonably. Landlord and Tenant shall each approve any revisions to the Construction Budget in the same manner and at the same time as contemplated in connection with the approval of the Construction Documents and the approved Construction Budget, and any approved amendments or modifications thereto, shall be deemed to form a part of the Construction Documents. Neither Landlord nor Tenant shall unilaterally revise or amend any approved Construction Budget without the prior written approval of the other party. For the avoidance of doubt, no consent or approval shall be required for revisions or amendments to items of the Construction Budget that are clearly identified (e.g., double asterisk, “NO CONSENT”, or the like).

Section 7.2    Construction Allowance. Landlord covenants and agrees (1) to provide to Tenant a construction allowance in the sum of $3,411,640.00 (the “Supplemental Allowance”); and (2) to pay the Total Construction Costs up to a maximum of $290.00 per rentable square foot in the Premises (such amounts, collectively, with the Supplemental Allowance, being the “Construction Allowance”). Applicable Sales Taxes on any payment or calculation of the Construction Allowance shall be paid by Landlord at the same time as and in addition to the Construction Allowance, and Applicable Sales Taxes on any payment of the Total Construction Costs to be paid by Tenant shall be paid by Tenant at the same time as and in addition to the applicable payment of the Total Construction Costs. The Construction Allowance shall not be disbursed to Tenant in cash, but such amounts shall be applied and paid by Landlord towards the satisfaction of the Total Construction Costs, as and when such costs and expenses are actually incurred and payable by Landlord.

Section 7.3    Disbursement of Construction Allowance; Excess Work Costs.

7.3.1    Land Costs; Colliers Commission. The Land Costs and the commissions/fees payable to Colliers Macaulay Nicolls (Ontario) Inc. in connection with this Lease (the “Colliers Commission”) are included in the Total Construction Costs. Landlord is deemed to have previously disbursed the Land Costs and the Colliers Commission for the purpose of how and when the Construction Allowance will be disbursed.

7.3.2    Supplemental Allowance. Landlord shall disburse the Supplemental Allowance to be applied in satisfaction of Tenant’s pro rata share of the Total Construction Costs on account of the Excess Work Amount under Section 7.3.3(2), until such Supplemental Allowance is exhausted. Until the Supplemental Allowance is fully exhausted, Tenant will not be required to pay the Tenant’s pro rata share, or any other amounts, referred to in Section 7.3.3(2) below.

7.3.3    Payment of Total Construction Costs.

(1)Landlord shall pay the Total Construction Costs up to the Construction Allowance and Tenant shall, subject to Section 7.3.3(6) hereof, pay the entire amount by which the Total Construction Costs exceed the Construction Allowance (such excess amount being referred to herein as the “Excess Work Amount”), in each case in accordance with the provisions of this Section 7.3.3.

(2)Landlord shall pay the Total Construction Costs without any contribution from Tenant until the Supplemental Allowance has been fully exhausted pursuant to Section 7.3.2 above. Following the date on which the Supplemental Allowance has been fully exhausted, the Excess Work Amount shall be paid by Tenant and the Construction Allowance shall be paid and disbursed by Landlord, in each case on a pro rata, pari passu basis in accordance with Section 7.3.3(3) below. Landlord’s and Tenant’s pro rata shares shall be determined on the basis of the ratio that the Excess Work Amount bears to the Total Construction Costs as set out in the Construction Budget, excluding from the Excess Work Amount and the Total Construction Costs for these purposes the amount of the Total Construction Costs for the completion of any interior tenant improvement work in the Lab Space/Food Service Area therein (it being acknowledged, for certainty that for these purposes only the Total Construction Costs and Excess Work Amount relating to the achievement of the Substantial Completion of Building B and Substantial Completion of Building C shall be considered). For example, if the Total Construction Costs to achieve Substantial Completion of Building B and Substantial Completion of Building C in the Construction Budget are estimated to be $90,000,000 and the Construction Allowance is $78,000,000 (such that the Excess Work Amount is $12,000,000), Landlord shall disburse and pay as its pro rata share, 86.67% (which is the percentage obtained by dividing the $78,000,000 Construction Allowance by the $90,000,000 estimated Total Construction Costs to achieve Substantial Completion of Building B and Substantial Completion of Building C) of each invoice presented by the Construction Manager from the Construction Allowance, with the remaining 13.33% (being Tenant’s pro rata share) to be paid by Tenant as part of the Excess Work Amount (once the Supplemental Allowance has been fully exhausted). For purposes of calculating Tenant’s pro rata pari passu payments, the contingency in the Construction Budget shall not be included in such calculation unless and until the contingency amount is needed. Once the Construction Allowance has been exhausted and subject to Section 7.3.3(6) hereof, Tenant shall pay 100% of the Total Construction Costs payable by Landlord under the Construction Contract.

(3)Tenant shall pay and disburse Tenant’s portion of the payment of the Total Construction Costs to Landlord within twenty-five (25) days following the delivery of an invoice therefor. Landlord shall pay and disburse the Construction Allowance towards the Total Construction Costs, including those owing to the Construction Manager and other applicable parties, on or prior to the required payment dates under the Construction Contract or other applicable contracts, as the case may be. For the sake of clarity, Landlord’s obligation to pay the Construction Allowance shall be to the extent Landlord has received Tenant’s pro rata portion of the Excess Work Amount, and Landlord shall in no event be obligated to fund Tenant’s pro rata portion of the Excess Work Amount unless and until Landlord has received Tenant’s pro rata portion thereof.

(4)Subject to Section 7.3.3(6) hereof, Tenant shall be responsible for 100% of the Total Construction Costs attributable to the interior tenant improvement work in the Lab Space/Food Service Area. Landlord shall instruct Construction Manager to segregate the invoices with respect to the interior tenant improvement work in the Lab Space/Food Service Area from the remainder of the Work. Tenant shall pay and disburse the Total Construction Costs attributable to the interior tenant improvement work in the Lab Space/Food Service Area to Landlord within twenty-five (25) days following the delivery of an invoice therefor, or such earlier date to enable Landlord to disburse such funds to Construction Manager prior to delinquency.

(5)In the event of default of payment of any portion of the Excess Work Amount, Landlord (in addition to all other remedies, including Landlord’s right to charge interest at the Default Rate and assess late fees in accordance with Section 5 of the Lease) shall have the same rights as for an Event of Default under this Lease. If Landlord wrongfully fails to make any payment, as and when due, of any portion of the Construction Allowance, which payment is required to be made by Landlord in accordance with the terms of this Work Letter and which is not disputed by Landlord in good faith, which Construction Allowance remains unpaid after delivery of written notice to Landlord of such failure (the “Failure Notice”) and after the expiration of 10 days following Landlord’s receipt of such Failure Notice from Tenant, during which 10-day period Landlord fails to pay such Construction Allowance in accordance with the terms of this Lease (or, in the event that more immediate action or payment is required in order to avoid any stoppages or delays in the undertaking of the Work or imminent termination of the Construction Contract or any other material contract, such shorter period of notice as is reasonable in the circumstances), provided no Event of Default by Tenant then exists, Tenant shall have the right to fund such unpaid portion of the Construction Allowance and set off against Basic Rent due under this Lease such amount not paid by Landlord, together with interest thereon at the Default Rate. The Failure Notice shall include a statement that Tenant intends to exercise this right to set off and shall identify in reasonable detail the basis for the offset and the date on which such amounts should have been paid to Tenant or other applicable person. Tenant’s rights in this Section 7.3.3(5) are in addition to and not in substitution of the rights of Tenant under Section 26.11 of the Lease, however, it is acknowledged and agreed that, for the purposes of Landlord’s obligations under this Work Letter, the cure periods in favor of Landlord shall be those set out in this Section 7.3.3(5) and Tenant shall be entitled to set off the valid costs of its exercise of such rights against the Basic Rent in full. Following the complete payment of the Construction Allowance (including the release of all holdback amounts), Tenant will confirm in writing (if requested in writing by Landlord) that Tenant’s right under this Section has terminated. Landlord shall execute, deliver and undertake all commercially reasonable acts and assurances necessary to give effect to the foregoing rights of Tenant.

(6)Notwithstanding any provision of this Lease (inclusive of this Work Letter), Tenant’s required contribution on account of the Total Construction Costs (inclusive of the Excess Work Amount) shall be capped at $150,000,000 in the aggregate and Tenant shall have no obligation to make any contribution, reimbursement or payment towards the Total Construction Costs in excess of such amount.

Section 7.4    Construction Lien Act. Landlord shall withhold and retain from any payment of the Total Construction Costs made by Landlord to a contractor, the applicable holdback amount on such payment stipulated by the Construction Lien Act (Ontario), which amount shall be retained and released to the entitled party in accordance with the terms of said Act. To the extent Tenant has satisfied its obligations under this Work Letter (including the obligation to timely pay all amounts due by Tenant under the Lease and this Work Letter), Landlord shall defend, indemnify and hold Tenant and its representatives and agents harmless from and against all costs, claims, demands, liabilities and causes of action arising out of or related to the failure by Landlord to comply with its obligations under this Section 7.4.

Section 7.5    Occupational Health and Safety. Landlord shall cause Construction Manager, before commencing the Work, to deliver a notice of project as required by the Occupational Health and Safety Act (Ontario), identifying itself as “constructor” for the Work. Construction Manager shall be solely responsible for construction safety at the Project site and for compliance with the rules, regulations and practices required by the Occupational Health and Safety Act (Ontario) and all applicable Laws, and shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connections with the performance of the Work.

Section 7.6    Financing Costs. Landlord shall hire an unaffiliated, third party loan broker to assist Landlord in obtaining a construction loan to finance the construction of the Project. Landlord shall keep Tenant reasonably informed of Landlord’s obtaining such construction loan and the terms thereof. Any such loan shall not exceed an 80% loan to cost ratio.

Section 7.7    Currency. All amounts of money in this Work Letter are expressed in and refer to Canadian dollars and shall be paid in the lawful currency of Canada.\

ARTICLE 8
GENERAL PROVISIONS

Section 8.1    Cooperation. It is the intention of Landlord, Project Manager, Consultant, Tenant and Tenant’s Consultant to cooperate with each other in keeping each other reasonably informed regarding the status of each other’s (as well as party’s respective contractor) planning, scheduling, construction and all other pertinent matters, including delivery of progress sheets or progress drawings, if available. In particular, provided no Event of Default then exists, Tenant shall be consulted on and shall be entitled to participate in and approve the selection of all tenders and subcontractors under the Construction Contract and any other material decision relating to the Work, the implementation and enforcement of the Construction Contract, in each case to the extent Landlord has such rights under the Construction Contract. Any information reasonably required by either party shall be provided by the other party upon request to the extent available. Landlord agrees that upon request of written request from Tenant, Landlord shall exercise the Stipulated Price Option under the Construction Contract.

Section 8.2    Project Manager. Landlord hereby designates Project Manager to represent it during construction.

Section 8.3    Tenant’s Consultant. Tenant designates Tenant’s Consultant as Tenant’s representative in connection with the Work and Project Manager may rely on instructions and approvals given by Tenant’s Consultant in connection with the Work. Tenant’s Consultant shall have complete access to the Project to inspect the Work at all times to observe and inspect it to be sure that the construction complies with the approved Preliminary Office Space Plans, the Construction Documents, the Lab Space/Food Service Area Plans and the Lab Space/Food Service Area Construction Drawings. If Tenant’s Consultant observes any defects in the materials or workmanship or if the construction otherwise is not in accordance with the approved Preliminary Office Space Plans, the Construction Documents, the Lab Space/Food Service Area Plans or the Lab Space/Food Service Area

Construction Drawings, Tenant’s Consultant will promptly notify Project Manager and Construction Manager in writing as to such defects and Project Manager shall cause the defects to be promptly corrected.

Section 8.4    Landlord Transfer Restriction. Prior to Substantial Performance of the Work, Landlord may not sell, transfer or assign its rights under this Lease or the Project (including a transfer or transfers of 51% or more of the membership interests in Landlord) except to any entity which (1) controls, is controlled by, or is under common control with an entity experienced in developing, owning and operating comparable office buildings in Ontario, Canada, (2) assembles a development team for the Project, whether employees of such entity or third parties, that has experience developing comparable office buildings in the Greater Ottawa Area, and (3) has the financial capability to fund the Construction Allowance as and when provided for in the Work Letter, provided that in each such case (A) such transaction would not result in the termination of the Construction Contract or the contracts of the Project Manager and the Consultant, each of which, together with all of obligations of Landlord therein and under this Work Letter shall be assumed by the assignee in writing pursuant to a written covenant in favor of Tenant, in a form reasonably acceptable to Tenant; (B) no such transfer shall result in an extension of the Contract Time (as defined in the Construction Contract) or otherwise delay or potentially delay the Project Schedule; and (C) the Tangible Net Worth of such transferee (or the guarantor of such transferee’s obligation to fund the Construction Allowance provided that such guarantor executes a guarantee in favor of Tenant in substantially the form attached to the Lease as Exhibit P) is greater than $450,000,000 USD. Prior, and as a condition precedent, to any such transfer, Landlord will deliver to Tenant at least ten business days prior to such transfer, a written certification of a senior officer of the Landlord that such transfer complies with the provisions of this Section, together with reasonably detailed supporting evidence. The foregoing limitation on transfers shall not apply to any collateral assignment of this Lease or any transfers made pursuant to any such collateral assignment to a reputable lender in accordance with a bona fide financing transaction in respect of the Project, which, in either case described above in this sentence, shall not result in the release of Landlord or Landlord’s Guarantor from liability hereunder. Following Substantial Performance of the Work, Landlord may sell, transfer or assign its rights under this Lease or the Project in accordance with Section 25.1.

Section 8.5    Indemnity. Subject to Section 11.3 of the Lease, prior to the Building B Turnover Date and Building C Turnover Date, as applicable, and the date of delivery by Landlord of vacant possession of the applicable portion of the Premises to Tenant (subject to any contractors or subcontractors completing the Work) with the subject Work substantially completed (it being acknowledged by Landlord and Tenant that from and after such date the terms of Section 11.4 of the Lease shall apply only in respect of those areas within the applicable Building that have been substantially completed and for which Landlord has delivered vacant possession to Tenant [subject to any contractors or subcontractors completing the Work] with this Section 8.5 applying to the balance of the Premises), Tenant shall defend, indemnify, and hold harmless Landlord, Landlord Parties and its or their representatives, employees and agents from and against all Loss (as defined in Section 11.4 of the Lease) to the extent caused by the negligence or willful misconduct of any Tenant Party. The indemnity set forth in this Section 8.5 shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party and shall not settle or compromise any such proceeding without the prior written consent of the indemnified party.

EXHIBIT I

EXTENSION OPTION

Tenant may extend the Term as to the entirety of either or both of the Buildings (as more fully described below) for one additional period of 10 years, by delivering written notice of the exercise thereof, including an acknowledgment by the Guarantor that the obligations of Tenant during the extended Term shall be included as part of the obligations guaranteed by Guarantor under the Guarantee, to Landlord not earlier than 24 months nor later than 21 months before the expiration of the Term. The Basic Rent payable for each month during such extended Term shall be the then current prevailing net effective rental rate at the commencement date of the extended Term, for extensions of space in buildings (including the Buildings and related complex) of equivalent quality, size, utility and location within the former City of Kanata submarket, with the length of the extended Term and the credit standing of Tenant and the guarantee of the Guarantor to be taken into account, together with any tenant inducements payable or contributed by landlords of such premises/tenancies (such as cash allowances, free rent, landlord’s works) so as to achieve current net effective market rental rates with periodic increases in Basic Rent (the “Prevailing Rental Rate”) multiplied by 95%. In no event, however, shall the Basic Rent in the extended Term be less than the Basic Rent rate per rentable square foot in effect during the last calendar month in the immediately preceding Term (the “Minimum Renewal Rate”). Within 30 days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and all other applicable terms and shall advise Tenant of the required adjustment to Basic Rent, if any, and the other terms and conditions offered. Tenant shall, within 15 business days after receipt of Landlord’s notice and all supporting documentation and information relating thereto, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord (within 15 business days of receipt of Landlord’s written notice of the Prevailing Rental Rate together with all supporting information relating thereto as aforesaid) that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms and conditions provided in this Lease, except as follows:
(a)    Basic Rent shall be adjusted to the greater of (i) the Minimum Renewal Rate and (ii) 95% of the Prevailing Rental Rate, in each case with periodic increases in Basic Rent as are customary in the former City of Kanata submarket;
(b)    Tenant shall have no further option to extend the Term unless expressly granted by Landlord in writing; and
(c)    Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; provided, if any such allowances or other tenant inducements have been taken into account in determining the Prevailing Rental Rate, then Landlord shall provide such allowances to Tenant.
If Tenant rejects Landlord’s determination of the Prevailing Rental Rate and timely notifies Landlord thereof within 15 business days of Landlord’s written notice of the Prevailing Rental Rate together with all supporting information relating thereto as aforesaid, Tenant may, in its notice to Landlord, require that the determination of the Prevailing Rental Rate be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably extended the Term and Landlord shall be bound by same, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within ten business days thereafter, each party shall select a qualified commercial real estate broker with at least ten years’ experience in leasing property and buildings of equivalent quality, size, utility and location in the city or submarket in which the Premises are located. The two brokers shall give their opinion of prevailing rental rates within 20 days after their retention. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall within ten business days of his or her appointment choose either the determination of Landlord’s broker or Tenant’s broker as the Prevailing Rental Rate and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment as set forth in clauses (a), (b) and (c) above. If Tenant fails to notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate within the aforesaid time period, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to extend the Term.
Tenant’s rights under this Exhibit shall terminate, at Landlord’s option, if (i) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Exhibit or as of the commencement date of the extended Term, (ii) this Lease or Tenant’s right to possession of any of the Premises is lawfully terminated, (iii) Tenant assigns its interest in this Lease or sublets 50% or more of the Building B Premises or Building C Premises, in each case other than to a Permitted Transferee, (iv)  Landlord determines, in its sole but commercially reasonable discretion, that Tenant or its Permitted Transferee and Guarantor collectively do not have reasonably adequate creditworthiness based on similar sized entities leasing similar size premises in the submarket in which the Buildings are located as of the date of Tenant’s exercise of its rights under this Exhibit or as of the commencement date of the applicable extended Term, or (v) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof. As a condition to the effectiveness of Tenant’s exercise of its rights under this Exhibit, the Guarantee executed by Guarantor for the benefit of Landlord shall be amended simultaneously with the execution of the lease extension amendment to confirm that all of the obligations of Tenant during the extended Term will be guaranteed by Guarantor. Tenant may exercise its extension option under this Exhibit as to less than all of the Premises upon the following conditions:
(a)    As part of Tenant’s notice to Landlord exercising Tenant’s extension option, Tenant shall notify Landlord that Tenant is exercising such extension option as to less than all of the Premises and shall designate the portion of the Premises as to which the Term is being extended thereby, subject to the requirements below (the “Extension Premises”);
(b)    The size of the Extension Premises shall be either (a) the entire Premises or (b) all of the leasable area in either of the Buildings; provided, however, if Tenant elects to extend the Term for only one of the Buildings, Tenant must extend the Term with respect to the Building that would enable Landlord to have the maximum amount of contiguous space to lease to third parties (assuming, for purposes of such calculation, that Landlord, or its Affiliate, is the “Landlord” under the Lease Agreement dated October 23, 2014 between Landlord and Tenant for the 5050 Building). For example, if Tenant extends the lease term for the 5050 Building and elects to extend the Term for only one of the Buildings, Tenant must extend the Term for Building B. If, however, Tenant does not extend the lease term for the 5050 Building and elects to extend the Term for only one of the Buildings, Tenant must extend the Term for Building C;
(c)    The per rentable square foot Basic Rent for the Extension Premises shall be the same per rentable square foot Basic Rent for the Premises, as determined above in this Exhibit; and
(d)    The amendment to be executed by Landlord and Tenant to this Lease extending the Term, as provided above, shall also reduce the size of the Premises to include only the Extension Premises and make appropriate adjustments to Tenant’s Proportionate Share, the monthly Basic Rent and other matters affected thereby.
If, at the time Tenant exercises an option to extend the Term under this Exhibit, Tenant fails to exercise such option as to less than all of the Premises and designate the Extension Premises in compliance with this Exhibit, Tenant shall be deemed to have elected to extend the Term as to the entire Premises then subject to this Lease. If Tenant extends the Term as to less than all of the Premises in compliance with this Exhibit (such portion of the Premises that does not constitute part of the Extension Premises being sometimes herein referred to as the “Non-Extended Premises”), the Term of this Lease as to the Non-Extended Premises shall cease and terminate upon expiration of the Term ending immediately before the commencement date of such extended Term, and Tenant shall vacate and surrender the Non-Extended Premises in the condition required under Section 21 of this Lease (as if such date were the expiration date of the Term as to the Non-Extended Premises) and shall remove all of Tenant’s property from the Non-Extended Premises. If Tenant fails to so vacate the Non-Extended Premises, then Tenant shall be a holdover tenant with respect thereto pursuant to Section 22 of this Lease and shall pay to Landlord the holdover rent with respect to the Non-Extended Premises as set forth in such Section 22, and, at Landlord’s option, such failure by Tenant shall be deemed an Event of Default under this Lease. Notwithstanding any other provision in this Lease to the contrary, Tenant shall have no right to lease all of any part of any Non-Extended Premises during a subsequent extended Term.

EXHIBIT K

GUARANTEE

As a material inducement to Landlord to enter into the Lease Agreement, dated April ___, 2015 (the “Lease”), between CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act, as original tenant (“Original Tenant”), and INNOVATION BLVD II LIMITED, a Nova Scotia limited company, as Landlord, CIENA CORPORATION, a Delaware corporation (“Guarantor”), hereby unconditionally and irrevocably guarantees the complete and timely performance of each obligation of Tenant (and any successor or assignee) under the Lease, any extensions or renewals of the Lease and amendments to the Lease, and Tenant, its Affiliates, and their respective successors or assignees (collectively, “Tenant”) relating to space in the Project. This Guarantee is an absolute, primary, and continuing, guarantee of payment and performance (not collection) and is independent of Tenant’s obligations under the Lease. Guarantor (and if this Guarantee is signed by more than one person or entity, each Guarantor hereunder) shall be primarily liable, jointly and severally, with Tenant and any other guarantor of Tenant’s obligations. Guarantor waives any right to require Landlord to (a) join Tenant with Guarantor in any suit arising under this Guarantee, (b) proceed against or exhaust any security given to secure Tenant’s obligations under the Lease, or (c) pursue or exhaust any other remedy in Landlord’s power.
Until all of Tenant’s obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Landlord may, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time, compromise, extend, renew or otherwise modify any or all of the terms of the Lease by amendment, novation or otherwise (including a new lease, to the extent a court of competent jurisdiction determines any of the foregoing constitutes a new lease), or fail to perfect, or fail to continue the perfection of, any security interests granted under the Lease. Without limiting the generality of the foregoing, if Tenant elects to increase the size of the leased premises, extend or renew the lease term, or otherwise expand Tenant’s obligations under the Lease, Tenant’s execution of such lease documentation shall constitute Guarantor’s consent thereto (and such increased obligations of Tenant under the Lease shall constitute a guaranteed obligation hereunder); Guarantor hereby waives any and all rights to consent thereto. Guarantor waives any right to participate in any security now or hereafter held by Landlord. Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, dishonor and notices of acceptance of this Guarantee, and waives all notices of existence, creation or incurring of new or additional obligations from Tenant to Landlord. Guarantor further waives all defenses afforded guarantors or based on suretyship or impairment of collateral under applicable Law, other than payment and performance in full of Tenant’s obligations under the Lease.
The liability of Guarantor under this Guarantee will not be affected by (a) the release or discharge of Tenant from, or impairment, limitation or modification of, Tenant’s obligations under the Lease in any bankruptcy, receivership, or other debtor relief proceeding, whether state or federal and whether voluntary or involuntary; (b) the rejection or disaffirmance of the Lease in any such proceeding; (c) the cessation from any cause whatsoever of the liability of Tenant under the Lease; (d) any extensions of time, indulgences or modifications which Landlord may extend to or make with Tenant in respect of the Lease; (e) Landlord taking any security for payment or performance of any of Tenant’s obligations pursuant to the Lease or Landlord releasing any security or partial security; (f) any amendment, supplement, restatement, extension, amendment or replacement whatsoever to or of the Lease and any other dealings of any nature whatsoever between Landlord and Tenant (with or without notice to Guarantor and whether or not Guarantor is a party thereto or has approved same) whereby the respective obligations and rights of either or both of Landlord and Tenant are amended; (g) any waiver by, consent of, extension by, indulgence by, or failure of, Landlord to enforce any of the terms, covenants, conditions and provisions of the Lease; (h) any delay or forbearance by Landlord in enforcing Tenant’s obligations pursuant to the Lease, or any of them; (i) any sale, assignment or other transfer by Landlord of the Premises, the Lease, and/or this Guarantee, or any interest therein, whether before or after any default under the Lease or this Guarantee; (j) any incapacity, disability, or lack of (or limitation on the) power of Tenant or of or on the directors or officers of Tenant; (k) any assignment of the Lease or any sublease of the Premises, or by any consent which Landlord may give (or any other action Landlord may take) with respect to any assignments or subleases Tenant may effect; (l) any default by Tenant under the Lease, any invalidity or unenforceability of the Lease, any limitation on the liability of Tenant, or on the method or terms of payment, under the Lease, or any irregularity or other defect in the Lease; (m) any failure by Landlord to give notice to Guarantor at any time or times of any default of any kind under the Lease (including an Event of Default); (n) any exercise or non-exercise of any right, remedy, power or privilege in respect of the Lease; (o) any change in the name, objects, constitution, capacity, capital stock or constating documents or by-laws of Tenant; (p) Tenant being amalgamated or merged with another entity (in which case this Guarantee shall apply to the obligations of the resulting entity or entities and the term “Tenant” shall include such resulting entity or entities); (q) any sale, transfer or other disposition of any shares of Tenant; (r) the recovery of any judgment against Tenant, any voluntary or involuntary liquidation, dissolution, winding up, merger or amalgamation of Tenant, any sale or other disposition of all or substantially all of the assets of Tenant, or any judicial or extra judicial receivership, insolvency, bankruptcy, assignment for the benefit of creditors, proposal made to creditors, reorganization, moratorium, arrangement, composition with creditors or other proceedings affecting Tenant or Guarantor; (s) any repudiation or termination of the Lease, or of the interests and liabilities thereunder of Tenant, by any trustee in bankruptcy or other any person or entity acting in the insolvency or bankruptcy of Tenant; (t) any act or omission on the part of Landlord or any other person or entity that would prevent subrogation operating in favour of Guarantor; (u) any present or future agreement by Landlord to limit its recourse against Tenant or others; (v) the Lease becoming void, voidable, ultra vires, invalid, ineffective or otherwise unenforceable by Landlord or Tenant in accordance with their terms, or released or discharged by operation of law; (w) any default by Landlord under the Lease or any act, omission, default or neglect of Landlord or any other person or entity whereby or pursuant to which Tenant has its obligations under the Lease discharged, mitigated, impaired or affected in any way whatsoever (other than any termination of Tenant’s occupancy of all or any part(s) of the Premises determined to be unlawful by a court of competent jurisdiction in a final, non-appealable judgment); (x) the expiration of the Term or termination of the Lease; and (y) any other act, or failure to act, in accordance with Law by Landlord or any Landlord Party which would release, discharge or affect the obligations of Guarantor if it were a mere surety, it being agreed that the liability of Guarantor to Landlord under this Guarantee shall not be discharged except by performance of all of Guarantor’s obligations hereunder. To the extent that Tenant has properly exercised a remedy of self-help or set-off in accordance with the terms and provisions of the Lease, Landlord shall be prohibited from making a claim under this Guaranty for such properly offset amount.
Subject to Guarantor’s right to effectuate a Permitted Guarantor Change as provided below, Guarantor shall not, without the prior written consent of Landlord, (a) assign or transfer this Guarantee or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Guarantor hereunder by merger, consolidation, amalgamation or other reorganization of Guarantor, or (c) if Guarantor is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Guarantor so as to result in a change in the current direct or indirect control of Guarantor (each, a “Guarantor Change”). If Guarantor violates the foregoing restrictions or otherwise defaults under this Guarantee, Landlord shall have all available remedies at law and in equity against Guarantor and Tenant. Without limiting the generality of the foregoing, Landlord may (1) declare an immediate Event of Default under the Lease, (2) require Guarantor and/or Tenant (at Landlord’s election) to deliver to Landlord additional security for the obligations of Tenant and Guarantor under the Lease and the Guarantee, respectively, which additional security may be in the form of an irrevocable letter of credit in form and substance satisfactory to Landlord, and in an amount to be determined by Landlord, acting reasonably (it being acknowledged that it shall be reasonable for Landlord to request additional security in the amount of the remaining gross Rent payable by Tenant), and (3) in the event of a Guarantor Change which is not a Permitted Guarantor Change, increase the amount of Basic Rent payable by Tenant under the Lease by 150% of the Basic Rent otherwise payable under the Lease as damages (and not as a penalty) until the default is cured to compensate Landlord, for among other things, the reasonable estimate in the diminution in the fair market value of the Project. Landlord and Tenant agree that Landlord’s damages resulting from a prohibited Guarantor Change under this Guarantee are difficult, if not impossible, to determine and the Basic Rent increase as provided above is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Any and all remedies set forth in this Guarantee: (A) shall be in addition to any and all other remedies Landlord may have at law or in equity, (B) shall be cumulative, and (C) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. However, and for certainty, Guarantor may permit any other entity to become Guarantor hereunder and/or permit the transfer of an ownership interest in Guarantor (each a “Permitted Guarantor Change”) without the written consent of Landlord, provided the new Guarantor is:
(1)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Guarantor, or its corporate successors or assigns, is merged, amalgamated, reorganized or consolidated, in accordance with applicable statutory provisions governing merger, amalgamation, reorganization and consolidation of business entities, as applicable, so long as (A) Guarantor’s obligations hereunder are assumed by the new Guarantor; (B) the surviving or created entity has at the time immediately following completion of the subject transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) a Tangible Net Worth equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately prior to the Permitted Guarantor Change; and (C) the surviving or created entity has a Corporate Debt Rating (which may be the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) equal to or greater than the Corporate Debt Rating of Guarantor immediately prior to the Permitted Guarantor Change ; or
(2)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Guarantor’s assets, so long as (A) Guarantor’s obligations hereunder are assumed by the acquiring entity or the entity surviving such merger or created by such consolidation, as applicable; and (B) after such acquisition such entity has a Tangible Net Worth (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately prior to the Permitted Guarantor Change; and (C) after such acquisition such entity has a Corporate Debt Rating (which may be the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) equal to or greater than the Corporate Debt Rating of Guarantor immediately prior to the Permitted Guarantor Change.
Guarantor shall promptly notify Landlord of any such Permitted Guarantor Change. Guarantor shall remain liable for the performance of all of the obligations of Guarantor hereunder, or if Guarantor no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Guarantor hereunder. No later than 90 days after the effective date of any Permitted Guarantor Change, Guarantor agrees to furnish Landlord with (i) copies of the instrument effecting any of the foregoing Permitted Guarantor Change, and (ii) documentation establishing Guarantor’s satisfaction of the requirements set forth above applicable to any such Permitted Guarantor Change. If requested by Landlord following a Permitted Guarantor Change, Guarantor shall ratify and confirm in writing to Landlord the Guarantee executed by Guarantor for the benefit of Landlord.
Guarantor represents and warrants, as a material inducement to Landlord to enter into the Lease, that (a) this Guarantee and each instrument securing this Guarantee have been duly executed and delivered and constitute legally enforceable obligations of Guarantor; (b) there is no action, suit or proceeding pending or, to Guarantor’s knowledge, threatened against or affecting Guarantor, at law or in equity, or before or by any governmental authority, which might result in any materially adverse change in Guarantor’s business or financial condition; (c) execution of this Guarantee will not render Guarantor insolvent; and (d) Guarantor expects to receive substantial benefits from Tenant’s financial success.
Guarantor shall pay to Landlord all costs incurred by Landlord in enforcing this Guarantee (including, without limitation, reasonable attorneys’ fees and expenses). The obligations of Tenant under the Lease to execute and deliver estoppel and financial statements, as therein provided, shall be deemed to also require the Guarantor hereunder to do so and provide the same relative to Guarantor following written request by Landlord in accordance with the terms of the Lease. If Guarantor is an entity that is domiciled in the United States of America or Canada, and whose securities are funded through a public securities exchange subject to regulation by the United States of America or Canada publicly traded over exchanges based in the United States or Canada and whose financial statements are readily available at no cost to Landlord, Guarantor shall not be obligated to provide financial statements to Landlord. All notices and other communications given pursuant to, or in connection with, this Guarantee shall be delivered in the same manner required in the Lease. All notices or other communications addressed to Guarantor shall be delivered at the address set forth below. This Guarantee shall be binding upon the heirs, legal representatives, successors and assigns of Guarantor and shall inure to the benefit of Landlord’s successors and assigns.
This Guarantee will be governed by and construed in accordance with the laws of the Province of Ontario. The proper place of venue to enforce this Guarantee will be the county or district in which the Premises is located. In any legal proceeding regarding this Guarantee, including enforcement of any judgments, Guarantor irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Premises is located; (b) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (c) agrees that (1) service of process may be effected at the address specified herein, or at such other address of which Landlord has been properly notified in writing, and (2) nothing herein will affect Landlord’s right to effect service of process in any other manner permitted by applicable law.
Guarantor acknowledges that it and its counsel have reviewed and revised this Guarantee and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Guarantee or any document executed and delivered by Guarantor in connection with the transactions contemplated by this Guarantee.
The representations, covenants and agreements set forth herein will continue and survive the termination of the Lease or this Guarantee. The masculine and neuter genders each include the masculine, feminine and neuter genders. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord. The words “Guarantee” and “guarantees” will not be interpreted to limit Guarantor’s primary obligations and liability hereunder.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Executed as of the Lease Date.

CIENA CORPORATION, a Delaware corporation

By: ____________________________________________________
Name: _________________________________________________
Title: __________________________________________________
Address: 7035 Ridge Rd. Hanover, Maryland 21076-1426 Attention: General Counsel
with a copy to: 7035 Ridge Rd. Hanover, Maryland 21076-1426 Attention: Vice President of Corporate Real Estate and Facilities